As filed with the Securities and Exchange Commission on May 16, 2008       Registration No. 333-149261

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

Pre-Effective Amendment No. 2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TIANYIN PHARMACEUTICAL CO., INC

(formerly VISCORP, INC.)

(Exact name of Registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11th Floor, South Tower, Jinjiang Times Garden

107 Jin Li Road West

Chengdu , P. R. China, 610072
+0086-028-86154737

(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Dr. Guoqing Jiang
Chief Executive Officer
Tianyin Pharmaceutical Co., Inc.

c/o Tianyin Pharmaceutical Co., Inc.

11th Floor, South Tower, Jinjiang Times Garden

107 Jin Li Road West

Chengdu, P. R. China, 610072
+0086-028-86154737

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Louis E. Taubman, Esq.
Leser, Hunter, Taubman & Taubman
17 State Street, Suite 1610
New York, New York  10004

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Shares of Common Stock underlying Preferred Stock	9,515,625	$3.15	$29,974,218	$1,177.99
Shares of Common Stock underlying Warrants	9,515,628	$3.15	$29,974,228	$1,177.99
Shares of Common Stock underlying Placement Agent Warrants	1,522,500	$3.15	$4,795,875	$188.48
Common stock underlying options	150,000	$3.15	$472,500	$18.57
Common Stock, $0.001 par value	605,000	$3.15	$1,905,750	$74.90
TOTAL	21,308,753	-	$ 67,122,571	$2,637.93

(1)  Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended based upon the average of the bid and asked price of the Registrant’s common stock as quoted on the Over-the-Counter Bulletin Board of $3.15 on February 12, 2008.

(2)  Pursuant to Rule 416 of the Securities Act of 1933, as amended, the shares of common stock offered hereby also include such presently indeterminate number of shares of our common stock as shall be issued by us to the selling shareholders as a result of stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED May ___, 2008

PROSPECTUS

TIANYIN PHARMACEUTICAL CO., INC.

21,308,753 Shares of Common Stock

This prospectus relates to the resale of up to 21,308,753 shares of our common stock, $0.001 par value, being offered by the selling stockholders listed on page 78.  We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

The shares of our common stock covered by this prospectus include:

•

9,515,625 shares of common stock issuable upon conversion of the preferred stock, which was automatically issued in exchange for the 10% Convertible Exchangeable notes issued to investors of our January 2008 private financings on March 11, 2008;

•

9,515,628 shares of common stock issuable upon exercise of 9,515,628 warrants to purchase shares of our common stock to the investors of our January 2008 private financings;

•

1,522,500 shares of common stock issuable upon the exercise of placement agent warrants to purchase shares of our common stock granted to the placement agent of our January 2008 private financings;

•

300,000 shares of common stock issued to Chesapeake Group, Inc pursuant to a consulting agreements with us;

•

305,000 shares of common stock issued to Springrich Holdings, Limited in a private sale from one of our former shareholders; and,

•

150,000 shares of common stock underlying 5-year stock options with an exercise price of $2.00 per share.

Our shares of common stock are quoted on The Over-the-Counter Bulletin Board (the OTBB) under the symbol “TYNP.”  The average of the closing price of our common stock on May 15, 2008 was $2.95.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.  SEE “RISK FACTORS” BEGINNING ON PAGE 13 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May ___, 2008.

TABLE OF CONTENTS

Summary	2

Risk Factors	5

Cautionary Statement Concerning Forward-Looking Statements	14

Use of Proceeds	14

Market Price and Dividends on Registrant’s Common Equity and Related Stockholder Matters	14

Management’s Discussion and Analysis or Plan of Operation	15

Business	22

Management	28

Compensation Discussion and Analysis	30

Principal Stockholders	30

About the Offering	32

Selling Stockholders	33

Plan of Distribution	42

Certain Relationships and Related Transactions	44

Description of Securities	46

Legal Matters	48

Experts	48

Disclosure of Commission Position on Indemnification for Securities Act Liabilities	49

Available Information	49

Index to Consolidated Financial Information	F-1

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about us that is not contained in this prospectus or in one of our public reports filed with the Securities and Exchange Commission (“SEC”) and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus the “company,” “we,” “us,” and “our” refer to Tianyin Pharmaceutical Co., Inc., a Delaware corporation and its subsidiaries.

Until [ ], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

EXPLANATORY NOTE:  As a result of the Share Exchange with Raygere Limited, a company organized under the laws of the British Virgin Islands, Time Poly Management Limited, Happyvale Limited and Fartop Management Limited, each a BVI company, and Cmark Holding Co., Ltd., an exempted company organized under the laws of the Cayman Islands that closed on January 16, 2008, our fiscal year changed to June 30.  Pursuant to comments received from the SEC and after our own research into the issue, we determined that since our fiscal year ended prior to the consummation of the Share Exchange, an annual report covering the year ending December 31, 2007 was required.  Pursuant to Generally Accepted Accounting Principals and SEC regulations, our new filing schedule based upon the change of our fiscal year from December 31 to June 30, commences with the quarter ending March 30, 2008.  As a result, we are filing this amendment to include the financial statements of Viscorp, Inc., prior to the share exchange with Raygere, for the year ended December 31, 2007 and to include Dr. Jiang’s title of Acting Chief Financial Officer, as requested by the SEC.

 PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, especially the risks of investing in our common stock, which we discuss later in “Risk Factors,” and our financial statements and related notes beginning on page F-1. Unless the context requires otherwise, the words “we,” “us” and “our” refer to Tianyin Pharmaceutical Co, Inc. and our subsidiaries, and the word “Tianyin” refers only to Tianyin Pharmaceutical Co., Inc.

Our Business

Through our indirect wholly-owned subsidiary Chengdu Tianyin Pharmaceutical Co., Ltd., a corporation organized and existing under the laws of the People’s Republic of China (“Chengdu Tianyin”) , we are engaged primarily in the development, manufacturing, marketing and sale of modernized traditional Chinese medicines and other pharmaceuticals in China. We currently manufacture and market a comprehensive portfolio of 34 products of which 22 are listed in the highly selective National Medicine Catalog of the National Medical Insurance program.  We also have a pipeline of approximately 51 products which are pending regulatory approvals with the China State Food and Drug Administration.

Chengdu Tianyin has experienced significant growth in its business in recent years.  Its total net revenue and net income reached US$20.36 million and US$4.22 million respectively for the fiscal year ended June 30, 2007, up from US$13.46 million and US$2.75 million for the fiscal year ended June 30, 2006.

Established in 1994, the current management of Chengdu Tianyin and principal executive officers of Tianyin acquired 100% of the equity interests of Chengdu Tianyin in 2003.  Chengdu Tianyin is located in Chengdu, Sichuan Province of the PRC that operates our business.

Our principal executive offices are located at 11th Floor, South Tower, Jinjiang Times Garden, 107 Jin Li Road West, Chengdu, Sichuan Province 610072, P. R. China, and our telephone number is +86-28-8615 4737.

Our History

Tianyin Pharmaceutical Co., Inc, formerly called Viscorp, Inc., was originally formed as a limited liability company under the laws of the State of Delaware on August 20, 2002. In March 2006, Tianyin changed its status from an LLC to a corporation registered in the State of Delaware. Prior to the Share Exchange transaction described below, Tianyin operated as a developer and retailer of software for optometrists.  However, Tianyin did not generate any significant revenue and determined to pursue an acquisition strategy, whereby it sought to acquire a business with a history of operating revenues in markets that provide room for growth. Immediately prior to the Share Exchange under which we acquired Chengdu Tianyin, Viscorp sold all of its assets (consisting solely of the software it had developed) to Charles Driscoll for $100.00.

The common stock of Tianyin currently trades on the OTCBB under the symbol “TYNP.”

Acquisition of our Operating Business

On January 16, 2008, we entered into and consummated the transactions (the “Share Exchange”) contemplated under a Securities Exchange Agreement (the “Share Exchange Agreement”) by and among us, Raygere Limited (“Raygere”), a company organized under the laws of the British Virgin Islands (“BVI”) and Time Poly Management Limited, Happyvale Limited and Fartop Management Limited, each a BVI company, and Cmark Holding Co., Ltd., an exempted company organized under the laws of the Cayman Islands.  At the time of the Share Exchange, Time Poly, Happyvale, Fartop and Cmark owed collectively 100% of the capital stock of Raygere.  Under the terms of the Share Exchange Agreement, the Raygere stockholders transferred to Tianyin all the shares of Raygere and Raygere became a wholly-owned subsidiary of Tianyin.  As part of the Share Exchange, the shareholders of Raygere were issued 12,790,800 shares of Tianyin common stock, which represented 87.68% of the 14,587,200 issued and outstanding shares of Tianyin Common Stock immediately following the Share Exchange.

Raygere was incorporated in the BVI on January 26, 2007 and formed a Hong Kong subsidiary, Grandway Group Holdings Ltd. in May 2007.  On October 30, 2007, Grandway acquired 100% of the equity interests of Chengdu Tianyin Pharmaceutical Co., Ltd., our indirect wholly owned subsidiary located in Chengdu, Sichuan Province of the People’s Republic of China that operates our current business, pursuant to a sales and purchase agreement with three of the existing shareholders ("Original Shareholders") of Chengdu Tianyin, pursuant to which Grandway purchased 100% of the equity interest in Chengdu Tianyin.  The total purchase consideration was RMB3,000,000 (approximately U.S.$414,771.39) which was determined based upon the net asset value of Chengdu Tianyin as of October 30, 2007.  This transfer was approved by the Bureau of Foreign Trade and Economic Cooperation of Chengdu Economic Technology Development Administration Committee on October 30, 2007, and the registration with the Chengdu Administration of Industry and Commerce was completed on November 5, 2007.  As a result of this transfer, Grandway acquired 100% of the equity of Chengdu Tianyin ..

As a result of Tianyin’s acquisition of Raygere, Chengdu Tianyin became our indirect wholly-owned subsidiary.  Substantially, all of our operations are conducted in China through Chengdu Tianyin.  The transaction was regarded as a reverse merger whereby Raygere was considered to be the accounting acquirer of Tianyin after the exchange.  Although the Company is the legal parent company, Raygere is the continuing entity for financial reporting purposes. In addition, Tianyin ceased being a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

In accordance with the terms of the Share Exchange Agreement Charles Driscoll resigned as Tianyin’s Chief Executive Officer, Chief Financial Officer and President, and also tendered his resignation as our sole director, which became effective on February 15, 2008.  Dr. Guoqing Jiang was appointed to serve as the Chairman of our board and our Chief Executive Officer, effective as of the close of the Share Exchange, and nominated Mr. Stewart Lor to serve as one of our directors with such appointment to be effective on February 15, 2008.  Effective as of February 15, 2008, our entire board of directors will consist of Dr. Jiang and Stewart Lor.  Effective as of February 29, 2008, our board was expanded by three persons to include Professor Zunjian Zhang, Ph.D., Professor Jianping Hou, Ph.D. and Mr. James T. McCubbin.

Recent Developments

On January 14, 2008, a majority of our shareholders approved, via written consent, the following actions, as set forth in our Information Statement on Schedule 14C, which was filed on February 11, 2008:

1.

To change our corporate name to TIANYIN PHARMACEUTICAL CO., INC.

2.

To authorize 25,000,000 shares of preferred stock with a par value of $0.001.

We filed a certificate of amendment to our articles of incorporation with Delaware’s Secretary of State to effect these actions, which became effective on March 11, 2008, and as of such date, our corporate name changed to Tianyin Pharmaceutical Co., Inc. and our authorized capital increased by 25,000,000 shares of preferred stock.  Pursuant to the financings we closed in January 2008 and the authority vested in our Board of Directors, we also filed a certificate of designation with Delaware’s Secretary of State to designate 10,000,000 of the 25,000,000 shares of preferred stock as Series A preferred stock.    Our current authorized capital now consists of 50,000,000 shares of common stock, 15,000,000 shares of preferred stock, whose terms shall be determined by the board of directors at the time of issuance, and 10,000,000 shares of Series A preferred stock.

In connection with our name change, we received a new trading symbol and cusip number.   Effective March 11, 2008, we shall trade on the Over the Counter Bulletin Board under the symbol “TYNP”; our new cusip number is 88630M104.

Our Corporate Structure

The following diagram illustrates our corporate structure and the place of incorporation of each named entity at the effective date of the Share Exchange:

The Financing

On January 16, 2008 and January 25, 2008, we completed private financings totaling $15,225,000 million, with 27 accredited investors (the “January 2008 Financing”).   The net proceeds from the January 2008 Financing were approximately $13,697,000.  Consummation of the financing was a condition to the completion of the Share Exchange transaction with Raygere and the Raygere Stockholders under the Share Exchange.  The securities offered in the financing were sold pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) by and among our company, Raygere, the Raygere stockholders, Grandway and the investors named in the Purchase Agreement (collectively, the “Investors”).  In accordance with the Purchase Agreement, we issued a total of 152.25 Units of securities consisting of:

•

an aggregate of $15,225,000 million principal amount of our 10% convertible exchangeable notes due on or before June 30, 2009 (the “Notes”),

•

 five (5) year warrants to purchase 4,757,814 shares of our Common Stock, $0.001 par value per share at an initial exercise price of $2.50 per share (the “Class A Warrants”), and

•

 seven (7) year warrants to purchase 4,757,814 shares of our Common Stock at an initial exercise price of $3.00 per share (the “Class B Warrants” and together with the Class A Warrants, the “Warrants”).  The exercise prices of the Warrants are subject to weighted average and other anti-dilution adjustments.

Pursuant to the terms of the Purchase Agreement, the $15,225,000 of Notes automatically converted into an aggregate of 9,515,625 shares of our Series A convertible preferred stock , par value 0.001 per share (the “Series A Preferred Stock”) on March 11, 2008, the effective date of the authorization and designation of such class.  As issued, the Series A Preferred Stock:

•

pays an annual 10% dividend, payable at our option either in cash or (if such shares have been registered for resale under the Securities Act of 1933, as amended) in additional shares of Tianyin common stock valued at $1.60 per share;

•

has a stated or liquidation value of $1.60 per share, or $15,225,000 million as to all 9,515,625 shares of Series A Preferred Stock, and

•

each outstanding share of Series A Preferred Stock is convertible at any time at the option of the holder into one (1) full share of Tianyin common stock.

In connection with the financing, we granted warrants to purchase 1,522,500 shares of Common Stock with an exercise price of US$1.60, $2.50 and $3.00 per share to TriPoint Global Equities, LLC, the placement agent in the Financing.  These warrants have the same terms as the Warrants issued to Investors and included in the Units.

In connection with the financing, we also entered into a Registration Rights Agreement with the Investors (the “Investor RRA”) under which we agreed to register for resale the 21,308,753 shares of common stock being offered for resale by the selling stockholders under this prospectus.  We are subject to certain monetary obligations if, among other reasons, this registration statement is not declared effective by the SEC within 120 days from the date of the Investor RRA.  The obligations are payments in an amount equal to 2% of the aggregate amount invested by such Investor (based upon the number of Registrable Securities then owned by such Investor) for each 30 day period or any portion thereof following the date by which this Registration Statement should have been effective, up to a maximum amount of 10%.

 As a result of the Share Exchange and the Financing described below, on a fully-diluted basis (giving effect to the conversion of all outstanding convertible notes and preferred stock and the exercise of all outstanding warrants and options) we will have 34,910,328 shares of Common Stock issued and outstanding.  Of that amount, the Raygere stockholders will own 36.64 % of the outstanding shares, existing stockholders of our company prior to the Share Exchange will own 5.15% of the outstanding shares, and the 58.22% balance of our fully-diluted Common Stock will be held by investors and placement agents in the Financing.  See the “Security Ownership of Management and Beneficial Owners” below.

Risk Factors

The securities offered by this prospectus are speculative and involve a high degree of risks associated with our business, including the following:

•

A significant portion of our sales is concentrated in a few major customers and the loss of any would have a material adverse impact on our revenues.

•

We rely upon a limited number of suppliers and the loss of any of our suppliers, or delays or problems in the supply of materials used in our products, could materially and adversely affect our business, financial condition, results of operations and growth prospects.

•

Our future success is partially dependent upon our ability to develop new products or acquire licenses from third party manufacturers, without which we may not be able to generate continuous revenues.

•

If we fail to obtain and maintain government approval of our products, we may not be able to manufacture and sell them.

•

Our operations and assets in China are subject to significant political and economic uncertainties.

For a more comprehensive discussion of these and other risk factors affecting us and our business, see the “Risk Factors” section beginning on page 13 of this prospectus.

THE OFFERING

Common stock being offered by Selling Stockholders	Up to 21,308,753 shares of common stock

OTCBB Symbol	TYNP

Risk Factors

The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 13.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read in conjunction with our financial statements which are included elsewhere in this prospectus.   Our historical financial data reflect only the financial statements of Chengdu Tianyin Pharmaceutical Co. Ltd. which, as a result of the Share Exchange transaction, is deemed for accounting purposes to have acquired Tianyin.   The summary set forth below should be read together with our consolidated financial statements and the notes thereto, as well as “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

Consolidated Statement of Operations Data:

	Nine months ended March 31,		Years ended June 30,
	2008	2007	2007	2006

	(in thousands)
Revenues	$24,168	$13,623	$20,369	$13,467

Gross profit	10,183	5,149	8,093	5,442

Net profit (Loss)	4,446	3,352	3,948	2,711
Foreign adjustment	1,356	170	273	45
Comprehensive income (Loss)	$5,802	$3,522	$4,220	$2,755

Consolidated Balance Sheet Data :

	March 31,	As of June 30,
	2008	2007
	(in thousands)
Balance Sheet Data:

Current Assets	$ 22,333	$ 5,747
Total assets	34,433	16,123
Total Current Liabilities	3,392	4,025

Total Liabilities	3,392	4,145
Total stockholders’ equity	$31,041	$11,978

NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this Form S-1 that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These include statements about the Company’s expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “the Company believes,” “management believes” and similar words or phrases. The forward-looking statements are based on the Company’s current expectations and are subject to certain risks, uncertainties and assumptions. The Company’s actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

 RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our common stock. You should pay particular attention to the fact that we conduct all of our operations in China and are governed by a legal and regulatory environment that in some respects differs significantly from the environment that may prevail in other countries. Our business, financial condition or results of operations could be affected materially and adversely by any or all of these risks.

THE FOLLOWING MATTERS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS OR PROSPECTS, FINANCIAL OR OTHERWISE. REFERENCE TO THIS CAUTIONARY STATEMENT IN THE CONTEXT OF A FORWARD-LOOKING STATEMENT OR STATEMENTS SHALL BE DEEMED TO BE A STATEMENT THAT ANY ONE OR MORE OF THE FOLLOWING FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENT OR STATEMENTS.

Risks Related To Our Business

Our growth is dependent on our ability to successfully develop, acquire or license new drugs.

We must invest substantial time, resources and capital in identifying and developing new drugs, dosage and delivery systems, either on our own or by acquiring and licensing such products from third parties.  Our growth depends, in part, on our success in such process.  Our planned expansion over time is founded on a simple principal of introducing new products or line extensions each year and to expand distribution into two new territories each year.  This strategy has the advantage of building brands through geographic expansion and line extensions, and establishing incremental capabilities for new product introductions.  We believe that our planned internal expansion will require approximately US$13.7 million in total over three years, which we hope to receive through the exercise of the Warrants we issued pursuant to the January 2008 Financing, although we cannot guarantee that all, if any, of such Warrants will be exercised, although we may also raise such funds out of our future revenues and, if necessary, additional financing.  If we are unable to either develop new products on our own or acquire licenses for new products from third parties, our ability to grow revenues and market share will be adversely affected.  In addition, we may not be able to recover our investment in the development of new drugs, given that projects may be interrupted, unsuccessful, not as profitable as initially contemplated or we may not be able to obtain necessary financing for such development if we are unable to fund such development from our future revenues.  Similarly, there is no assurance that we can successfully secure such rights from third parties on an economically feasible basis.

We may not be able to secure financing needed for future operating needs on acceptable terms, or on any terms at all.

From time to time, we may seek additional financing to provide the capital required to maintain or expand our production facilities, research and development initiatives and equipment and/or working capital, as well as to repay outstanding loans if cash flow from operations is insufficient to do so.  We cannot predict with certainty the timing or amount of any such capital requirements.  If such financing is not available on satisfactory terms, we may be unable to expand our business or to develop new business at the rate desired, and our operating results may suffer.  If we are able to incur debt, we may be subject to certain restrictions imposed by the terms of the debt and the repayment of such debt may limit our cash flow and our ability to grow.  If we are unable to incur debt, we may be forced to issue additional equity, which could have a dilutive effect on our current stockholders.

Expansion of our business may put added pressure on our management and operational infrastructure impeding our ability to meet any increased demand for our products and services and possibly hurting our operating results.

Our business plan is to significantly grow our operations to meet anticipated growth in demand for our products and services.  Our planned growth includes the increase of our line of products and expansion of sales in our existing markets as well as new markets over the next few years.  Growth in our business may place a significant strain on our personnel, management, financial systems and other resources.  The evolution of our business also presents numerous risks and challenges, including:

•

the continued acceptance of our products and services by the pharmaceutical markets;

•

our ability to successfully and rapidly expand sales to potential customers in response to potentially increasing demand;

•

the costs associated with such growth, which are difficult to quantify, but could be significant;

•

rapid technological change; and

•

the highly competitive nature of the pharmaceutical industries.

If we are successful in obtaining rapid market growth of our products, we will be required to deliver large volumes of quality products and services to customers on a timely basis at a reasonable cost to those customers.  Meeting any such increased demands will require us to expand our manufacturing facilities, to increase our ability to purchase raw materials, to increase the size of our work force, to expand our quality control capabilities and to increase the scale upon which we provide our products and services.  Such demands would require more capital and working capital than we currently have available and we may be unable to meet the needs of our customers, which could adversely affect our relationship with our customers and reduce our revenues.

There can be no assurance that we can sustain or increase profitability.

Although we have recently achieved operating profits, there can be no assurance that we can sustain or increase profitability.  Unanticipated problems, expenses, and delays are frequently encountered in developing and marketing products.  These include, but are not limited to, competition, the need to develop customers and market expertise, market conditions, sales, marketing, increases in the cost of raw materials and governmental regulation.  Our failure to meet any of these conditions would have a materially adverse effect upon us and may force us to reduce or curtail our operations.  We may not achieve our business growth objectives and the failure to achieve such goals would have an adverse impact on our business and results of operations.  In addition, we expect to incur additional general and administrative expenses as a public company in the United States which could also have a negative impact on our future profitability.

Our growth strategy includes the pursuit of acquisitions and new product development which could have a material adverse affect on our business, financial condition, results of operations and growth prospects.

Our business strategy includes growth through strategic acquisitions of one or more complimentary businesses and the development of new products and technologies.  Growth through acquisitions and/or new product development will involve significant expenditures of capital and other resources and involve significant risks.  Developing new pharmaceutical products will result in research and development costs that may achieve no tangible results and will adversely affect our future profitability.  In addition, any acquisition or combination that we consummate will likely involve, among other things, the payment of cash, the incurrence of contingent liabilities and the amortization of expenses related to goodwill and other intangible assets, and transaction costs, which may adversely affect our business, financial condition, results of operations and growth prospects.  Our ability to integrate and organize any new businesses and/or products, whether internally developed or obtained by acquisition or combination, will likely require significant expansion of our operations.  There is no assurance that we will have or be able to obtain the necessary resources to satisfactorily effect such expansion, and the failure to do so could have a material adverse effect on our business, financial condition, results of operations and growth prospects.  In addition, future acquisitions or combinations by the company involve risks of, among other things, entering markets or segments in which we have no or limited prior experience, the potential loss of key employees or difficulty, delay or failure in the integration of the operations of any such new business with our current business and operating and financial difficulties of any new or newly combined operations, any of which could have a materially adverse effect on our business, financial condition, results of operations and growth prospects.  Moreover, there can be no assurance that the anticipated benefits of any internally developed new business segment or business combination will be realized.

Our current products have certain side effects.  If side effects associated with our current or future products are not identified prior to their marketing and sale, we may be required to withdraw such products from the market, perform lengthy additional clinical trials or change the labeling of our products, any of which could hinder or adversely affect our ability to generate revenues.

Our current products have certain side effects.  If significant side effects of our medicines are identified after they are marketed and sold,

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those medicines listed in the national and provincial medicine catalogs may be removed from the catalogs or downgraded to a lower tier;

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regulatory authorities may withdraw or modify their approvals of such medicines;

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we may be required to reformulate these medicines, change the ways in which they are marketed, conduct additional clinical trials, change the labeling of these medicines or implement changes to obtain new approvals for our manufacturing facilities;

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we may be less successful in tendering processes used by state-owned hospitals for medicine purchases;

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we may have to recall these medicines from the market and may not be able to re-launch them;

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we may experience a significant decline in sales of the affected products;

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our reputation may suffer; and

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we may become a target of lawsuits.

The occurrence of any of these events would harm our sales of these medicines and substantially increase the costs and expenses of marketing these medicines, which in turn could cause our revenues and net income to decline.  In addition, if any severe side effects are discovered to be associated with another manufacturer’s traditional Chinese medicine products used to treat medical conditions similar to those that our medicines are used to treat, the reputation and, consequently, sales of our medicines could be adversely affected.

We may be subject to product liability claims in the future.

We face an inherent business risk of exposure to product liability claims in the event that the uses of our products are alleged to have resulted in adverse side effects.  Side effects or marketing or manufacturing problems pertaining to any of our products could result in product liability claims or adverse publicity.  These risks will exist for those products in clinical development and with respect to those products that receive regulatory approval for commercial sale.  Furthermore, although we have not historically experienced any problems associated with claims by users of our products, we do not currently maintain product liability insurance.  We plan to have a product liability insurance plan in place by the 2009, however there can be no assurance that we will be able to acquire product liability insurance with terms that are commercially feasible.

We may not be able to obtain manufacturing or marketing approval for our future products, and failure to obtain approvals for our future products could materially harm our business prospects.

All medicines must be approved by the China State Food and Drug Administration, or the SFDA, before they can be manufactured, marketed or sold in China.  The SFDA requires a pharmaceutical manufacturer to have successfully completed clinical trials of a new medicine and demonstrated its manufacturing capability before approval to manufacture that new medicine is granted.  Clinical trials are expensive and their results are uncertain.  In addition, the SFDA and other regulatory authorities may apply new standards for safety, manufacturing, labeling, marketing and distribution of future products. Complying with these standards may be time-consuming and expensive.  Furthermore, our future products may not be efficacious or may have undesirable or unintended side effects, toxicities or other characteristics that may preclude us from obtaining approval or may prevent or limit their commercial use.  As a result, we may not be able to obtain SFDA or other governmental approvals for our future products on a timely basis or at all.  Even if we do obtain approvals, such approvals may be subject to limitations on the indicated uses for which we may market a product, which may limit the size of the market for such a product.

Failure to obtain approval from the SFDA to convert a provisional national production standard of our principal products to a national final production standard would require us to suspend or cease the production of existing or new products.

After the SFDA approves a new medicine, it normally directs the manufacturer to produce that medicine according to a provisional national production standard, or a provisional standard.  A provisional standard is valid for two years, during which the SFDA closely monitors the production process and quality consistency of the medicine in order to develop a national final production standard, or a final standard.  Three months before a medicine’s provisional standard expires, the manufacturer of that medicine is required to apply to the SFDA to convert the provisional standard to a final standard.  In practice, the SFDA’s approval process is time-consuming and could take a few years.  However, during the SFDA’s review period (including after the expiration of the two-year provisional standard period), the manufacturer may continue to produce the medicine according to the provisional standard.

The retail prices of our principal products are subject to price controls administered by the PRC government authorities.  Therefore, the retail prices of our principal products may not be raised above their respective price ceilings without obtaining the government’s prior approval, which we may not be able to obtain.  Furthermore, as has previously happened, we may be required to lower the wholesale prices of our products as a result of any government-mandated reduction in the price ceilings of these products.

The retail prices of prescription and OTC medicines in China are subject to price controls administered by the Price Control Office under the National Development and Reform Commission, or the NDRC, and provincial price control authorities, either in the form of fixed prices or price ceilings.  From time to time, the NDRC publishes a list of medicines subject to price controls.  The NDRC directly regulates retail prices of certain medicines on the list and authorizes provincial price control authorities to regulate retail prices of the remainder on that list.  The limitation on our ability to raise the wholesale prices of our products may prevent us from absorbing or offsetting the effect resulting from any increase in the cost of raw materials or other costs, which would lower our margins.

Furthermore, in response to a rapid increase in prices of medicines, in August 2006, the NDRC lowered the price ceilings of more than 400 medicines in China. This order, which was reported as the NDRC’s nineteenth order for nationwide price reductions for medicines since 1998, resulted in an average reduction of 30% in retail prices of those medicines affected by the order.  Should we be required to lower the prices of our principal products in the future as a result of any government-mandated reduction in the price ceilings of our products, our future revenue and profitability would be adversely affected.

Our products that have been included in national and provincial medicine catalogs of the National Medical Insurance Program may be removed from the national or provincial medicine catalogs or downgraded to a lower tier, and our new products may encounter difficulty in seeking inclusion in these catalogs.

The Ministry of Labor and Social Security, or the MLSS, together with other government authorities, determines which medicines are to be included in or removed from the national medicine catalog for the National Medical Insurance Program, and under which tier a medicine should fall, both of which affect the amounts reimbursable to program participants for their purchases of those medicines.  These determinations are based on a number of factors, including price and efficacy.  Provincial governments are required to include all Tier 1 medicines listed in the national medicine catalog in their provincial medicine catalogs, but can use their discretion to add other medicines to, or exclude the Tier 2 medicines listed in the national medicine catalog from, their provincial medicine catalogs, as long as the combined total numbers of medicines added and excluded do not exceed 15% of the number of the Tier 2 medicines.  In addition, provincial governments may use their discretion to upgrade a nationally classified Tier 2 medicine to Tier 1 in their provincial medicine catalogs, but may not downgrade a nationally classified Tier 1 medicine to Tier 2.  Depending on which tier a medicine is classified in the provincial medicine catalog, a National Medical Insurance Program participant residing in that province can be reimbursed for the full cost of a Tier 1 medicine and for 80-90% of the cost of a Tier 2 medicine.  22 of our products are currently included in the National Medical Insurance Program.

If the relevant government authorities decide to remove our products from the national or provincial medicine catalogs, or downgrade our products currently in Tier 1 to Tier 2, such removal or downgrading would reduce the affordability of our products and change the public perception regarding our products as being efficacious, safe and reliable, which in turn would adversely affect the sales of these products and reduce our net revenues.  Furthermore, if we are unable to obtain approval from the relevant government authorities to include our new products in the national or provincial medicine catalogs, sales of our new products may be materially and adversely affected.

The failure to maintain our relationships with our existing customers or the failure to obtain new customers could negatively affect our revenues and decrease our earnings or have an adverse impact on our business.

We maintain purchase orders for the sales of our products to our customers.  Although we have entered into agreements to supply our customers, we cannot assure that such agreements will be renewed when the terms of such agreements expire or that our relationships with our customers will be maintained on satisfactory terms or at all.  The failure to maintain our relationships with our customers or the failure to obtain new customers could negatively affect our revenues and decrease our earnings or have an adverse impact on our business.

We rely on a limited number of suppliers and the loss of any of our suppliers, or delays or problems in the supply of materials used in our products, could materially and adversely affect our business, financial condition, results of operations and growth prospects.

We generally rely on a limited number of suppliers for most of the primary materials used in our products.  Our suppliers may not be able to supply the necessary materials without interruption and we may not have adequate remedies for such failure, which could result in a shortage of our products.  If one of our suppliers fails or refuses to supply us for any reason, it could take time and expense to obtain a new supplier.  In addition, our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could negatively affect our ability to obtain the materials used in our products in a timely manner.  The search for new suppliers could potentially delay the manufacture of our products, resulting in shortages in the marketplace and may cause us to incur additional expense.  Failure to comply with applicable legal requirements subjects our suppliers to possible legal or regulatory action, including shutdown, which may adversely affect their ability to supply us with the materials we need for our products.  Any delay in supplying, or failure to supply, materials for our products by any of our suppliers could result in our inability to meet the commercial demand for our products, and could adversely affect our business, financial condition, results of operations and growth prospects.

We may not be able to adequately protect our intellectual property, which could cause us to be less competitive.

Our success will depend in part on our ability to protect and maintain intellectual property rights and licensing arrangements for our products.  We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights.  Piracy of intellectual property is widespread in China and despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology.  Monitoring unauthorized use of our technology is difficult and costly, and we cannot be certain that the steps we have taken will prevent misappropriations of our technology, particularly in countries where the laws may not protect our intellectual property rights as fully as in other countries such as the United States of America, or U.S.  In addition, third parties may seek to challenge, invalidate, circumvent or render unenforceable any intellectual property rights owned by us.  From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs, diversion of our management’s attention and diversion of our other resources.

Our existing indebtedness may adversely affect our ability to obtain additional funds and may increase our vulnerability to economic or business downturns.

We are subject to a number of risks associated with our indebtedness, including:

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we must dedicate a portion of our cash flows from operations to pay debt service costs and, as a result, we have less funds available for operations and other purposes;

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it may be more difficult and expensive to obtain additional funds through financings, if available at all;

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we are more vulnerable to economic downturns and fluctuations in interest rates, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and

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if we default under any of our existing credit facilities or if our creditors demand payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments.

If we are unable to attract, train, retain and motivate our prescription medicine and OTC medicine salespeople, sales of our products may be materially and adversely affected.

We rely on our prescription medicine and OTC medicine salespeople, who are dispersed across China, to market our products to the regional distributors as well as hospitals and retail pharmacies. We believe that our current sales have resulted, to a significant extent, from the dedication, efforts and performance of our salespeople. We believe that our future success will depend on those same factors. If we are unable to attract, train, retain and motivate our prescription medicine and OTC medicine salespeople, sales of our products may be materially and adversely affected.

Our future success depends in part on our ability to make strategic acquisitions and investments. Our failure to consummate or handle the risks associated with these acquisitions and investments could have a material adverse effect on our market penetration and revenues growth.

As part of our plan to expand our manufacturing capacity and product offerings, we intend to make strategic acquisitions in the highly-fragmented traditional Chinese medicine sector. Strategic acquisitions could subject us to uncertainties and risks, including:

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high acquisition and financing costs;

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potential ongoing financial obligations and unforeseen or hidden liabilities;

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failure to achieve the intended objectives, benefits or revenue-enhancing opportunities;

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cost of and difficulties in integrating acquired businesses and managing a larger business; and

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diversion of our resources and management attention.

The failure to increase our current manufacturing capacity could materially and adversely affect our business, financial condition, results of operations and growth prospects.

We currently manufacture our products at two manufacturing facilities to accommodate our production lines.  Manufacturing products at two sites presents risks because a disaster, such as a fire or hurricane, may interrupt our manufacturing capability.  In such an event, we will have to resort to alternative sources of manufacturing that could increase our costs as well as result in significant delays.  Any increase in costs, slowdowns or shutdowns could have a material adverse affect on our business, financial condition, results of operations and growth prospects.

Our current utilization of the manufacturing facilities is virtually at full capacity and may restrict our ability to attract large customers who require certainty in the production process.  We intend to expand our manufacturing operations by adding production lines, but there is no assurance that we will have the financial resources required for this planned expansion or that any such expansion will be successful or completed in a timely fashion or within budget.  We may encounter difficulties and significant unexpected costs and delays in scaling up our manufacturing operations.  The failure to scale-up manufacturing operations in a timely and cost-effective way may adversely affect our income.  In the event the demand for our products rapidly increases or spikes in a certain period, we may not have the manufacturing ability to fulfill demand, either in our own facilities or through agreements with third parties.  This lack of manufacturing capacity could have a material adverse affect on our business, financial condition, results of operations and growth prospects.

The loss of one or more members of our management team or other key employees could affect our ability to successfully grow our business.

Our success and future growth depends to a significant degree on the skills and continued services of our management team and other key employees.  We do not currently have an employment agreement with our named executive officer, although we do intend to enter into one in the near future, nor do we currently maintain key person life insurance.  If one or more members of our management or other key employees were to resign or no longer be able to serve as our employees, it could impair our revenue growth, business and future prospects.  In addition, our ability to execute our business plan is dependent on our ability to attract and retain additional highly skilled personnel.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls.  We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments.  The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting.  We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth.  If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Risks Related To Our Industry

We face intense competition that may prevent us from maintaining or increasing market share for our existing products and gaining market acceptance of our future products.  Our competitors may develop or commercialize products before or more successfully than us.

The pharmaceutical market in China is intensely competitive, rapidly evolving and highly fragmented.  Our competitors may develop products that are superior to or more affordable than ours or they may more effectively market products that compete with ours.  We face direct competition from manufacturers of other traditional Chinese medicines that are similar to our products.  We also face competition from manufacturers of western medicines, including multinational companies, that manufacture western medicines with similar curative effects and that can be used as substitutes for our products.  Many of our existing and potential competitors have substantially greater financial, technical, manufacturing and other resources than we do. Our competitors’ greater size in some cases provides them with a competitive advantage with respect to manufacturing costs because of their economies of scale and their ability to purchase raw materials at lower prices.  Many of our competitors also have better brand name recognition, more established distribution networks and larger customer bases. In addition, many of our competitors have extensive knowledge of our target markets.  As a result, they may be able to devote greater resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can.  Our failure to adapt to changing market conditions and to compete successfully with existing or new competitors may materially and adversely affect our financial condition and results of operations.

The production of traditional Chinese medicines depends on the supply of quality medicinal raw materials.

The production of traditional Chinese medicines depends on the supply of Chinese medicinal raw materials of suitable quality.  The supply and market prices of these raw materials may be adversely affected by various factors such as weather conditions and the occurrence of natural disasters or sudden increases in demand that would impact our costs of production.  There is no assurance that we would be able to pass on any resulting increase in costs to our customers and therefore any substantial fluctuation in supply or the market prices of raw materials may adversely affect our results of operations and profitability.

If we do not keep pace with rapid technological change, we will be unable to capture and sustain a meaningful market position.

The pharmaceutical industry in China is characterized by rapid changes in technology, constant enhancement of industrial know-how and the frequent emergence of new products.  Future technological improvements and continued product developments in the pharmaceutical market may render our existing products obsolete or affect their viability and competitiveness.  Therefore, our future success will largely depend on our ability to improve our existing products, diversify our product range and develop new and competitively priced products that can meet the requirements of the changing market.  Should we fail to respond to these frequent technological advances by improving our existing products or developing new products in a timely manner, or should these products not achieve a desirable level of market acceptance, this may adversely affect our business and profitability.

Pharmaceutical companies in China are required to hold a number of permits and licenses to carry on their business.  Our ability to obtain and maintain these regulatory approvals is uncertain.

All pharmaceutical manufacturing companies in China are required to obtain certain permits and licenses from various PRC government authorities, including a pharmaceutical manufacturing permit and a good manufacturing practice certificate, or a GMP certificate, for each of its production facilities in China. [See “Regulations—Regulations Relating to Pharmaceutical Industry—Pharmaceutical Distribution.”]

We have obtained permits, licenses and GMP certificates for production facilities we use in the manufacture of our pharmaceutical products.  These permits and licenses held by us are subject to periodic renewal and/or reassessment by the relevant PRC government authorities, and the standards of compliance required in relation to them may change from time to time.  We intend to apply for the renewal of these permits and licenses when required by applicable laws and regulations.  Our failure to obtain such renewals may prevent us from continuing those portions of our business that require these permits and licenses.  Furthermore, any changes in compliance standards or new laws or regulations that may be introduced in the future may prohibit or render it more restrictive for us to conduct our business or may increase our compliance costs, which may adversely affect our operations or profitability.

The ongoing anti-corruption campaign initiated by the Chinese government targeting state-owned hospitals could adversely affect our sales designated for hospitals.

The Chinese government has recently launched a nationwide campaign against corrupt practices that have been frequently engaged by state-owned hospitals in China, including their acceptance of kickbacks or other illegal gains and benefits in connection with their providing medical services and purchasing medical equipment and medicines.  In mid-2006, the PRC Ministry of Health ordered all state-owned hospitals to review, among other things, their procurement policies and procedures and rectify problems and deficiencies, if any, by the end of 2006.  As a result of this campaign, many state-owned hospitals have since diverted a significant portion of their attention and resources to their internal inspection and rectification activities and are reviewing their procurement policies.  If the anti-corruption campaign becomes more intensified, causing a significant change to the hospitals’ procurement policies and procedures or otherwise resulting in a further delay for state-owned hospitals to resume their normal procurement of our products, our sales designated for hospitals, which account for a very substantial portion of our total sales, could be adversely affected.

Risks Related To Doing Business in China

Changes in China’s political or economic situation could harm us and our operational results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time.  This could either benefit or damage our operations and profitability.  Some of the things that could have this effect are:

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level of government involvement in the economy;

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control of foreign exchange;

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methods of allocating resources;

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balance of payments position;

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international trade restrictions; and

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international conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or the OECD, in many ways.  The economic reforms in China have been conducted under a tight grip of the Chinese government.  As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Our business is largely subject to the uncertain legal environment in China and your legal protection could be limited.

The Chinese legal system is a civil law system based on written statutes.  Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used.  The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China.  However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties.  These uncertainties could limit the legal protections available to foreign shareholders, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses.  Because most of our officers and directors, after the Share Exchange, will reside outside of the United States, it may be difficult, if not impossible, to acquire jurisdiction over those persons if a lawsuit is initiated against us and/or our officers and directors by a shareholder or group of shareholders in the United States.  Also, because our officers will likely be residing in the PRC at the time such a suit is initiated, achieving service of process against such persons would be extremely difficult.  Furthermore, because the majority of our assets are located in the PRC it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court.  Moreover, we have been advised that the PRC does not have treaties with the United States providing for the reciprocal recognition and enforcement of judgments of courts.

Recent PRC regulations relating to the establishment of offshore companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to inject capital into our PRC subsidiaries, limit our subsidiaries’ ability to distribute profits to us or otherwise adversely affect us.

China State Administration of Foreign Exchange, or the SAFE, issued a public circular on October 21, 2005 concerning the acquisition by an offshore company controlled by PRC residents of onshore assets in China. This circular requires that (1) a PRC resident shall register with a local branch of the SAFE before he or she establishes or controls an overseas special purpose vehicle, or SPV, for the purpose of overseas equity financing (including convertible debt financing); (2) when a PRC resident contributes the assets of or his or her equity interests in a domestic enterprise to an SPV, or engages in overseas financing after contributing assets or equity interests to an SPV, such PRC resident must register his or her interest in the SPV and any changes in such interest with a local branch of the SAFE; and (3) when the SPV undergoes a material change outside of China, such as a change in share capital or merger or acquisition, the PRC resident shall, within 30 days from the occurrence of the event that triggers the change, register such change with a local branch of the SAFE.  Furthermore, PRC residents who are shareholders of SPVs established before November 1, 2005 are required to register with a local branch of the SAFE before March 31, 2006.

In addition, SAFE issued updated internal implementing rules, or the Implementing Rules in relation to Notice 75.  The Implementing Rules were promulgated and became effective on May 29, 2007.  Such Implementing Rules provide more detailed provisions and requirements regarding the overseas investment foreign exchange registration procedures.  However, even after the promulgation of Implementing Rules there still exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies.  It remains uncertain whether PRC residents, who may indirectly hold our shares through the participation and exercise of stock options to purchase shares of Time Poly Management Limited (one of our shareholders) are required to go through the overseas investment foreign exchange registration procedures under Notice 75 or Implementing Rules.

As a result, we cannot predict how these regulations will affect our business operations following the Share Exchange.  For example, our ability to conduct foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, may be subject to compliance with the SAFE registration requirements by such PRC residents, over whom we have no control.  In addition, we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations.  We will require all our shareholders who are PRC residents to comply with any SAFE registration requirements, if required by Notice 75, Implementing Rules or other applicable PRC laws and regulations, although we have no control over either our shareholders or the outcome of such registration procedures.  Such uncertainties may restrict our ability to implement our business combination strategy and adversely affect our business and prospects following a business combination.

The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with our acquisition of Chengdu Tianyin under a recently adopted PRC regulation.

On August 8, 2006, six PRC regulatory agencies: the PRC Ministry of Commerce, or MOFCOM, the State Assets Supervision and Administration Commission, or SASAC, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, or CSRC, and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or New M&A Rule, which became effective on September 8,

2006.  The New M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange.

On September 21, 2006, pursuant to the New M&A Rule and other PRC laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges, or the Administrative Permits, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs.

There are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations, including the New M&A Rule.  Although we do not believe that our Share Exchange transaction required prior CSRC approval, the interpretation and application of the New M&A Rule remains unclear.  Accordingly, we cannot assure you that the Share Exchange transaction, wherein we indirectly acquired Chengdu Tianyin, did not require the prior approval of the CSRC.  If our transaction is found to have violated the CRSC regulations, we do not know what penalties, if any, would be imposed upon us as a result of our failure to obtain such approval.  These uncertainties could inhibit our new business activities because the CSRC has declined to officially clarify the applicability of this New M&A Rule to us and the Share Exchange transaction.  If CSRC approval was required for us to consummate the Share Exchange, our failure to obtain or delay in obtaining the CSRC approval would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.  These sanctions could include fines and penalties on our operations in China, restriction or limitation on our ability to pay dividends outside of China, and other forms of sanctions that may cause a material and adverse effect on our business, results of operations and financial conditions.  However, the New M&A Rule does not stipulate the specific penalty terms, so we are not able to predict what penalties we may face, and how such penalties will affect our business operations or future strategy.

The New M&A Rule also established additional procedures and requirements that are expected to make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise that owns well-known trademarks for China’s traditional brands.  We may grow our business in part by acquiring other traditional Chinese medicine businesses.  Complying with the requirements of the New M&A Rule in completing this type of transaction could be time-consuming, and any required approval processes, including Ministry of Commerce approval, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

We may not be guaranteed a continuance to receive the preferential tax treatment we currently enjoy, and dividends paid to us from our operations in China may become subject to income tax.

The PRC government has provided various incentives to the companies located in the western areas of China and the foreign invested enterprises, particularly to companies incorporated in specified economic and technological development zones and engaged in the encouraged business as determined by PRC laws or regulations and companies confirmed by appropriate government authorities as foreign-invested manufacturing enterprises with an operating term of more than ten years.  These incentives include limited tax exemptions, reduced tax rates and other preferential treatments.  Chengdu Tianyin, as a TCM manufacturer incorporated in Chengdu and a foreign-invested enterprise, or FIE, has been confirmed by the relevant tax bureau to be eligible for these preferential enterprise income tax treatments. Pursuant to the Notice of Tax Preferences Policies for the Development of Western Regions (Caishui [2001] No.202), promulgated on December 30, 2001, or the Tax Notice 202, both domestic companies and FIEs, which are established in the western regions (including Sichuan Province) and are engaged in the encouraged industries (including the TCM manufacture business), shall be entitled to a 15% national enterprise income tax rate for a period commencing from 2001 to 2010. Currently, Chengdu Tianyin is entitled to a 15% national enterprise income tax rate since January 2001.

However, since China joined the World Trade Organization, or WTO, in November 2001, these preferential tax treatments have been criticized as not being WTO-compliant.  On March 16, 2007, the new Enterprise Income Tax Law was promulgated that will be effective as of January 1, 2008.  Under the new Enterprise Income Tax Law, FIEs and domestic companies would be subject to a uniform tax rate of 25%, but there would be a five-year transitional period for FIEs, during which they would be allowed to continue to enjoy their existing preferential tax treatments.  Furthermore, in accordance with the Notice of Implementing the Transitional Preferential Policies of Enterprise Income Tax promulgated by the State Council on December 26, 2007, the preferential policies of enterprise income tax for the enterprises in western regions shall continue to be implemented, after the effectiveness of the new Enterprise Income Tax Law on January 1, 2008, which means the enterprises located in western regions would be allowed to continue enjoying their existing preferential tax treatments for a two-year transition period; the local tax governmental authority may have discretion in implementing such transitional periods.  If the new Enterprise Income Tax Law is implemented and its transition period for FIEs runs out, the effective tax rate of Chengdu Tianyin will increase significantly unless Chengdu Tianyin is otherwise eligible for preferential treatment.  Any increase in Chengdu Tianyin’s enterprise income tax rate in the future could have a material adverse effect on our financial condition and results of operations.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities and, as a result, we are dependent on our relationship with the local government in the province in which we operate our business.  Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership.  Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters.  We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements.  However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.  Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation.  During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%.  These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Government regulations regarding environmental matters in China may adversely impact our business.

Our manufacturing operations are subject to numerous laws, regulations, rules and specifications relating to human health and safety and the environment.  These laws and regulations address and regulate, among other matters, wastewater discharge, air quality and the generation, handling, storage, treatment, disposal and transportation of solid and hazardous wastes and releases of hazardous substances into the environment.  In addition, third parties and governmental agencies in some cases have the power under such laws and regulations to require remediation of environmental conditions and, in the case of governmental agencies, to impose fines and penalties.  We make capital expenditures from time to time to stay in compliance with applicable laws and regulations.

We have obtained all permits and approvals and filed all registrations required for the conduct of our business, except where the failure to obtain any permit or approval or file any registration would not have a material adverse effect on our business, financial condition and results of operations.  We are in compliance in all material respects with the numerous laws, regulations, rules, specifications and permits, approvals and registrations relating to human health and safety and the environment except where noncompliance would not have a material adverse effect on our business, financial condition and results of operations.

The PRC governmental authorities have not revealed any material environmental liability that would have a material adverse effect on us.  We have not been notified by any governmental authority of any continuing noncompliance, liability or other claim in connection with any of our properties or business operations, nor are we aware of any other material environmental condition with respect to any of our properties or arising out of our business operations at any other location.  However, in connection with the ownership and operation of our properties (including locations to which we may have sent waste in the past) and the conduct of our business, we potentially may be liable for damages or cleanup, investigation or remediation costs.

No assurance can be given that all potential environmental liabilities have been identified or properly quantified or that any prior owner, operator, or tenant has not created an environmental condition unknown to us.  Moreover, no assurance can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the properties will not be affected by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to us.  State and local environmental regulatory requirements change often.

It is possible that compliance with a new regulatory requirement could impose significant compliance costs on us.  Such costs could have a material adverse effect on our business, financial condition and results of operations.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems.  We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC.  As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

Renminbi, or RMB, is not a freely convertible currency currently, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund our business activities outside the PRC or to make dividends or other payments in United States dollars. The PRC government strictly regulates conversion of RMB into foreign currencies.  Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts.  In the PRC, the State Administration for Foreign Exchange, or the SAFE, regulates the conversion of the RMB into foreign currencies.  Pursuant to applicable PRC laws and regulations, foreign invested enterprises incorporated in the PRC are required to apply for “Foreign Exchange Registration Certificates.”  Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE.  However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

Risks Relating to Our Securities

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

        Our executive officers, directors, and principal stockholders own, in the aggregate, approximately 94% of our outstanding Common Stock.  These stockholders are able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.  This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is currently only a limited public market for our Common Stock, which is listed on the Over-the-Counter Bulletin Board, and there can be no assurance that a trading market will develop further or be maintained in the future.   During the month of January 2008, our common stock traded an average of approximately 6,835 shares per day.  As of May 15, 2008, the closing bid price of our Common Stock was $3.30 per share.  As of May 15, 2008, we had approximately 96 shareholders of record of our Common Stock, not including shares held in street name.  In addition, during the past two years our Common Stock has had a trading range with a low price of $1.80 per share and a high price of $3.00 per share.

The market price of our Common Stock may be volatile .

The market price of our Common Stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our Common Stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our Common Stock.  These factors may materially adversely affect the market price of our Common Stock, regardless of our performance.  In addition, the public stock markets have experienced extreme price and trading volume volatility.  This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies.  These broad market fluctuations may adversely affect the market price of our Common Stock.

The outstanding warrants may adversely affect us in the future and cause dilution to existing shareholders.

There are currently 11,308,128 warrants outstanding.  The terms of these warrants expire as early as 2013 and as late as 2015.  The exercise price of these warrants range from $1.60 to $3.00 per share, subject to adjustment in certain circumstances.  Exercise of the warrants may cause dilution in the interests of other shareholders as a result of the additional Common Stock that would be issued upon exercise.  In addition, sales of the shares of our Common Stock issuable upon exercise of the warrants could have a depressive effect on the price of our stock, particularly if there is not a coinciding increase in demand by purchasers of our Common Stock.   Further, the terms on which we may obtain additional financing during the period any of the warrants remain outstanding may be adversely affected by the existence of these warrants as well.

Our Common Stock may be considered a “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our Common Stock is less than $5.00 per share and, therefore, it may be designated as a “penny stock” according to SEC rules.  This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules may restrict the ability of brokers or dealers to sell our Common Stock and may affect the ability of investors to sell their shares.

The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

OTCBB securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because OTCBB reporting requirements are less stringent than those of the stock exchanges or NASDAQ.

Patterns of fraud and abuse include:

•

Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•

Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•

“Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•

Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•

Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future and any return on investment may be limited to the value of our stock.  We plan to retain any future earnings to finance growth.

If we do not timely file and have declared effective the registration statement to register the shares being offered by the selling stockholders named herein, we will be subject to liquidated damages.

On January 25, 2008, we entered into a registration rights agreement to register the 21,308,753 shares being offered by the selling stockholders named in this prospectus.  We are obligated to file this registration statement by February 14, 2008 and have this registration statement declared effective by the SEC no later than June 16, 2008.  Although we believe that we and our advisors will be able to take all steps necessary to timely file and have the registration statement declared effective by the SEC, it may be impractical for us to respond to the SEC in a manner that permits us to have the registration statement declared effective in the time periods agreed.  If we do not meet these timelines, then we must pay liquidated damages in the amount of 2% of the aggregate amount invested by the Investors (based upon the number of Registrable Securities then owned by such Investors) for each 30 day period or any portion thereof following the date by which such Registration Statement should have been effective, up to a maximum amount of 10%.

USE OF PROCEEDS

We have registered these shares because of registration rights granted to the investors in our recent private equity financing and the other selling shareholders.   We will not receive any proceeds upon the conversion of the preferred shares into shares of our common stock, however, we received net proceeds of approximately $13,697,000 from the initial sale of the Notes and we could receive up to approximately $26,863,000, net of fees and expenses, from the exercise of the warrants when and if exercised.  The net proceeds from the sale of the Notes and any proceeds received form the exercise of the Warrants have been and will be used as set forth in the table below.

The following table represents estimates only.  The actual amounts may vary from these estimates.

Use of Funds	Net Funds Received from Sale of the Notes
(in thousands)
Manufacturing Expansion	$ 4,969,000
Marketing & Sales	4,369,000
Research & Development	1,894,000
Working Capital	2,465,000
Total	$ 13,697,000

MARKET FOR OUR COMMON STOCK, DIVIDENDS AND
RELATED STOCKHOLDER INFORMATION

The Common Stock is currently quoted on the over–the-counter Bulletin Board under the symbol “TYNP.”

We did not begin trading until August 14, 2007.  Accordingly, the following table sets forth the quarterly high and low bid prices for the common stock since the quarter ended September 30, 2007.  The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

	High	Low
Quarter ended September 30, 2007	$0.50	$0.45
Quarter ended December 31, 2007	$0.45	$0.45
Quarter ended March 31, 2008	$4.00	$1.80

At May 15 , 2008, the closing bid price of the Common Stock was $3.30 and we had approximately 96 record holders of our Common Stock. This number excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

Dividend Policy

We have never declared or paid dividends on our Common Stock.  We intend to retain earnings, if any, to support the development of our business and therefore do not anticipate paying cash dividends for the foreseeable future.  Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

Securities Authorized for Issuance Under Equity Compensation Plans

We did not have any equity compensation plans as of May 15, 2008.  Our Board of Directors may adopt an equity compensation plan in the future.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial data is for our operating subsidiary, Chengdu Tianyin Pharmaceutical Co., Ltd., a corporation organized and existing under the laws of the People’s Republic of China, and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth elsewhere in this prospectus.  The statement of operations data for each of the two fiscal years ended June 30,2006 and 2007 and the balance sheet data as of June 30, 2007 have been derived from financial statements audited by Patrizio & Zhao, LLC, an independent accounting firm, included elsewhere in this prospectus.  The statement of operations data for the nine months ended March 31, 2008 and 2007, and the balance sheet data as of March 31, 2008 are derived from our unaudited financial statements, included elsewhere in this prospectus.   The selected consolidated financial data reflects only the financial statements of Chengdu Tianyin Pharmaceutical Co. Ltd. which, as a result of the Share Exchange transaction, is deemed for accounting purposes to have acquired Tianyin.

Consolidated Statement of Operations Data:

	Nine months ended March,		Years ended June 30,
	2008	2007	2007	2006

	(in thousands)
Revenues	$24,168	$13,623	$20,369	$13,467
Cost of revenues	13,985	8,474	12,276	8,025
Gross profit	10,183	5,149	8,093	5,442
Selling, general and administrative and research and development expenses	4,381	1,130	1,880	2,126
Other expense			1,428	156
Income taxes	894	537	837	449
Net profit (Loss)	4,446	3,352	3,948	2,711
Foreign adjustment	1,356	170	273	45
Comprehensive income (Loss)	$5,802	$3,522	$4,220	$2,755

Consolidated Balance Sheet Data:

	As of March 31,	As of June 30,
	2008	2007	2006
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$ 13,624	$624	$ 741
Accounts receivable	3,952	3,120	1,114
Inventory	2,608	1,867	1,593
Other current assets	2,150	135	1,291
Property and equipment, net	4,991	4,554	4,596
Intangibles, net	7,109	5,822	5,005
Total assets	34,433	16,123	14,340
Total Current Liabilities	3,392	4,025	10,719
Long-term liabilities	-	120	327
Total Liabilities	3,392	4,145	11,046
Total Stockholders’ Equity	$31,041	$11,978	3,294

SUPPLEMENTARY FINANCIAL INFORMATION

The supplementary financial information presented below summarizes certain financial data which has been derived from and should be read in conjunction with our consolidated financial statements and footnotes thereto included in the section beginning on page F-1.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share amount)
2008
Revenue	$7,169	$7,749	24,168	N/A
Gross Profit	2,876	3,181	10,183	N/A
Operating Profit	1,820	1,975	5,651	N/A
Net Income	1,520	1,652	4,446	N/A
Net Income per share – basic	N/A	N/A	N/A	N/A
Net Income per share – diluted	N/A	N/A	N/A	N/A

	Year ending June 30, 2007
2007
Revenue	$20,369 8,093 6,213 3,948 N/A N/A
Gross Profit
Operating Profit
Net Income
Net Income per share –basic
Net Income per share – diluted

	Year ending June 30, 2006
2006

Revenue	$13,467 5,442 3,316 2,710 N/A N/A
Gross Profit
Operating Profit
Net Income
Net Income per share –basic
Net Income per share – diluted

	March 31,	As of June 30,
	2008	2007	2006
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$ 13,625	$624	$ 741
Accounts receivable	3,952	3,120	1,114
Inventory	2,608	1,867	1,593
Other current assets	52,690	134	1,291
Property and equipment, net	4,991	4,554	4,596
Intangibles, net	7,109	5,822	5,005
Total assets	34,433	16,123	14,340
Total Current Liabilities	3,392	4,025	10,719
Long-term liabilities	-	120	327
Total Liabilities	3,392	4,145	11,046
Total Stockholders’ Equity	$31,041	$11,978	3,294

MANAGEMENT DISCUSSION AND ANALYSIS

Except for the historical information contained herein, the matters discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this report are forward-looking statements that involve risks and uncertainties. The factors listed in the section captioned “Risk Factors,” as well as any cautionary language in this report, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those projected. Except as may be required by law, we undertake no obligation to update any forward-looking statement to reflect events after the date of this prospectus.

The following discussion and analysis of financial condition and results of operations relates to the operations and financial condition reported in the financial statements of Chengdu Tianyin for the fiscal years ended June 30, 2007 and 2006 and Raygere for the nine month period ended March 31, 2008 and 2007 and should be read in conjunction with such financial statements and related notes included in this report.

Overview

We are engaged primarily in the development, manufacturing, marketing and sale of modernized traditional Chinese medicines and other pharmaceuticals in China. We currently manufacture and market a comprehensive portfolio of 34 products, 22 of which are listed in the highly selective National Medicine Catalog of the National Medical Insurance program.  We have an extensive product pipeline of 51 products which are pending regulatory approvals with the China State Food and Drug Administration.

Established in 1994, Chengdu Tianyin is a manufacturer and supplier of modernized traditional Chinese medicines.  The current management of Chengdu Tianyin acquired 100% of the equity interest of Chengdu Tianyin in 2003.  On October 30, 2007, Grandway completed the acquisition of the 100% of the equity interest and now owns 100% of the equity interest of Chengdu Tianyin, a company located in Chengdu, Sichuan Province of the PRC that operates our business.

In the first nine months of 2008 fiscal year, we continued the product channel expansion and increasing market penetration of our products that resulted in significant revenue growth in 2007 .  Management plans to continue the emphasis on expanded and enhanced marketing and sales in the remainder of our 2008 fiscal year and beyond.  Part of this strategy involves increasing and improving our marketing and sales activities to enhance the market leadership of our key leading products and to increase the sales of other products by expanding our sales force, solidifying our distribution network and expanding our market segment coverage, and increasing our marketing and promotional activities.

As part of our continuing growth strategy, we will continue our partnership-based research and development efforts to further commercialize and broaden our product pipeline. We have over 50 drug candidates currently under SFDA review and are planning a series of market launches in the next few years from our product pipeline.  Additionally, as part of the use of proceeds from our recent private placement financings, we plan to build additional production facilities on the vacant land of our current premises to accommodate our growth. These new plants will host additional production and processing lines for different drug dosage forms.

Management also plans to pursue strategic acquisitions and licensing opportunities as part of our growth strategy in 2008 and beyond.   We plan to selectively pursue strategic acquisition and licensing opportunities to further consolidate our resources and expand our market coverage.  We believe that strategic acquisitions and licensing provide effective means to broaden our product lines, increase our market coverage and complement our research and development capabilities.

  Management believes that our emphasis on further commercializing and broadening our product line coupled with expansion of our production facility and capacity, enhanced sales and marketing efforts will continue to yield significant increases in revenue in the remainder of this fiscal year and beyond.   Additionally, we believe that our growth and overall market coverage could be approved by certain strategic acquisitions or licensing opportunities.

Reorganization

On January 16, 2008, we entered into a share exchange agreement, pursuant to which we acquired all of the outstanding capital shares of Raygere in exchange for a controlling interest in our common shares.

Raygere was organized on January 26, 2007 for the purpose of acquiring all of the capital shares of a Chinese corporation, Chengdu Tianyin, which is engaged in the development, manufacturing, marketing and selling of modernized TCM in China.  On October 30, 2007, Raygere’s wholly owned subsidiary, Grandway, acquired 100% of the equity interests in Chengdu Tianyin.  As a result of the transactions described above, 100% of the equity interest in Chengdu Tianyin is indirectly held by Raygere, which is a wholly-owned subsidiary of the Company.

Liquidity and Capital Resources

As of June 30, 2007, we had working capital totaling approximately US$1.7 million, including cash and cash equivalents of US$624,390 million.  On January 16, 2008 and January 25, 2008, we completed private financings totaling $15,225,000 million, with 27 accredited investors (the “January 2008 Financing”).   The net proceeds from the January 2008 Financing were approximately $13,697,000.

Net cash provided by operating activities was approximately US$4.5million for the fiscal year ended June 30, 2007 as compared to approximately US$2.7 million for the fiscal year ended June 30, 2006.  The increase during the 2007 period was primarily the result of an increase in sales.

Net cash used in investing activities for the fiscal year ended June 30, 2007 totaled approximately US$1.8 million and related to the acquisition of intangible property and equipment.  Net cash used in investing activities for the fiscal year ended June 30, 2006 totaled approximately US$4.2 million and related to the acquisition of intangible property and equipment.  The decrease during the 2007 period was the result of a decrease in the acquisition of intangible, i.e. completed drugs from third parties.

Net cash used in financing activities for the fiscal year ended June 30, 2007 totaled approximately US$2.8 million.  Net cash provided in financing activities for the fiscal year ended June 30, 2006 was US$1.5 million.  During both periods, the amounts related to proceeds from short-term bank loans and repayment of shareholder loans.  The decrease in net cash provided by financing expenses in the 2007 period was primarily the result of repayment of shareholder loans.

We have entered into several loan agreements with our primary lender, Agriculture Bank of China under which we have term loans.  As of June 30, 2007, we had and aggregate principal amount of approximately US$2.04 million outstanding under the loan agreements, which amounts mature from July 13, 2007 to June 7, 2008 and accrue interest at a fixed rate from 7.02% per annum to 7.668% per annum to 7.884% per annum.  These loans are secured by the Chengdu Tianyin’s property and equipment.  The loan agreements contain customary affirmative and negative covenants.  As of June 30, 2007, we were in material compliance with the terms of our loan agreements.

On January 16, 2008, we became a party to a Securities Purchase Agreement (the “Purchase Agreement”) by and among us, Raygere, Grandway and the investors named therein

(collectively, the “Investors”).  Pursuant to the Purchase Agreement we issued a total of 152.25 Units, consisting of an aggregate of (i) $15,225,000 10% Convertible Exchangeable Notes due on or before June 30, 2009, which are initially convertible into a total of 9,515,625 share of Common Stock; (b) 5 year warrants purchase up to 4,757,814 shares of our Common Stock (subject to adjustment) at an exercise price of US$2.50 per share; and (c) 7 year warrants to purchase up to 4,757,814 shares of our Common Stock (subject to adjustment) at an exercise price of US$3.00 per share.

Although we expect that the net proceeds of the private placement described above, together with our available funds and funds generated from our operations will be sufficient to meet our anticipated needs for 12 months, we may need to obtain additional capital to continue to grow our business. Our cash requirements may vary materially from those currently anticipated due to changes in our operations, including our marketing and distribution activities, product development, expansion of our personnel and the timing of our receipt of revenues.  Our ability to obtain additional financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance.  There can be no assurance that we will be successful in our efforts to arrange additional financing on terms satisfactory to us or at all.

Critical Accounting Policies and Estimates

Our consolidated financial information has been prepared in accordance with generally accepted accounting principles in the United States, which requires us to make judgments, estimates and assumptions that affect (1) the reported amounts of our assets and liabilities, (2) the disclosure of our contingent assets and liabilities at the end of each fiscal period and (3) the reported amounts of revenues and expenses during each fiscal period.  We continually evaluate these estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and reasonable assumptions, which together form our basis for making judgments about matters that are not readily apparent from other sources.  Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates.  Some of our accounting policies require a higher degree of judgment than others in their application.

When reviewing our financial statements, you should consider (1) our selection of critical accounting policies, (2) the judgment and other uncertainties affecting the application of those policies, and (3) the sensitivity of reported results to changes in conditions and assumptions.  We believe the following accounting policies involve the most significant judgment and estimates used in the preparation of our financial statements.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the Unites States of America (GAAP).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures at the date of the financial statements and during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," we consider all highly liquid instruments with original maturities of three months or less to be cash and cash equivalents.

Accounts Receivable and Bad Debt Reserve

Trade accounts receivable are stated at original invoice amount less allowance for doubtful receivables made based on management’s periodic review of aging of outstanding balances and customer credit history. Bad debt provision is set at "50% for over 1 year aging accounts receivable and 100% for over 2 year aging accounts receivable. Allowance for doubtful accounts amounted to $31,517 at June 30, 2007.

Inventory

Inventory is stated at the lower of weighted average cost or market, which takes into account historical prices on a continuing basis.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method, over 5 and 40 years. The carrying value of long-lived assets is evaluated whenever changes in circumstances indicate the carrying amount of such assets may not be recoverable. If necessary, we recognize an impairment loss for the difference between the carrying amount of the assets and their estimated fair value. Fair value is based upon current and anticipated future undiscounted cash flows. Expenditures for maintenance and repairs are charged to operations as incurred; additions, renewals and betterments are capitalized. Based upon its most recent analysis, we believe that no impairment of property and equipment exists for the year ended June 30, 2007.

Valuation of Long-Lived Assets

We adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Per SFAS 144, we are required to periodically evaluate the carrying value of long-lived assets and to record an impairment loss when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset’s carrying amounts.

In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, we concluded that as of June 30, 2007 and 2006, there were no significant impairments of its long-lived assets.

Revenue Recognition

We recognize revenue of product sales when title has been transferred, the risks and rewards of ownership have been transferred to the customer, the fee is fixed and determinable, and the collection of the related receivable is probable which is generally at the time of shipment.

Advertising Costs

We expense the cost of advertising as incurred.  Advertising costs for the years ended June 30, 2007 and 2006 were insignificant.

Impairment of Intangible Assets

We evaluate the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable.  Such circumstances could include, but are not limited to: (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset.  We measure the carrying amount of the asset against the estimated undiscounted future cash flows associated with it.  Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized.  The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value.  The fair value is measured based on quoted market prices, if available.  If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows.  The evaluation of asset impairment requires us to make assumptions about future cash flows over the life of the asset being evaluated.  These assumptions require significant judgment and actual results may differ from assumed and estimated amounts.  During the year ended June 30, 2007, we recorded an impairment loss of $1,207,171 related to intangible assets.

Income Taxes

Deferred income taxes are computed using the asset and liability method, such that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between financial reporting amounts and the tax basis of existing assets and liabilities based on currently enacted tax laws and tax rates in effect in the People’s Republic of China for the periods in which the differences are expected to reverse. Income tax expense is the tax payable for the period plus the change during the period in deferred income taxes. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. No differences were noted between the book and tax bases of our assets and liabilities, respectively. Therefore, there are no deferred tax assets or liabilities for the years ended June 30, 2007 and 2006.

We are subject to PRC Enterprise Income Tax at a rate of 15% of net income.

Fair Value of Financial Instruments

We consider the carrying amounts reported in the balance sheet for current assets and current liabilities qualifying as financial instruments and approximating fair value.

Foreign Currency Translation and Transactions

The financial position and results of operations of our foreign subsidiaries are determined using local currency (Chinese Yuan) as the functional currency.  Assets and liabilities of the subsidiaries are translated at the prevailing exchange rate in effect at each year end. Contributed capital accounts are translated using the historical rate of exchange when capital is injected. Income statement accounts are translated at the average rate of exchange during the year.  Translation adjustments arising from the use of different exchange rates from period to period are included in the cumulative translation adjustment account in shareholders' equity. Gains and losses resulting from foreign currency transactions are included in operations.

Income Taxes

We are not subject to any income taxes in the United States or the British Virgin Islands.  Under the Interim Regulations of the People's Republic of China on Enterprises Income Tax effective from January 1, 1994 to December 31, 2007 and the Income Tax Law of the People's Republic of China for Foreign Investment Enterprises and Foreign Enterprises effective from July 1, 1991 to December 31, 2007, a company is generally subject to an income tax at an effective rate of 33% (30% state income taxes plus 3% local income taxes) on income reported in the statutory financial statements after appropriate tax adjustments with the following “tax holidays”: If the enterprise is a manufacturing related joint venture with a foreign enterprise or a wholly owned subsidiary of a foreign enterprise, with an operation of 10 years or more, it enjoys a two-year income tax exemption from the year that it is profitable and a 50% income tax reduction for the following three years ( the “2-3 tax holiday”).

Our Subsidiary, Chengdu Tianyin has been a domestic limited liability company since 2003 and has been subject to an income tax at an effective rate of 15%.

On March 16, 2007, the PRC promulgated the Enterprise Income Tax Law for enterprises that will become effective on January 1, 2008.  Under the Enterprise Income Tax Law, a company incorporated in the PRC will be generally subject to an income tax at an effective rate of 25%.  Under the new Enterprise Income Tax Law, FIEs and domestic companies would be subject to a uniform tax rate of 25%, but there would be a five-year transition period for FIEs, during which they would be allowed to continue to enjoy their existing preferential tax treatments.  While the new tax bill would equalize the tax rates for FIEs and domestic companies, preferential tax treatments would continue to be given to companies in certain encouraged sectors and to entities classified as high-tech companies, whether FIEs or domestic companies.  The new Enterprise Income Tax Law shall take effect starting from 2008.  If the Enterprise Income Tax Law takes effect and its transition period for FIEs runs out, the effective tax rate of Chengdu Tianyin will increase significantly unless Chengdu Tianyin is otherwise eligible for preferential treatment.  Any increase in Chengdu Tianyin’s enterprise income tax rate in the future could have a material adverse effect on our financial condition and results of operations.  However, if preferential tax treatments for TCM manufacturer are still valid and implemented under the Enterprise Income Tax Law, then Chengdu Tianyin may continuously enjoy the previous preferential tax treatments of a 50% income tax reduction.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Results of Operations

The following table shows the results of our business.  All references to the results of operations and financial condition are those of Chengdu Tianyin.

Comparison of results for the fiscal year ended June 30, 2007, to the fiscal year ended June 30, 2006

Year Ended June 30	2007	2006
Revenues	US$20,369,293	US$13,466,713
Cost of revenues	US$12,276,296	US$8,024,745
Gross profit	US$8,092,997	US$5,441,968
Selling, general and administrative and research and development expenses	US$1,880,153	US$2,126,243
Other expense	US$1,428.024	US156,464
Income taxes	US$837,292	US$448,791
Net profit (Loss)	US$3,947,528	US$2,710,470
Foreign adjustment	US$272,858	US$44,511
Comprehensive income (Loss)	US$4,220,386	US$2,754,981

Revenues.  Total revenues were approximately US$20.4 million for the year ended June 30, 2007 as compared to approximately US$13.5 million for the year ended June 30, 2006, an increase of approximately US$6.9 million or 51.1%.  The increases in revenues were primarily the result of our expanded marketing efforts for our pipeline of new and current products.  Management believes that our emphasis of broadening our product pipeline coupled with our enhanced sales marketing efforts and the planned expansion of our production facility will continue to yield significant increases in revenue in the remainder of this fiscal year and beyond.

Cost of Revenues.  Cost of revenues for the year ended June 30, 2007 was approximately US$12.3 million or 60.3% of revenues as compared to US$8.0 million or 59.3% of revenues for the year ended June 30, 2006.  Our cost of revenues are primarily composed of the costs of direct raw materials, labor, depreciation and amortization of manufacturing equipment and facilities, and other overhead.

Operating Expenses.  Operating expenses were approximately US$1.9 million for the year ended June 30, 2007 as compared to approximately US$2.1 million for the year ended June 30, 2006, a decrease of approximately US$0.2 million or 9.5%.  The decrease was mainly due to a reduction in selling expenses.

Interest expense.  Interest expense was approximately US$166,000 for the year ended June 30, 2007 and US$159,000 for the year ended June 30, 2006.  The increase was a result of an increase in interest rates on certain loans.

Net income.  Net income was approximately US$3.9 million for the year ended June 30, 2007 as compared to net income of approximately US$2.7 million for the year ended June 30, 2006, an increase of US$1.2 million.  The increase in our net income were mainly the result of our increasing sales while limiting growth in overhead.

Foreign Currency Translation Adjustment.  Our reporting currency is the US dollar.  Our local currency, Renminbi (RMB), is our functional currency.  Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period.  Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity.  Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Currency translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders' equity and amounted to US$433,108 as of June 30, 2007.  The balance sheet amounts with the exception of equity at June 30, 2007 were translated at 7.60 RMB to 1.00 US dollar as compared to 7.99 RMB at June 30, 2006.  The equity accounts were stated at their historical rate.  The average translation rates applied to income statement accounts for the years ended June 30, 2007, and June 30, 2006 were the average rate of exchange during the year.

Comprehensive Income.  As a result of the above, the comprehensive income, which adds the currency adjustment to Net Income, were US$4.2 million for the year ended June 30, 2007, as compared to the comprehensive income of US$2.8 million for the year ended June 30, 2006, an increase of US$1.4 million.

Comparison of results for the three and nine months ended March 31, 2008 to the three and nine months ended March 31 2007.

Three Months Ended March 31	2008	2007
Revenues	$9,249,229	5,412,969
Cost of revenues	5,123,587	3,382,399
Gross profit	4,125,642	2,030,570
Selling, general and administrative expenses and research and development expense	2,180,161 89,372	327,773 15,749
Interest expense	(245,174)	31,465
Income taxes	337,132	225,663
Net income	1,273,803	1,429,930
Foreign currency translation adjustment	780,932	63,644
Comprehensive income (Loss)	2,054,735	1,493,574

Nine Months Ended March 31	2008	2007
Revenues	24,167,921	13,622,991
Cost of revenues	13,984,845	8,474,163
Gross profit	10,183,076	5,148,828
Selling, general and administrative expenses Research and development expenses….	4,380,702 150,930	1,129,549 29,129
Interest expense	311,536	103,210
Income taxes	893,779	536,599
Net income	4,446,129	3,351,783
Foreign currency translation adjustment	1,355,898	170,267
Comprehensive income	5,802,027	3,522,050

Revenues.   Total revenues were approximately US$9.2 million for the three  months ended March 31, 2008 as compared to approximately US$5.4 million for the three months ended March 31, 2007, an increase of approximately US$3.8 million or approximately 70%.  Revenues for the nine months ended March 31, 2008 were approximately US$24.2 million.  This was an increase of roughly US$10.6 million or approximately 78% as compared to total revenue of US $13.6 million for the nine months ended March 31, 2007. The increase in our revenues was mainly the result of our expanded and enhanced sales and marketing efforts of our pipeline of current products.  Specifically, the significant revenue growth was driven by channel expansion and increasing market penetration of our current products.  Management believes that our emphasis on broadening our product pipeline coupled with continued channel expansions, our enhanced marketing efforts and the planned expansion of our production facility will continue to yield significant increases in revenue in the remainder of this fiscal year and beyond.

Cost of Revenues.   Cost of revenues for the three months ended March 31, 2008 was approximately US$5.1 million or roughly 55% of revenues as compared to US$3.4 million or roughly 63% of revenues for the three months ended March 31, 2007.  Cost of revenues for the nine months ended March 31, 2008 was roughly US$14.0 million.  For the nine months ended March 31, 2007 our cost of revenues were approximately US$8.5million.  For the nine months ended March 31, 2008 our cost of revenue was approximately 58% of revenue as compared to 63% in 2007.   Our cost of revenues are primarily composed of the costs of direct raw materials, labor, depreciation and amortization of manufacturing equipment and facilities, and other overhead.  The increased gross margin was mainly due to the enhanced product mix by focusing more on high margin products including Ginkgo Mihuan Oral Liquid and Arpu Shuangxin Oral Liquid.

Operating Expenses.   Selling and general and administrative expenses were approximately US$2.2 million for the three months ended March 31, 2008, as compared to approximately US$0.33 million for the three months ended March 31, 2007, an increase of approximately US$1.85 million or roughly 561%.  Selling and general and administrative expenses were approximately US4.4 million for the nine months ended March 31, 2008, as compared to approximately US$1.1 million for the nine months ended March 31, 2007, an increase of approximately US$3.3 million or roughly 295%.   The increase in operating expenses was mainly attributable to the listing expenses and increased selling costs.  Listing expenses are mainly consulting and professional fees paid to lawyers, accountants, auditors, etc.  The total amount was approximately US$400,000.  We anticipate that these costs will decrease significantly in the next quarter.  Increased selling costs is a result of channel expansion and increasing market penetration of our current products, including increased costs in advertisement, promotion and sales force related expenses We anticipate that these costs will continue to rise as we continue to expand our sales.

Research and development expenses. Research and development expenses for the three months ended March 31, 2008 were roughly $89,000 as compared to approximately $15,000 for the three months ended March 31, 2007.  For the nine months ended March 31, 2008, research and development expenses were approximately $150,000 as compared to roughly $28,000 for the nine months ended March 31, 2007.  Since we acquired most of our products from third parties, the negligible research and development expenses mainly cover the cost of regulatory filings.

Interest expense.   Interest expense was approximately $245,000 for the three months ended March 31, 2008, and US$31,000 for the three months ended March 31, 2007.  For the nine months ended March 31, 2008 interest expense was roughly $311,000 as compared to $103,000 for the nine months ended March 31, 2007.  This represents an increase of $208,000 or roughly 202%.  The increase of interest expense for the three months was due to interest expense for the 10% convertible Exchangeable Notes.  The interest expense was amounted to $216,000.

Net income.   Net income was approximately US$1.3 million for the three months ended March 31, 2008, as compared to net income of approximately US$1.43 million for the three months ended March 31, 2007, a decrease of US$0.13 million or approximately 9%.  Net income was approximately US$4.4 million for the nine months ended March 31, 2008, as compared to net income of approximately US$3.35 million for the nine months ended March 31, 2007, an increase of US$1.05 million or approximately 31%.  The decrease of net income for the three months ended March 31, 2008 vs 2007 was mainly due to increase of the expenses related to listing with an approximate amount of US$400,000 and the interest expenses related to convertible notes with an approximate amount of US$217,000.

Foreign Currency Translation Adjustment.   Our reporting currency is the US dollar.  Our local currency, Renminbi (RMB), is our functional currency.  Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period.  Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity.  Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Currency translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders' equity and amounted to roughly US$1.8 million, as of March 31, 2008.  The balance sheet amounts with the exception of equity at March 31, 2008 were translated at 7.00 RMB to 1.00 US dollar as compared to 7.72 RMB at March 31, 2007.  The equity accounts were stated at their historical rate.  The average translation rates applied to income statement accounts for the three months ended March 31, 2008, and March 31, 2007, were the average rate of exchange during the period.

Comprehensive Income.   As a result of the above, the comprehensive income, which adds the currency adjustment to Net Income, were approximately US$2.05 million for the three months ended March 31, 2008 compared to the comprehensive income of US$1.49  million for the three months ended March 31, 2007, an increase of US$0.56 million or roughly 67.1%.   The comprehensive income, which adds the currency adjustment to Net Income, were approximately US$5.80 million for the nine months ended March 31, 2008 compared to the comprehensive income of US$3.52 million for the nine months ended March 31, 2007, an increase of US$2.28 million or roughly 64.8%.

Liquidity and Capital Resources

As of March 31, 2008, we had working capital totaling approximately 19,024,000, including cash and cash equivalents of US $13.6 million.   On January 16 and 25, 2008, we completed private financings totaling $15,225,000 million, with 27 accredited investors (the “January 2008 Financing”).  The net proceeds from the January 2008 Financing were approximately $13,697,000.

Net cash provided by operating activities was approximately US$1.76 million for the nine months ended March 31, 2008 as compared to approximately US$0.78 million for the nine months ended march 31, 2007.  The increase in cash generated from operating activities during the nine months ended March 31, 2008 period was primarily the result of significant revenue growth that produced considerable improvement in net income.

Net cash used in investing activities for the nine months ended March 31, 2008 totaled approximately $1.06 million and was related to the acquisition of intangible property and equipment.  Net cash used in investing activities for the nine months ended March 31, 2007 totaled approximately $0.92 million and was related to the acquisition of intangible property and equipment.  The decrease during the 2007 period was the result of a decrease in the acquisition of property and equipment.

Net cash provided in financing activities for the nine months ended March 31, 2008 totaled approximately $11.6 million.  Net cash used in financing activities for the nine months ended March 31, 2007 was $40,000.  The increase in net cash provided in financing activities was primarily a result of capital contribution and from addition of bank loan.

Although we expect that the net proceeds of the private placement described above, together with our available funds and funds generated from our operations will be sufficient to meet our anticipated needs for 12 months, we may need to obtain additional capital to continue to grow our business. Our cash requirements may vary materially from those currently anticipated due to changes in our operations, including our marketing and distribution activities, product development, expansion of our personnel and the timing of our receipt of revenues.  Our ability to obtain additional financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance.  There can be no assurance that we will be successful in our efforts to arrange additional financing on terms satisfactory to us or at all.  The recently completed financing contains warrants which if fully exercised could raise approximately an additional $29,000,000.  The exercise of these warrants is, however, largely dependent upon the price of our stock in the public market.  As a result, we cannot guarantee when any of the warrants will be exercised, if at all and, as a result, the proceeds from the exercise of the warrants may not be available to us should we require additional financings or ever.

 Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese renminbi into foreign currencies and, if Chinese renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of renminbi to the U.S. dollar had generally been stable and the renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese renminbi to the U.S. dollar. Under the new policy, Chinese renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. As a result of this policy change, Chinese renminbi appreciated approximately 2.5% against the U.S. dollar in 2005, 3.3% in 2006, and 6.5% in 2007. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese renminbi against the U.S. dollar. We can offer no assurance that Chinese renminbi will be stable against the U.S. dollar or any other foreign currency.

The income statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

Although Chinese governmental policies were introduced in 1996 to allow the convertibility of Chinese renminbi into foreign currency for current account items, conversion of Chinese renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange, or SAFE, which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that Chinese regulatory authorities will not impose greater restrictions on the convertibility of Chinese renminbi in the future. Because a significant amount of our future revenue may be in the form of Chinese renminbi, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in Chinese renminbi to fund our business activities outside of China, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations

Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

The Renminbi is not a freely convertible currency currently, and the restrictions on currency exchanges may limit our ability to use revenues generated in RMB to fund our business activities outside the PRC or to make dividends or other payments in United States dollars. The PRC government strictly regulates conversion of RMB into foreign currencies. Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts. In the PRC, the State Administration for Foreign Exchange, or the SAFE, regulates the conversion of the RMB into foreign currencies. Pursuant to applicable PRC laws and regulations, foreign invested enterprises incorporated in the PRC are required to apply for “Foreign Exchange Registration Certificates.” Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

In addition, on October 21, 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fundraising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies (“Notice 75”), which became effective as of November 1, 2005. Notice 75 replaced the two rules issued by SAFE in January and April 2005.

According to Notice 75:

·

prior to establishing or assuming control of an offshore company for the purpose of obtaining overseas equity financing with assets or equity interests in an onshore enterprise in the PRC, each PRC resident, whether a natural or legal person, must complete the overseas investment foreign exchange registration procedures with the relevant local SAFE branch;

·

an amendment to the registration with the local SAFE branch is required to be filed by any PRC resident that directly or indirectly holds interests in that offshore company upon either (1) the injection of equity interests or assets of an onshore enterprise to the offshore company, or (2) the completion of any overseas fund raising by such offshore company; and

·

an amendment to the registration with the local SAFE branch is also required to be filed by such PRC resident when there is any material change in the capital of the offshore company that does not involve any return investment, such as (1) an increase or decrease in its capital, (2) a transfer or swap of shares, (3) a merger or division, (4) a long term equity or debt investment, or (5) the creation of any security interests.

Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant overseas investment foreign exchange registration procedures by March 31, 2006. Under the relevant rules, failure to comply with the registration procedures set forth in Notice 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate and the capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

In addition, SAFE issued updated internal implementing rules (“Implementing Rules”) in relation to Notice 75. The Implementing Rules were promulgated and became effective on May 29, 2007. Such Implementing Rules provide more detailed provisions and requirements regarding the overseas investment foreign exchange registration procedures. However, even after the promulgation of Implementing Rules there still exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies. It remains uncertain whether Dr. Jiang, as a PRC resident who may indirectly hold our shares through the exercise of stock options granted to him by Stewart Shiang Lor, will be required to go through the overseas investment foreign exchange registration procedures under Notice 75 or Implementing Rules.

As a result, we cannot predict how they will affect our business operations following a business combination. For example, our ability to conduct foreign exchange activities following a business combination, such as remittance of dividends and foreign-currency-denominated borrowings, may be subject to compliance with the SAFE registration requirements by such PRC residents, over whom we have no control. In addition, we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations. We will require all our shareholders, following a business combination, who are PRC residents to comply with any SAFE registration requirements, if required by Notice 75, Implementing Rules or other applicable PRC laws and regulations, although we have no control over either our shareholders or the outcome of such registration procedures. Such uncertainties may restrict our ability to implement our business combination strategy and adversely affect our business and prospects following a business combination.

Future inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

BUSINESS

Business Overview

Prior to the Share Exchange we were primarily engaged in developing and licensing software products and services for the eye care industry.  The software allows customers to view digital images of themselves wearing the frames they choose.  We also offered Data Rescue service, which is a data back-up solution that ensures a company that their data is always backed up and always retrievable.  However, in the past two years, the software and Data Rescue generated minimal to no revenue for the company. From and after the closing of the Share Exchange, our primary operations will consist of the operations of Tianyin.

We are engaged primarily in the development, manufacturing, marketing and sale of modernized traditional Chinese medicines and other pharmaceuticals in China. We currently manufacture and market a comprehensive portfolio of 34 products of which 22 are listed in the highly selective National Medicine Catalog of the National Medical Insurance program.  We have an extensive product pipeline of 51 products which are pending regulatory approvals with the China State Food and Drug Administration.

Established in 1994, Chengdu Tianyin was a manufacturer and supplier of modernized traditional Chinese medicines.  The current management of Chengdu Tianyin acquired 100% of the equity interest of Chengdu Tianyin in 2003.  On October 30, 2007, Grandway completed the acquisition of the 100% of the equity interest and now owns 100% of the equity interest of Chengdu Tianyin, a company located in Chengdu, Sichuan Province of the PRC that operates our business.

 We have experienced significant growth in our business in recent years.  Our total net revenue and net income reached US$20.36 million and US$4.22 million respectively for the fiscal year ended June 30, 2007, up from US$13.46 million and US$2.75 million for the fiscal year ended June 30, 2006.

Industry Background and Market Opportunities

The pharmaceutical market in China presents an attractive and rapidly growing opportunity, which is driven by a number of positive trends including e.g. strong per capita GDP growth, government-backed healthcare reimbursement systems, and the size and growth of the country’s aging population, as well as the increasing spending on prescription and OTC medicines in recent years, including traditional Chinese medicine.

Increasing Healthcare Spending in Prescription and OTC Medicines

The rapid increase in the disposable income, government-backed healthcare spending and the number of elderly people in China in recent years have primarily resulted in an increasing spending on prescription and OTC medicines in China, which amounted to RMB212 billion (US$28 billion), RMB270 billion (US$36 billion), and RMB547 billion (US$72 billion) in 2002, 2003 and 2004, respectively, representing a compound annual growth rate of over 60%, according to the PRC Ministry of Labor and Social Security.  Traditional Chinese medicines accounted for approximately 30% of the total medicine spending in each of those years.

National Medical Insurance Program

The National Medical Insurance Program, introduced in 1999, is the largest medical insurance program in China. As of the end of 2006, the number of participants enrolled in this program was 157.4 million, and this number is expected to grow to 300 million by 2010, according to the PRC Ministry of Labor and Social Security.

The National Medical Insurance Program is funded primarily by provincial governments and, to a lesser degree, by program participants and their employers.  The program has two types of accounts: individual accounts and social pool accounts.  Each participant has an individual account that holds all contributions from the participant and 30% of the contributions from his or her employer.  The amounts of the employer’s and the participant’s contributions are determined as fixed percentages of the participant’s salary. An increase in the participant’s salary will increase the size of both contributions to the participant’s individual account, subject to a fixed monthly cap that varies from city to city and may be adjusted from year to year.  A participant may claim reimbursement from his or her individual account for prescription medicines, OTC medicines and other out-patient and in-patient medical expenses.  The maximum amount available for reimbursement for an individual program participant is capped at a level equal to the balance in that individual’s account.  In addition to individual accounts, the National Medical Insurance Program in each province also includes a social pool account, which holds the contributions from the provincial government as well as the remaining 70% of employer contributions.  The social medical expense pool is used to pay for hospitalization costs and in-patient related charges incurred by the participants, subject to certain co-payments, exclusions and limitations.  Other than in the relatively more affluent eastern provinces in China, many provincial governments have not fully funded the provincial social medical expense pools, which results in delay or failure in reimbursing the hospitalization costs and other in-patient related expenses of National Medical Insurance Program participants.

The national medicine catalog of the National Medical Insurance Program provides guidance on which prescription and OTC medicines are included in the program and to what extent the purchases of these medicines are reimbursable.  The implementation of the National Medical Insurance Program is delegated to provincial governments, each of which has established its own medicine catalog. National catalog medicines are divided into Tier 1 and Tier 2 medicines.  A program participant can be reimbursed for the full cost of a Tier 1 medicine and for 80-90% of the cost of a Tier 2 medicine if the tier under which a medicine falls is confirmed by the provincial medicine catalog of a province where the participant resides.  A provincial government is required to include all Tier 1 medicines listed in the national medicine catalog in its provincial medicine catalog, but may use its discretion based on its own selection criteria to add other medicines to, or exclude Tier 2 medicines listed in the national medicine catalog from, its provincial medicine catalog, so long as the combined number of the medicines added and excluded does not exceed 15% of the number of the Tier 2 medicines.  In addition, a provincial government may use its discretion to upgrade a nationally classified Tier 2 medicine to Tier 1 in its provincial medicine catalog, but may not downgrade a nationally classified Tier 1 medicine to Tier 2.  Inclusion of a medicine in the national and provincial medicine catalogs is based on a number of factors, including price and efficacy.  For purchases of provincial catalog medicines to be reimbursable under the program, these medicines must be purchased from hospitals or retail pharmacies authorized under the National Medical Insurance Program.  We understand that almost all state-owned hospitals are designated as authorized hospitals under the National Medical Insurance Program.  We believe that inclusion of a medicine in a provincial medicine catalog can substantially improve sales of the medicine in the respective Chinese province because:

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The eligibility for reimbursement makes this medicine more affordable to program participants; and

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The inclusion enhances public perception that the medicine is safe and reliable because the inclusion process requires additional examination and testing of the medicine.

We have 22 products that are currently included in the national medicine catalog of the National Medical Insurance Program.

Prescription Medicines and Hospitals

Most people in China seek both in-patient and out-patient medical treatments at state-owned hospitals, where doctors may only prescribe medicines that are listed on the hospital’s formulary. Hospital administrators generally decide whether to include a particular medicine on their formulary based upon a number of factors, including doctors’ interest in prescribing the medicine, the cost of the medicine, the perceived efficacy of the medicine and the hospital’s budget.  Unlike in the United States, where patients typically fill their prescriptions at pharmacies unaffiliated with hospitals, out-patients in China typically fill their prescriptions at hospital pharmacies.

Hospitals in China are classified under the Ministry of Health-administered hospital classification system into three classes based upon a number of factors, including reputation, the number of doctors and nurses, total number of in-patient beds, equipment and expertise.  The best and largest hospitals are designated as “Class 3” hospitals, and the second and third tiers as “Class 2” and “Class 1,” respectively.  In 2005, 946 and 5,156 out of 18,703 total Chinese hospitals were designated as “Class 3” and “Class 2” hospitals, respectively, according to the PRC Ministry of Health statistics.

Substantially all hospitals in China are owned and operated by the government. State-owned hospitals generally have effective monopolies in their respective geographic areas, enabling them to use their market power to obtain prescription medicines from pharmaceutical companies at lower prices.

OTC Medicines and Retail Pharmacies

While out-patients in China generally fill their prescriptions at hospital pharmacies, they primarily purchase OTC medicines from retail pharmacies.  To the extent that a medical condition can be treated with an OTC medicine, many Chinese people choose to purchase an OTC medicine instead of seeing a doctor in a hospital for a prescription medicine.

The retail pharmacy sector in China is highly fragmented.  Retail pharmacies in China include pharmacy chain stores, individual stores, retail chain stores with OTC counters, and OTC counters in supermarkets.  While they are expanding quickly, neither pharmacy chain stores nor retail chain stores with OTC counters have developed a nationwide presence in China.  As a result, retail pharmacies tend to have less bargaining power than hospitals in procuring medicines from pharmaceutical companies.

A small portion of retail pharmacies in China are authorized under the National Medical Insurance Program.  A program participant may be reimbursed for the cost of a medicine included in the provincial medicine catalog only if he or she purchases that medicine from an authorized retail pharmacy.

In 2004, the Chinese government authorities began to enforce the regulation prohibiting advertisement of prescription medicines through mass media.  However, OTC medicine can be advertised in the mass media. Chinese consumers normally purchase OTC medicines based upon brand name recognition and price.  Consumers gain familiarity with an OTC medicine through advertising, word-of-mouth and recommendations by pharmacy salespeople.

TCM as a Mainstream Medicine in China

TCM has been widely used in China for thousands of years and is therefore deeply ingrained in Chinese culture.  In general, TCM has long been perceived by many Chinese to be safe and efficacious, while causing fewer side effects than western medicine.  A majority of Chinese consumers give equal consideration to western medicine and TCM in choosing a medicine.

The Chinese government is committed to supporting and promoting the development of modernized TCM, as evidenced by the government’s formulation of an industry development plan for the modernized traditional Chinese medicine sector and adding more modernized traditional Chinese medicines to the national medicine catalog of the National Medical Insurance Program.

In 2005, 2,620 out of a total of 18,703 Chinese hospitals were designated as traditional Chinese medicine hospitals.  In addition, a significant majority of hospitals in China, including western medicine hospitals, has a department dedicated to traditional Chinese medicine, and doctors with western medical training in other departments of the hospital can also prescribe traditional Chinese medicine to their patients.

In 2004, the Chinese government updated the 2000 national medicine catalog of the National Medical Insurance Program and increased the number of traditional Chinese medicines included in the catalog by 98.3%, from 415 to 823.  After the update, the number of traditional Chinese medicines, as a percentage of the total medicines included in the 2004 national medicine catalog, increased to 44.4% from the previous level of 36.4% in the 2000 national medicine catalog.

Therefore, due to traditional Chinese medicine’s role in Chinese culture and the government’s support, traditional Chinese medicine is and will remain mainstream medicine in China.

Our Growth Strategy

We are seeking to become a leader in the TCM industry in China.  Our growth strategy is as follows:

Expand the Facility and Capacity.  Since our current utilization is virtually at full capacity, we are planning to build additional production facilities on the vacant land of our current premises to accommodate our growth. New plants will host additional production and processing lines of different drug dosage forms.

Commercialize and Continue to Broaden Our Product Pipeline.  We will continue our partnership-based research and development efforts to further commercialize and broaden our product pipeline. We have over 50 drug candidates currently under SFDA review and are planning a series of market launches in the next few years from our product pipeline.

Expand and Enhance Marketing and Sales.  We will expand and enhance our marketing and sales activities to enhance the market leadership of our key leading products and to increase the sales of other products by expanding our sales force, solidifying our distribution network and expanding our market segment coverage, and increasing our marketing and promotional activities.

Pursue Strategic Acquisition and Licensing Opportunities.   We plan to selectively pursue strategic acquisition and licensing opportunities to further consolidate our resources and expand our market coverage.  We believe that strategic acquisitions and licensing provide effective means to broaden our product lines, increase our market coverage and complement our research and development capabilities.

Our Products

TCM has been widely used in China for thousands of years and is therefore deeply ingrained in Chinese culture.  Historically, TCM consisted primarily of mixtures of dried herbs and, in some cases, animal parts and minerals.  These mixtures would be boiled and simmered at home to create a medicinal tea or soup.  These liquid concoctions were inconvenient to prepare and take, and their dosage and quality were inconsistent due to varied methods of preparation and differences in the quality of ingredients. In recent decades, however, pharmaceutical companies in China have applied modern production technologies to extract active ingredients out of the mixtures and formulate the extracts into a variety of dosage forms such as tablets, capsules and granules, which is referred to as modernized TCM.  These modernized formulations offer patients convenient forms of TCM and also substantially improve their quality, consistency and dosage precision. The combination of traditional therapies in modern form makes our products extremely attractive to the Chinese population.

We currently manufacture and market a comprehensive portfolio of 34 modernized TCM and pharmaceuticals designed to address large market opportunities; 22 of which are listed in the National Medicine Catalog of the National Medical Insurance Program.  We have an extensive product pipeline of 51 products pending SFDA regulatory approvals.

Our products are intended to address significant medical needs in the therapeutic areas spanning internal medicines, gynecology, hepatology, otolaryngology, urology, neurology, gastroenterology, orthopedics, dermatology, pediatrics, among others.    A list of our products is presented below:

NO.	PRODUCT	CATEGORY	SFDA DRUG REG. NO.	INDICATIONS
1	Qingrejiedu Oral Liquid	Internal Medicine	Z51020066	Inflammation, fever, cold, upper respiratory infection
2	Ginkgo Mihuan Oral Liquid	Internal Medicine	H20013079	Coronary heart diseases, myocardial infarction
3	Yupingfeng Oral Liquid	Internal Medicine	Z20003099	Boost of energy and immune system, strengthening of physical body
4	Qijudihuang Oral Liquid	Internal Medicine	Z20023391	Improvement on liver function
5	Fukangbao Oral Liquid	Gynecology	Z10983056	Anemia, irregular menstrual cycle
6	Benorylate Granules	Internal Medicine	H10970068	Rheumatoid arthritis

7	Yuelian Chongcao Oral Solution	Internal Medicine	B20020680	Improvement on kidney function, boost of body energy
8	Radix Sophorae Flavescentis Vaginal Effervescent Tablets	Gynecology	Z20050184	Cervical erosion
9	Qianggan Syrup	Hepatology	Z20054224	Chronic hepatitis, early liver cirrhosis, fatty liver disease
10	Levofloxacin Hydrochloride Tablets	Internal Medicine	H20066521	Anti bacterial infection
11	Hugan Tablets	Hepatology	Z20063054	Chronic hepatitis, early liver cirrhosis
12	Qianglipipa Oral Liquid	Otolaryngology	Z20063046	Suppressing cough, mucus clearance, bronchitis
13	Ganoderma Lucidum Capsules	Neurology	Z20063833	Insomnia, neurasthenia, amnesia
14	Yishengling Granules	Internal Medicine	Z20063841	Improvement of kidney function and sperm counts, impotence
15	Qianbobiyan Tablets	Otolaryngology	Z20063837	Inflammation, chronic and acute rhinitis
16	Dabaidu Capsules	Urology	Z20055092	Inflammatory symptoms of STD’s, e.g. syphilis
17	Huganning Tablets	Hepatology	Z20054697	Chronic and acute hepatitis
18	Yanlixiao Capsules	Internal Medicine	Z20064158	Anti-inflammatory, bacterial infectious diseases
19	Kanggu Zengsheng Tablets	Orthopedics	Z20063875	Bone hyperplasia, neck pain, ankylosing spondylitis
20	Baoxinning Capsules	Internal Medicine	Z20063957	Angina, coronary heart diseases, arrhythmia
21	Danqi Tablets	Gynecology	Z20064032	Relieve menstrual cramps and other symptoms

22	Chuanxinlian Capsules	Internal Medicine	Z20063437	Anti-inflammation, fever, cough, diarrhea, mouth ulcers
23	Weikangling Capsules	Gastroenterology	Z20064060	Gastric and duodenal ulcer, acute and chronic gastritis
24	Yinhuang Capsules	Otolaryngology	Z20063462	Upper respiratory tract infection, tonsillitis, pharyngitis
25	Kudancao Tablets	Otolaryngology	Z20064050	Relieve inflammatory symptoms of laryngopharyngitis
26	Tianqitongjing Capsules	Gynecology	Z20063645	Relieve symptoms of menstrual cramps
27	Jiangtangning Capsules	Internal Medicine	Z20063813	Relieve symptoms of diabetes
28	Xiaoyanlidan Tablets	Hepatology	Z20063864	Relieve symptoms of acute cholangtis and cholecystitis.
29	Yankening Tablets	Internal Medicine	Z20063847	Acute tonsillitis, bacterial pneumonia, urinary tract infections
30	Yanyan Tablets	Otolaryngology	Z20064406	Relieve symptoms of chronic pharyngitis
31	Qianlieshule Capsules	Urology	Z20060030	Relieve symptoms of chronic prostatitis
32	Shushenling Capsules	Neurology	Z20063557	Neurasthenia, manopause syndrome
33	Huangbo Capsules	Internal Medicine	Z20063156	Anti-inflammatory, diarrhea, jaundice, nocturnal emission
34	Yinqiao Shangfeng Capsules	Internal Medicine	Z20003100	Relieve inflammatory symptoms of laryngopharyngitis and fever

Most significantly, our 22 products currently enjoy the status as being listed in the highly selective national medicine catalog of the National Medical Insurance Program, a government-administered medical insurance and reimbursement program.

Manufacturing and Operations

Manufacturing Facilities and Processes

We have two state-of-the-art GMP certified manufacturing facilities totaling 53,360 square meters and various types of advanced production lines for oral liquid, syrup, capsules, granules, and tablets.  Our two facilities are located in the National Class Chengdu Economic & Technology Development Zone and the outskirt of Chengdu, Sichuan Province.

Our manufacturing processes primarily include pre-processing, extracting and concentrating, and dosage processing and packaging. In the pre-processing process, raw materials, primarily medicinal plants, go through a purifying process during which materials are selected, cut, rinsed and dried.  In the extracting and concentrating process, pre-processed materials go through a series of extracting and concentrating process of mixing, soaking, stewing drying and grinding.  In the dosage and packaging process, extracted and concentrated materials are processed into various dosage forms such as capsules, tablets, granules and oral liquids.

In addition to an advanced manufacturing process, we installed and implemented strict quality control procedures in compliance with the GMP standards and other SFDA regulations to ensure consistent quality of our products. Overall, we believe that our existing facilities, together with facilities under planned expansion, will be adequate for our operation requirements for the next five years.

Raw Materials

We use over 120 different medicinal herbs as primary raw materials and procure our raw materials from various vendors and suppliers.  The geographical locations of our facilities allow for convenient and low cost access to the high-grade TCM raw ingredients since Sichuan province is historically one of the largest farming bases for traditional Chinese medicinal herbs.

Sales and Marketing

Our senior management is made up of industry veterans with proven track records of marketing and sales success.  Through meticulous strategic classification and differentiation for each market segment, we are prioritizing our resources on products with the greatest market leadership potentials.

We sell our prescription-based and OTC TCM and pharmaceutical products via regional distributors as well as directly to the hospitals, clinics, and pharmacies in China.  We are expanding our sales force as well as our coverage with the regional distributors across China.

During fiscal year 2007, the majority of our sales were conducted through a limited number of regional distributors who subsequently sold our products to hospitals, clinics, and pharmacies.  We are planning to expand our distributor base and believe that the number of our regional distributors will increase substantially in the next few years.

We conduct our marketing activities and increase brand awareness by attending industry trade shows, conducting educational seminars to the physicians, advertising on television and in industry publications, using internet marketing and collaborating with the government.  We recently signed with China’s foremost healthcare product advertising firm to conduct nationwide TV-based marketing campaigns.

Competition

The TCM industry in China is highly fragmented and intensely competitive.  We believe that traditional Chinese medicine manufacturers primarily compete on the basis of brand name and reputation,

price, perceived efficacy, side effects, marketing ability, economics of scale, customer service and customer support capabilities, customer base and customer loyalty. We face competition from domestic TCM manufacturers, as well as domestic and foreign pharmaceuticals with similar therapeutic effects.

We believe we are strongly positioned to become one of the leading companies in the TCM industry in China by leveraging our competitive strengths:

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We are an emerging market leader with 34 current products and an extensive pipeline of 51 new drugs.

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We have 22 products listed in the National Medical Program which ensures government reimbursement and easy access to the users.

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We are the sole supplier of several proprietary products with substantial upside market potential.

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We have a proven cooperative partnership research and development model that is cost effective, highly efficient and that has shorter development cycles.

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We have an established national distribution network a strong sales force highly focused on different market segments.

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We have a management team consisting of industry veterans with proven track record that are dedicated for continuous growth.

Research and Development

We have a proven cooperative partnership model for the research and development of our products.  This model is cost effective, highly efficient and has a shorter development cycle time.  We currently have 51 products in the product pipeline pending SFDA approval and expect to receive approval on most of them within the next few years.

Our research and development efforts are focused on new and innovative products with substantial market potential, as well as enhancement on existing products.  We have forged research and development collaboration partnerships with some of the most prestigious research and development institutions in China, including China Pharmaceutical University, Sichuan University-affiliated West China Center of Medical Sciences, and Shaanxi University of Chinese Medicines.

Intellectual Property

We rely primarily on a combination of patent, trademark trade secrets and administrative protections, as well as employee and third-party confidentiality agreements to safeguard our intellectual property.  Additionally, the new SFDA product filing and registration policy provides an infinite period of administrative protection to approved products, and also prohibits knock-offs of products already on the market.  In doing so, the government encourages innovation in TCM research and development, and as a result, four of our proprietary products enjoy patent protection and an infinite period of administrative protections from the government.

We currently have a design patent granted and a formulation patent pending for Ginkgo Mihuan Oral Liquid.  In addition, we have 6 trademarks granted and 16 trademarks pending.

Proprietary Information

Many elements of our pharmaceutical composition, formulation, delivery and manufacturing methods and processes involve proprietary technologies, processes, know-how or data that are non-patentable.  We rely heavily on administrative protection, trade secret protection and confidentiality agreements rather than patent laws to protect our rights in these proprietary technologies, processes, know-how and data.  We have also taken security measures to protect our rights in this regard, including having our  research and development personnel enter into confidentiality, non-competition and proprietary information agreements with us.

Customers

The following table sets forth our top five customers in fiscal year ended June 30, 2007 and the percentage of our total revenues contributed by each such customer in that same year.

NO.	CUSTOMERS	FY2007 REVENUE (MILLIONS US$)	% OF FY2007 TOTAL REVENUE
1	Jiangsu Kelun Medical Co., Ltd.	2.65	12.5%
2	Anhui Huayuan Pharmaceutical Co., Ltd.	2.57	12.1%
3	Chengdu Xinlu Trading Co, Ltd.	2.34	11.1%
4	Shanghai Jiuzhoutong Medical Co., Ltd.	2.14	10.1%
5	Sichuan Pharmaceutical Co., Ltd.	2.06	9.7%

Government Regulation

Regulations Relating to Pharmaceutical Industry

The pharmaceutical industry in China, including the traditional Chinese medicine sector, is highly regulated.  The primary regulatory authority is the SFDA, including its provincial and local branches.  As a developer, producer and distributor of medicinal products, we are subject to regulation and oversight by the SFDA and its provincial and local branches.  The Law of the PRC on the Administration of Pharmaceuticals provides the basic legal framework for the administration of the production and sale of pharmaceuticals in China and covers the manufacturing, distributing, packaging, pricing and advertising of pharmaceutical products.  Its implementing regulations set forth detailed rules with respect to the administration of pharmaceuticals in China.  We are also subject to other PRC laws and regulations that are applicable to business operators, manufacturers and distributors in general.

Registration and Approval of Medicine

A medicine must be registered and approved by the SFDA before it can be manufactured. The registration and approval process requires the manufacturer to submit to the SFDA a registration application containing detailed information concerning the efficacy and quality of the medicine and the manufacturing process and the production facilities the manufacturer expects to use.  This process generally takes at least a few months and could be longer, depending on the nature of the medicine under review, the quality of the data provided and the workload of the SFDA.  To obtain the SFDA registration and approval necessary for commencing production, the manufacturer is also required to conduct pre-clinical trials, apply to the SFDA for permission to conduct clinical trials, and, after clinical trials are completed, file clinical data with the SFDA for approval.  Below is the SFDA regulatory approval procedure for medicines.

Clinical Trials Phases II, III and IV used in China are comparable to the similar phases of clinical trials involved in obtaining marketing approval from the U.S. Food and Drug Administration.  Under the

Administrative Measures on the Registration of Pharmaceutical Products promulgated by the SFDA, the three phases refer to:

“Phase II”: Evaluation of safety, dosing and efficacy.

“Phase III”: Larger scale evaluation of safety and efficacy.

“Phase IV”: Post-approval supervision of safety and efficacy.

New Medicine.  If a medicine is approved by the SFDA as a new medicine, the SFDA will issue a new medicine certificate to the manufacturer and impose a monitoring period of as long as five years.  The length of the monitoring period is specified in the new medicine certificate.  During the monitoring period, the SFDA will monitor the safety of the new medicine, and will neither accept new medicine certificate applications for an identical medicine by another pharmaceutical company, nor approve the production or import of an identical medicine by other pharmaceutical companies.  For new medicines approved prior to 2002, the monitoring period could be longer than five years.  As a result of these regulations, the holder of a new medicine certificate effectively has the exclusive right to manufacture the new medicine during the monitoring period.

Provisional National Production Standard.  In connection with the SFDA’s approval of a new medicine, the SFDA will normally direct the manufacturer to produce the medicine according to a provisional national production standard, or a provisional standard.  A provisional standard is valid for two years, during which the SFDA closely monitors the production process and quality consistency of the medicine to develop a national final production standard for the medicine, or a final standard. Three months before the expiration of the two-year period, the manufacturer is required to apply to the SFDA to convert the provisional standard to a final standard.  Upon approval, the SFDA will publish the final standard for the production of this medicine. There is no statutory timeline for the SFDA to complete its review and grant approval for the conversion. In practice, the approval for conversion to a final standard is time-consuming and could take a few years. However, during the SFDA’s review period, the manufacturer may continue to produce the medicine according to the provisional standard.  Although all of our current products have received the final production standard, any new products we produce will need to apply for the standard.  We do not anticipate any difficulty in obtaining these approvals from the SFDA, but no assurances can be given as to when or if the approval will be obtained.

Transitional Period.  Prior to the latter of (1) the expiration of a new medicine’s monitoring period or (2) the date when the SFDA grants a final standard for a new medicine after the expiration of the provisional standard, the SFDA will not accept applications for an identical medicine nor will it approve the production of an identical medicine by other pharmaceutical companies.  Accordingly, the manufacturer will continue to have an exclusive production right for the new medicine during this transitional period.

Continuing SFDA Regulation

Pharmaceutical manufacturers in China are subject to continuing regulation by the SFDA. If an approved medicine, its labeling or its manufacturing process is significantly modified, a new pre-market approval or pre-market approval supplement will be required by the SFDA.  A pharmaceutical manufacturer is subject to periodic inspection and safety monitoring by the SFDA to determine compliance with regulatory requirements.  The SFDA has a variety of enforcement actions available to enforce its regulations and rules, including fines and injunctions, recall or seizure of products, the imposition of operating restrictions, partial suspension or complete shutdown of production and criminal prosecution.

Pharmaceutical Product Manufacturing

Permits and Licenses for Pharmaceutical Manufacturers.  A pharmaceutical manufacturer must obtain a pharmaceutical manufacturing permit from the SFDA’s relevant provincial branch.  This permit is valid for five years and is renewable upon its expiration.

Good Manufacturing Practice.  A pharmaceutical manufacturer must meet the Good Manufacturing Practice standards, or GMP standards, for each of its production facilities in China in respect of each form of pharmaceutical products it produces.  GMP standards include staff qualifications, production premises and facilities, equipment, raw materials, environmental hygiene, production management, quality control and customer complaint administration.  If a manufacturer meets the GMP standards, the SFDA will issue to the manufacturer a Good Manufacturing Practice certificate, or a GMP certificate, with a five-year validity period. However, for a newly established pharmaceutical manufacturer that meets the GMP standards, the SFDA will issue a GMP certificate with only a one-year validity period.

We have received a GMP certificate for all of our production facilities in respect of every form of product that we produce.  All of our GMP certificates are valid for five years, and we do not anticipate any difficulty in renewing these certificates.

Pharmaceutical Distribution

A distributor of pharmaceutical products in China must obtain a pharmaceutical distribution permit from the relevant provincial or local SFDA branches. The distribution permit is granted if the relevant SFDA provincial branch receives satisfactory inspection results of the distributor’s facilities, warehouse, hygiene environment, quality control systems, personnel and equipment.  A pharmaceutical distribution permit is valid for five years.

The SFDA applies Good Supply Practice standards, or GSP standards, to all pharmaceutical wholesale and retail distributors to ensure the quality of distribution in China. The currently applicable GSP standards require pharmaceutical distributors to implement controls on the distribution of medicine, including standards regarding staff qualifications, distribution premises, warehouses, inspection equipment and facilities, management and quality control. A certificate for GSP standards, or GSP certificate, is valid for five years, except for a newly established pharmaceutical distribution company, for which the GSP certificate is valid for only one year.

Price Controls

The retail prices of prescription and OTC medicines that are included in the national medicine catalog are subject to price controls administered by the Price Control Office under the National Development and Reform Commission, or the NDRC, and provincial price control authorities, either in the form of fixed prices or price ceilings.  The controls over the retail price of a medicine effectively set the limits for the wholesale price of that medicine.  From time to time, the NDRC publishes and updates a national list of medicines that are subject to price control.  Fixed prices and price ceilings on medicines are determined based on profit margins that the NDRC deems reasonable, the type and quality of the medicine, its production costs, the prices of substitute medicines and the extent of the manufacturer’s compliance with the applicable GMP standards.  The NDRC directly regulates the price of some of the medicines on the list, and delegates the power to provincial price control authorities to regulate the remainder on the list.  For those medicines under the authority of provincial price control authorities, each provincial price control authority regulates medicines manufactured by manufacturers registered in that province.  Provincial price control authorities have the discretion to authorize price adjustments based on the local conditions and the level of local economic development.

Only the manufacturer of a medicine may apply for an increase in the retail price of the medicine and it must apply either to the NDRC, if the price of the medicine is nationally regulated, or to the provincial price control authorities in the province where it is registered, if the price of the medicine is provincially regulated.

For a provincially regulated medicine, when provincial price control authorities approve an application, they will file the new approved price with the NDRC for confirmation and thereafter the newly approved price will become binding and enforceable across China.

Other Regulations

In addition to the regulations relating to pharmaceutical industry in China, our operating subsidiaries are also subject to the regulations applicable to a foreign invested enterprise in China.

Foreign Currency Exchange

Pursuant to the Foreign Currency Administration Rules promulgated in 1996 and amended in 1997 and various regulations issued by the SAFE, and other relevant PRC government authorities, the Renminbi is freely convertible only to the extent of current account items, such as trade-related receipts and payments, interests and dividends.  Capital account items, such as direct equity investments, loans and repatriation of investment, require the prior approval from the SAFE or its local counterpart for conversion of Renminbi into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside the PRC.

Payments for transactions that take place within the PRC must be made in Renminbi. Unless otherwise approved, PRC companies other than the foreign invested enterprises, or the FIEs, must convert foreign currency payments they receive from abroad into Renminbi.  On the other hand, FIEs may retain foreign exchange in accounts with designated foreign exchange banks, subject to a cap set by the SAFE or its local counterpart.

Regulation on Overseas Listing

On August 8, 2006, six PRC regulatory agencies jointly adopted the New M&A Rule, which became effective on September 8, 2006.  This New M&A Rule requires offshore SPVs that are controlled by PRC companies or individuals and that have been formed for the purposes of seeking a public listing on a stock exchange outside China through acquisitions of PRC domestic companies to obtain the CSRC approval prior to publicly listing their securities on a stock exchange outside China. On September 21, 2006, the CSRC published a notice on its website specifying the documents and materials required to be submitted to the CSRC when seeking the CSRC approval for their listings outside of China.

The interpretation and application of the New M&A Rule remain unclear, and we cannot assure you that the ownership of our securities by offshore entities and their shareholders does not require approval from the CSRC, and if it does, how long it will take us to obtain the approval. See “Risk Factors—Risks Related to Doing Business in China—The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with thee foreign ownership of our securities under a recently adopted PRC regulation.”

Dividend Distribution

The principal regulations governing dividend distributions by wholly foreign-owned enterprises and Sino-foreign equity joint ventures include:

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Wholly Foreign-Owned Enterprise Law (1986), as amended;

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Wholly Foreign-Owned Enterprise Law Implementing Rules (1990), as amended;

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Sino-foreign Equity Joint Venture Enterprise Law (1979), as amended; and

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Sino-foreign Equity Joint Venture Enterprise Law Implementing Rules (1983), as amended.

Under these regulations, wholly foreign-owned enterprises and Sino-foreign equity joint ventures in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, these foreign-invested enterprises are required to set aside certain amounts of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends.

Employees

Prior to the Share Exchange, our President was our only employee.  Pursuant to the Share Exchange, we now have 1,187 employees, consisting of 589 in manufacturing and operation, 15 in research and development, 523 in sales and marketing and 41 in general and administrative.  All of our employees are full-time employees, except the 393 indirect sales staff.

None of our personnel are represented under collective bargaining agreements.  We consider our relations with our employees to be good.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.  We are not aware of any pending or threatened legal proceeding that, if determined in a manner adverse to us, could have a material adverse effect on our business and operations.

Property

All land in China is owned by the State.  Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes.  In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years.  This period may be renewed at the expiration of the initial and any subsequent terms.  Granted land use rights are transferable and may be used as security for borrowings and other obligations. Chengdu Tianyin currently owns land use rights to approximately [29,651] square meters of land and approximately [10,780] square meters of buildings consisting of manufacturing facilities, employee quarters and office buildings in Chengdu, China.  Chengdu Tianyin holds five State-owned Land Use Rights Certificates and eight Building Ownership Certificates for the land use rights and buildings owned by it, which include the State-owned Land Use Rights Certificate (No.: Qingyangguoyong [2007] No. 12133), State-owned Land Use Rights Certificate (No.: Qingyangguoyong [2007] No. 12132), State-owned Land Use Rights Certificate (No.: Longguoyong [2002] No. 17188), State-owned Land Use Rights Certificate (No.: Longguoyong [2007] No. 76483), State-owned Land Use Rights Certificate (No.: Qingguoyong [2007] No. 12575); Building Ownership

Certificate (No.: Chengfangquanjianzheng Jianzheng Zi No.1570035), Building Ownership Certificate (No.: Chengfangquanjianzheng Jianzheng Zi No.1599930), Building Ownership Certificate (No.: Chengfangquanzheng Jianzheng Zi No.1570039) , Building Ownership Certificate (No.: Longfangquanzheng Jianzheng Zi No.0119728), Building Ownership Certificate (No.: Longfangquanzheng Jianzheng Zi No.0119727), Building Ownership Certificate (No.: Longfangquanzheng Jianzheng Zi No.0119729) and, Building Ownership Certificate (No.: Longfangguan No. 0070870) and the Building Ownership Certificate (No.: Longfangguan No. 0070869).

We intend to expand our manufacturing facility over the next few years and believe that we currently have enough land to satisfy such expansion.

We currently rent office space located at Unit #901, Jinjiang Time Garden, Jinli West Road, Chengdu, pursuant to a rental agreement. The rental agreement is renewed annually and the rent, which is US$2,600 per annum, is paid semi-annually.

DIRECTORS AND EXECUTIVE OFFICERS

The following table and text set forth the names and ages of all directors and executive officers as of May 15 , 2008. The Board of Directors is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. To date we have not had an annual meeting. There are no family relationships among our directors and executive officers. Also provided herein are brief descriptions of the business experience of each director, executive officer and advisor during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

In connection with the Share Exchange, Mr. Driscoll resigned as our sole director effective as of February 15, 2008; Mr. Stewart Shiang Lor became a member of our Board of Directors on that same day.  Additionally, on February 29, 2008, we appointed Professor Zunjian Zhang, Ph.D., Professor Jianping Hou, Ph.D. and Mr. James T. McCubbin to join Mssrs. Jiang and Lor as members of our Board of Directors.

Name	Age	Position
Dr. Guoqing Jiang	40	Chairman of the Board, Chief Executive Officer and President
Professor Zunjian Zhang, Ph.D.	48	Director
Professor Jianping Hou, Ph.D.	47	Director
James T. McCubbin	44	Director
Stewar Shiang Lor	44	Director

Dr. Guoqing Jiang, the Chairman of the Board, Chief Executive Officer and Chief Financial Officer.  Dr. Jiang has led the current management to acquire Tianyin Pharmaceutical Co., Ltd. in 2003 and successfully transformed the Company from a regional player into one of the leading TCM manufacturers in China.  Prior to Tianyin, Dr. Jiang served as CEO at Kelun Pharmaceutical Group and built the company from inception to its current status as the world’s leading producer of intravenous solution products.  Dr. Jiang is a charismatic, natural leader and well-respected industry veteran with over 15 years of extensive experience and a proven track record in the pharmaceutical and modernized traditional Chinese medicine industry.  Dr. Jiang once served as a lecturer and resident physician for over 5 years after graduating as a Medical Doctor from Jiangsu University Medical School.

Stewart Lor, Director.  Mr. Lor has over 20 years of work experience in diverse disciplines including corporate management, manufacturing and operations, international trade, corporate finance and investment, information technology as well as sales and marketing.  Mr. Lor co-founded Lorons International Corporation, PowerBridge Technology Co., Ltd. and Cmark Capital Co., Ltd. and served in various senior management positions at several U.S. and China based companies.  Mr. Lor currently serves as a board director at Jpak Group Inc, a publicly listed company in the U.S.  He graduated from State University of New York at Stony Brook and studied Management at Baruch College in New York.

Professor Zunjian Zhang, Ph.D., Director.  Professor Zhang is currently a graduate school faculty advisor at China Pharmaceutical University. He is Executive Director at the Center for Instrument Analysis and in charge of the National Key Laboratory of Drug Quality Control and Pharmacovigilance of Ministry of Education at the university. Professor Zhang is a member of the Chinese Pharmacopoeia Commission and a SFDA expert review committee member for new drugs and health food products.  He is also an expert review panel member at the National Center for Drug Pricing Evaluation and the SFDA Jiangsu Province.  Professor Zhang is Deputy Executive Director at the Analytical Division of the Jiangsu Provincial Society of Chemistry and Chemical Engineering, Executive Director at the Drug Price Division of Jiangsu Price Association and a director at the Nanjing Pharmaceutical Association. Professor Zhang serves as an editor for Journal of China Pharmaceutical University and Journal of Chinese Traditional and Herbal Drugs.  He is a principal investigator in many national research projects and has published over 100 peer-reviewed research papers in prestigious journals both at home and abroad.  Professor Zhang received his B.S. and Ph.D. degrees in Pharmaceutical Analysis from China Pharmaceutical University.

Professor Jianping Hou, Ph.D., Director.  Professor Hou is currently a graduate school faculty advisor at Shaanxi University of Traditional Chinese Medicine.  He has published over dozens of peer-reviewed research papers and participated in the compiling and editing of a number of college textbooks in traditional Chinese medicine. Professor Hou is a principal investigator in more than 10 national research projects and has received the scientific achievement award from the State Administration of Traditional Chinese Medicine. Professor Hou is a SFDA expert review committee member for new drugs and health food products. He is also an expert review panel member for new drugs and side effects at SFDA Shaanxi Province.  Professor Hou is Executive Director at Shaanxi Pharmacological Society and the Clinical Pharmacology Committee of Shaanxi Pharmaceutical Association.  He has also held various senior management positions at Sizhuang Research Institute of Nutriceutics, Xikang Pharmaceutical Co., Ltd. and Sizhuang Pharmaceutical Co., Ltd.  Professor Hou received his Bachelor of Pharmacy and Master’s degree in Pharmacology of Traditional Chinese Medicine from Shaanxi University of Traditional Chinese Medicine. He earned his Ph.D. degree in Pharmacology of Traditional Chinese Medicine from Beijing University.  Professor Hou also completed an EMBA training program for top pharmaceutical executives at Beijing University.

Mr. James T. McCubbin, Director.  Mr. McCubbin currently serves as a Director, Vice President and Chief Financial Officer at WidePoint Corporation, an American Stock Exchange listed company (AMEX: WYY).  Prior to the commencement of his employment with WidePoint, he held various senior financial management positions with several companies in the financial and government sectors.  Mr. McCubbin is a director and chairman of the audit committee for Red Mile Entertainment, Inc., a developer and publisher of interactive entertainment software. Red Miles creates, incubates and licenses premier intellectual properties and develops products for console video game systems, personal computers and other interactive entertainment platforms.  Mr. McCubbin is a graduate of the University of Maryland with a Bachelor of Science Degree in Finance and a Master’s Degree in International Management.

Significant Employees

The following are employees who are not executive officers, but who are expected to make significant contributions to our business:

Mr. Xintao You, Vice President of Operations. Mr. You has over 20 years of industry experience.  Prior to joining Tianyin, Mr. You was a Research Scientist at Sichuan Industrial Institute of Antibiotics, Faculty Member at West China School of Pharmacy Sichuan University, Visiting Scholar at Osaka University and Director of quality system at the Sichuan Qili Pharmaceutical Co. Mr. You received his Bachelors degree and Masters degree in pharmacy, respectively from China Pharmaceutical University and Sichuan University-affiliated West China Center of Medical Sciences.

Dr. Daqiao Zhang, the Vice President of Marketing and Sales. Dr. Zhang is an innovative pharmaceutical and TCM industry as an innovative marketing and sales expert with over 15 years of experience. Dr. Zhang served in various senior marketing and sales positions at Simcere Pharmaceutical Group (NYSE: SCR) and Nanjing Medical Company (SHSE: 600713). Dr. Zhang graduated from Jiangsu University Medical School and he also received an MBA degree from Macau University of Sciences and Technology.

Mr. Hongcai Li, the Vice President of Accounting.  Mr. Li is a Certified Public Accountant with over 10 years of experience in financial and accounting management. Prior to Tianyin, Mr. Li was a Accounting Manager Internal Auditor at Zarva Technology Group Co., Ltd., Financial Manager at Gome Electrical Appliances Holding Ltd., the largest electronics chain in China. Mr. Li received his Bachelor of Accounting degree from Chongqing Institute of Industrial Management.

CORPORATE GOVERNANCE

Presently, we are not required to comply with the director independence requirements of any securities exchange.  In determining whether our directors are independent, however, we intend to comply with the rules of the American Stock Exchange LLC, or the AMEX.  The board of directors will also consult with counsel to ensure that the boards of director’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors, including those adopted under the Sarbanes-Oxley Act of 2002 with respect to the independence of audit committee members.  The AMEX listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment.  Our three new directors, Mssrs. Zhang, Hou and McCubbin are “independent” as that term is defined by Section 121(A) of the American Stock Exchange’s Listing Standards; accordingly, we now satisfy the “independent director” requirements of the AMEX, which requires that a majority of a company’s directors be independent.

Due to our lack of operations and size prior to the Share Exchange, we did not have an Audit Committee. Furthermore, we are currently quoted on the OTC Bulletin Board, which is sponsored by the NASD, under the symbol “TYNP” and the OTCBB does not have any listing requirements mandating the establishment of any particular committees.  For these same reasons, we did not have any other separate committees during fiscal 2006; all functions of a nominating committee, audit committee and compensation committee were performed by our sole director. However, on February 29, 2008, we set up the following committees:

•

Audit Committee, which is comprised of James T. McCubbin (Chair), Professor Hou and Professor Zhang.  The Board has determined that all of these members are independent, as that term is defined in Section 121(A) of the American Stock Exchange’s Listing Standards.

•

Compensation Committee, which is comprised of James T. McCubbin (Chair), Professor Hou and Professor Zhang. The Board has determined that all of these members are independent, as that term is defined in Section 121(A) of the American Stock Exchange’s Listing Standards.

•

Nominating Committee, which is comprised of James T. McCubbin (Chair), Professor Hou and Professor Zhang.  The Board has determined that all of these members are independent, as that term is defined in Section 121(A) of the American Stock Exchange’s Listing Standards.

Audit Committee and Financial Expert

Our Audit Committee focuses its efforts on assisting our Board of Directors to fulfill its oversight responsibilities with respect to our:

•

Quarterly and annual consolidated financial statements and financial information filed with the Securities and Exchange Commission;

•

System of internal controls;

•

Financial accounting principles and policies;

•

Internal and external audit processes; and

•

Regulatory compliance programs.

The committee will meet periodically with management to consider the adequacy of our internal controls and financial reporting process.  It will also discuss these matters with our independent auditors and with appropriate financial personnel that we employ.  The committee will review our financial statements and discusses them with management and our independent auditors before those financial statements are filed with the Securities and Exchange Commission.

The committee has the sole authority to retain and dismiss our independent auditors and periodically reviews their performance and independence from management.  The independent auditors have unrestricted access and report directly to the committee.  The committee intends to meet as often as is necessary throughout the year to carry out its duties.  In addition to establishing this committee, we also created a written charter for the audit committee, which will be publicly available through our website sometime this quarter – until such time, you can review the charter which is attached as Exhibit 99.3 to our Current Report on Form 8-K filed with the SEC on March 4, 2008.

Audit Committee Financial Expert

James T. McCubbin is our Audit Committee Financial Expert, as that term is defined in Item 407 of Regulation S-K and the Board has determined that Mr. McCubbin is independent, as that term is defined in Section 121 of the American Stock Exchange’s Listing Standards and Section 10A(m)(3) of the Securities Exchange Act of 1934.  Mr. McCubbin’s qualifications as an audit committee financial expert are described in his biography above.

Nominating Committee

In connection with the creation of our nominating committee, we also created a charter for such committee, which will be publicly available through our website sometime this quarter – until such time, you can review the charter which is attached as Exhibit 99.2 to our Current Report on Form 8-K filed with the SEC on March 4, 2008.  Prior to the Share Exchange, our full board of directors performed all of the functions of a nominating committee.  The Nominating Committee nominates candidates for the Board and will consider nominees recommended by shareholders.  The Nominating Committee is responsible for selecting and nominating persons for election or appointment by our Board as Board members. Although we always considered recommendations for nominees from our shareholders, pursuant to the Nominating Committee Charter, the Committee will consider recommendations for nominees from shareholders submitted to our Secretary at our corporate offices and a nomination submission must include information regarding the recommended nominee, including all of the information that is required to be disclosed in solicitations or proxy statements for the election of Board members, as well as information sufficient to evaluate the factors to be considered by the Committee, including character and integrity, business and professional experience, and whether the person has the ability to apply sound and independent business judgment and would act in the interests of the Registrant and its shareholders; nominees must also state in advance his or her willingness and interest in serving on the board of directors. Nomination submissions are required to be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders, and such additional information must be provided regarding the recommended nominee as reasonably requested by the Committee.

To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary.    The committee intends to meet as often as is necessary throughout the year to carry out its duties.

Compensation Committee

The Compensation Committee is responsible for setting executive compensation, for making recommendations to the full Board concerning director compensation and for general oversight of the compensation and benefit programs for other employees.  The committee intends to meet as often as is necessary throughout the year to carry out its duties.  In addition to establishing this committee, we also created a written charter for the compensation committee, which will be publicly available through our website sometime this quarter – until such time, you can review the charter which is attached as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on March 4, 2008.

Our overall compensation policies are monitored by the Compensation Committee.  The duties and responsibilities of the Compensation Committee are to:

•

administer the employee benefit plans of our company designated for such administration by the board;

•

establish the compensation of our Chief Executive Officer (subject to the terms of any existing employment agreement);

•

with input from our Chief Executive Officer, establish or recommend to the board the compensation of our other executive officers (subject to the terms of any existing employment agreements); and

•

monitor our overall compensation policies and employment benefit plans.

Dr. Jiang, our Acting Chief Financial Officer, participates in determinations regarding the compensation and design of our benefit programs for all employees, including our other executive officers. However, he does not participate in determining his own compensation.

We believe that an appropriate compensation program should draw a balance between providing rewards to executive officers while at the same time effectively controlling compensation costs. We reward executive officers in order to attract highly qualified individuals, to retain those individuals in a highly competitive marketplace for executive talent and to motivate them to perform in a manner that maximizes our corporate performance. We want our compensation to provide our executives with an overall competitive compensation package that seeks to align individual performance with our long-term business objectives.

In the future, we may rely upon consultants to set our salaries, to establish salary ranges or to provide advice regarding other compensation matters. We compare our salaries and other elements of compensation against the salaries and other compensation measures of other public companies in our industry by reviewing the proxy statements of such other companies. However, we do not prepare formal benchmarking studies.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

We strive to provide our named executive officers with a competitive base salary that is in-line with their roles and responsibilities when compared to peer companies of comparable size in the same or similar locality.

It is not uncommon for companies with operations primarily in China operations to have base salaries and bonuses as the sole and only form of compensation. The base salary level is established and reviewed based on the level of responsibility, the experience and tenure of the individual and the current and potential contributions of the individual. The base salary is compared to similar positions within comparable peer companies and with consideration of the executive’s relative experience in his or her position. Based on an evaluation of available information with respect to the base salaries of executives of our competitors, the base salary and bonus paid to our named executive officers is in line with our competitors.  Base salaries are reviewed periodically and at the time of promotion or other changes in responsibilities.

We plan to implement a more comprehensive compensation program appropriate for executives of a public company, which takes into account other elements of compensation, including without limitation, short and long term compensation, cash and non-cash, and other equity-based compensation such as stock options.  We expect that such compensation programs shall be comparative to our competitors in the industry and aimed to retain and attract talented individuals.

Executive Compensation

Prior to the Share Exchange, we had not paid any compensation to our chief executive officer or any other executive officer during the fiscal years ended December 31, 2006, 2005 or 2004, nor did we issue any options or awards to our executive officers during such time.  We did not have any employment agreements with our executive officers either.  Additionally, prior the Share Exchange, our directors did not receive any compensation for acting as such, but were reimbursed for out-of-pocket expenses incurred while attending board meetings.

The following table sets forth the compensation paid by Raygere, through Chengdu Tianyin to our chief executive officer and to all other executive officers for services rendered during the fiscal years ended June 30, 2007, 2006 and 2005.  In reviewing the table, please note that:

•

The compensation amounts paid to Dr. Jiang, reflects compensation paid to him by the operating subsidiaries of Raygere during the reported periods; and

•

No other officer earned more than US$100,000 per annum.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation Earnings ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Guoqing Jiang, CEO(1)	2007	62,400	-	-	-	-	-	-	62,400
Guoqing Jiang, CEO(1)	2006	52,000	-	-	-	-	-	-	52,000
Guoqing Jiang, CEO(1)	2005	63,000	-	-	-	-	-	-	63,000

(1) The compensation for Guoqing Jiang reflects his salary at Chengdu Tianyin prior to the Share Exchange.

Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End

We did not grant any options or awards to any of our named executive officers during our last completed fiscal year nor did any of our executive officers exercise any such options or awards during such period nor did any such options or awards vest during the period.

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not maintain any non-qualified defined contribution or deferred compensation plans.

Retirement/Resignation Plans

We do not have any plans or arrangements in place regarding the payment to any of our executive officers following such person’s retirement, resignation, constructive termination or change in control transaction.

Employment Agreements

We do not currently have any employment agreements with our executive officers, but intend to enter into employment agreements at market rates as determined by the board of directors and confidentiality agreements with our executive officers.

Compensation of Directors

In the past, we did not pay our directors fees for attending scheduled and special meetings of our board of directors.  However, on February 29, 2008, our board resolved, via unanimous written consent to compensate our directors as follows: our directors who are employees do not receive any compensation from us for services rendered as directors. The Board created three classes of fees for outside directors: (1) outside directors who are “independent,” as defined in the Exchange Act will be paid $1,000 per month; (2) outside directors who are not “independent” will not receive any fees at this time, but once our cash flow position improves, the Compensation Committee will reconvene and make recommendations; (3) the Audit Committee Chairman will receive $3,000 per month and an aggregate of 36,000 5-year options to purchase shares of our common stock – the price of the options shall be struck at the “Fair Market Value” based upon the closing price of our stock on the OTCBB on the date of issue and shall vest pro-rata over a period of 12 months.  Additionally, although we do not currently have an arrangement or agreement to provide stock based compensation to our outside directors, we are authorized to grant outside directors incentive stock options from time to time if we find it in our best interest to do so.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

We did not have a compensation committee prior to the Share Exchange nor during the fiscal year ended June 30, 2007.  None of our executive officers prior to the share exchange received compensation for their services during 2006.  Dr. Jiang participated in the deliberations concerning compensation of the executive officers of Chengdu for the fiscal year ended June 30, 2007. As of February 29, 2008, the members of our compensation committee are Mr. McCubbin, Professor Hou and Professor Zhang.  One of our recently appointed directors, James McCubbin, currently serves as a Director, Vice President and Chief Financial Officer at WidePoint Corporation, an American Stock Exchange listed company (AMEX: WYY) and is a director and chairman of the audit committee for Red Mile Entertainment, Inc.  Other than disclosed herein, there were no “compensation committee interlocks” during fiscal 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of May 15 , 2008, we had a total of 14,587,200 shares of Common Stock.

The following table sets forth, as of May 15, 2008 : (a) the names and addresses of each beneficial owner of more than five percent (5%) of our Common Stock known to us, the number of shares of Common Stock beneficially owned by each such person, and the percent of our Common Stock so owned before and after the Share Exchange; and (b) the names and addresses of each director, executive officer and significant employee before and after the Share Exchange, the number of shares our Common Stock beneficially owned, and the percentage of our Common Stock so owned, by each such person, and by all of our directors and executive officers as a group before and after the Share Exchange. Each person has sole voting and investment power with respect to the shares of our Common Stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of Common Stock, except as otherwise indicated. Individual beneficial ownership also includes shares of Common Stock that a person has the right to acquire within 60 days from May 15 , 2008.

Name	Amount and Nature of Beneficial Ownership Before the Share Exchange	Percentage of Outstanding Shares Before the Share Exchange	Amount and Nature of Beneficial Ownership After the Share Exchange	Percentage of Outstanding Shares After the Share Exchange
Charles Driscoll(1)	4,000,000	84.81%	80,000	*
Progressive Investors, LLC (2)(3)	435,000	9.22%	435,000	2.98%
Time Poly Management Ltd.	-	-	9,976,824 (4)	68.39%
Dr. Guoqing Jiang, CEO, Acting Chief Financial Officer and President	-	-	9,976,824(4)(5)	68.39%
Cmark Holdings Co., Ltd.(6)	-	-	2,165,503	14.85%
Stewart Shiang Lor, Director	-	-	12,142,327(7)	83.24%
Mr. Xintao You	-	-	769,059 (8)	5.27%
Mr. Yong Zhan	-	-	751,368 (9)	5.15%
Ms. Li Zhou	-	-	544,455 (10)	3.73%
Mr. Daqiao Zhang	-	-	225,605 (11)	1.55%
Mr. Hongcai Li	-	-	30,080 (12)	*
Professor Zunjian Zhang, Ph.D, Director	-	-	0	*
Professor Jianping Hou, Ph.D., Director	-	-	0	*
Mr. James T. McCubbin, Director	-	-	0	*
TriPoint Global Equities, LLC	-	-	1,565,927 (13)	9.69%

All Directors, Executive Officers and Director Nominees before the Share Exchange, As a Group	4,000,000	84.81%	80,000	*
All Directors, Executive Officers and Director Nominees after the Share Exchange and after the Effective Date of this Schedule, As a Group	-	-	12,180,756	83.50%

* Less than one percent

(1)

Charles Driscoll’s address is 627 Nevin Ave, Sewickley, PA 15143.

(2)

Mark Smith is the beneficial owner of Progressive Investors, LLC

(3)

Progressive is located at 1541 E. Interstate 30, Suite 140, Rockwall, Texas 75087.

(4)

Represents 9,976,824 shares of our Common Stock that were issued to Time Poly Management Ltd., a British Virgin Islands company (“Time Poly”), in the Share Exchange. Time Poly is currently wholly-owned by Stewart Shiang Lor, who has the sole voting and dispositive power over the shares of Time Poly.  Pursuant to a Share Transfer Agreement, dated as of January 16, 2008, certain of Chengdu Tianyin Pharmaceutical’s executive officers, including Dr. Jiang , have an immediately exercisable option to purchase from Stewart Shaing Lor 100% of the equity of Time Poly, after which such executive officers shall have the voting, dispositive and investment power over Time Poly .. Stewart Shiang Lor is one of our directors.    See “Certain Relationships and Related Transactions” below.

(5)

Pursuant to the Share Transfer Agreement , dated as of January 16, 2008, Dr. Jiang has an immediately exercisable option to purchase from Stewart Shaing Lor (the current owner of 100% of the share capital of Time Poly) up to 38,430 shares of Time Poly equity, which, upon exercise, would entitle Dr. Jiang to own 76.86% of the equity of Time Poly.  Accordingly, upon exercise of such option, Dr. Jiang will indirectly (through his 76.86% ownership of Time Poly) own 7,668,188 shares of our Common Stock, but he will maintain all of the voting, dispositive and investment power (through his control of Time Poly) of all of the 9,976,824 shares of our Common Stock that were issued to Time Poly in the Share Exchange. See “Certain Relationships and Related Transactions” below.

(6)

The person having voting, dispositive or investment powers over Cmark is Stewart Shiang Lor, Authorized Agent.

(7)

Mr. Lor is the sole shareholder of Time Poly, which owns 9,976,824 shares of our voting stock and therefore, Mr. Lor beneficially owns 9,976,824 shares of our voting stock.  Mr. Lor is also the sole shareholder of Cmark, which owns 2,165,503 shares of our voting stock and therefore Mr. Lor beneficially owns 2,165,503 shares of our voting stock.  408,061 of the shares of our Common Stock held by Cmark and 1,880,021 of the shares of our Common Stock held by Time Poly (an aggregate of 2,288,082 of our shares) are subject to an escrow agreement pursuant to which such shares are to be released back to such members and to the Investors of the Financing, based upon certain performance targets of Chengdu Tianyin as set forth in the Share Escrow Agreement dated January 25, 2008, by and among us, Time Poly, Happyvale Limited, Fartop Management Limited and Cmark, the Investors in the Financing and the escrow agent. See “Transactions with Related Persons, Promoters and Certain Control Persons” below.

(8)

This number includes the following: 765,222 shares (7.67%) of our Common Stock, which are part of the 9,976,824 shares of our Common Stock that were issued to Time Poly. Time Poly is currently wholly-owned by Stewart Shiang Lor, who has the sole voting and dispositive power over the shares of Time Poly.  Pursuant to a Share Transfer Agreement, dated as of January 16, 2008, Mr. You has an option to purchase from Stewart Shaing Lor up to 3,837 shares of Time Poly equity, which will cause him to own 7.67% of Time Poly. See “Transactions with Related Persons, Promoters and Certain Control Persons” below.

(9)

This number includes the following: 747,264 shares (7.49%) of our Common Stock, which are part of the 9,976,824 shares of our Common Stock that were issued to Time Poly. Time Poly is currently wholly-owned by Stewart Shiang Lor, who has the sole voting and dispositive power over the shares of Time Poly.  Pursuant to a Share Transfer Agreement, dated as of January 16, 2008, Mr. Zhan has an option to purchase from Stewart Shaing Lor up to 3,743 shares of Time Poly equity, which will cause him to own 7.49% of Time Poly.  See “Transactions with Related Persons, Promoters and Certain Control Persons” below.

(10)

This number includes the following: 541,741 shares (5.43%) of our Common Stock, which are part of the 9,976,824 shares of our Common Stock that were issued to Time Poly. Time Poly is currently wholly-owned by Stewart Shiang Lor, who has the sole voting and dispositive power over the shares of Time Poly.  Pursuant to a Share Transfer Agreement, dated as of January 16, 2008, Ms. Zhou has an option to purchase from Stewart Shaing Lor up to 2,714 shares of Time Poly equity, which will cause him to own 5.43% of Time Poly.  See “Transactions with Related Persons, Promoters and Certain Control Persons” below.

(11)

This number includes the following: 224,479 shares (2.25%) of our Common Stock, which are part of the 9,976,824 shares of our Common Stock that were issued to Time Poly. Time Poly is currently wholly-owned by Stewart Shiang Lor, who has the sole voting and dispositive power over the shares of Time Poly.  Pursuant to a Share Transfer Agreement, dated as of January 16, 2008, Mr. Zhang has an option to purchase from Stewart Shaing Lor up to 1,126 shares of Time Poly equity, which will cause him to own 2.25% of Time Poly.  See “Transactions with Related Persons, Promoters and Certain Control Persons” below.

(12)

This number includes the following: 29,930 shares (0.30%) of our Common Stock, which are part of the 9,976,824 shares of our Common Stock that were issued to Time Poly. Time Poly is currently wholly-owned by Stewart Shiang Lor, who has the sole voting and dispositive power over the shares of Time Poly.  Pursuant to a Share Transfer Agreement, dated as of January 16, 2008, Mr. Li has an option to purchase from Stewart Shaing Lor up to 150 shares of Time Poly equity, which will cause him to own 0.30% of Time Poly.  See “Transactions with Related Persons, Promoters and Certain Control Persons” below.

(13)

This number includes the 1,260,927 shares of common stock underlying the placement agent warrants TriPoint Global received as placement agent of the January 2008 Financings and the 305,000 shares of our common stock TriPoint Capital Advisors, LLC received in a private transaction.  Mark Elenowitz and Michael Boswell have voting, dispositive or investment powers over TriPoint Global and TriPoint Capital, to which Louis Taubman also maintains voting, dispositive or investement powers.

Changes in Control

Pursuant to the Share Exchange, we will have 14,587,200 shares of Common Stock issued and outstanding, of which Raygere’s former shareholders will own 87.68% with the balance held by investors in the Financing and those who held our shares prior to the Share Exchange. Therefore, the closing of the Share Exchange caused a change in control.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

We have not entered into any transactions during the last two fiscal years with any director, executive officer, director nominee, 5% or more shareholder, nor have we entered into transactions with any member of the immediate families of the foregoing person (include spouse, parents, children, siblings, and in-laws) nor is any such transaction proposed, except as follows:

On January 16, 2008, we sold all of the assets we held before the Share Exchange, which consisted solely of our optometry software, to Charles Driscoll – our former CEO and sole director – for $100.00.

On September 7, 2007, Grandway entered into a sales and purchase agreement with three of the existing shareholders ("Original Shareholders") of Chengdu Tianyin, pursuant to which Grandway purchased 100% of the equity interest in Chengdu Tianyin.  The total purchase consideration was RMB3,000,000 (approximately U.S.$414,771.39) which was determined based upon the net asset value of Chengdu Tianyin as of October 30, 2007.  This transfer was approved by the Bureau of Foreign Trade and Economic Cooperation of Chengdu Economic Technology Development Administration Committee on October 30, 2007, and the registration with the Chengdu Administration of Industry and Commerce was completed on November 5, 2007.  As a result of this transfer, Grandway acquired 100% of the equity of Chengdu Tianyin Pharmaceutical Co., Ltd., our indirect wholly owned subsidiary located in Chengdu, Sichuan Province of the People’s Republic of China that operates our current business ..

On January 16, 2008, pursuant to a Share Transfer Agreement, Stewart Shiang Lor, a director nominee, issued stock options to the executives officers and management team of Chengdu Tianyin Pharmaceutical Co., Ltd., (the “Executives”) our wholly owned subsidiary located in Chengdu, Sichuan Province of the People’s Republic of China that operates our business.  Pursuant to the agreement, Mr. Lor granted to the Executives the option to acquire all of the shares of Time Poly Management Limited, a British Virgin Islands corporation that owns 39,000 shares of equity interest in Raygere, which prior to the Share Exchange represented 78% of Raygere’s equity, and received 9,976,824, shares of our Common Stock in the Share Exchange transaction.  Mr. Lor is the sole shareholder of Time Poly Management.  Under the terms of the Share Transfer Agreement, the Executives will have the right and the option to purchase 100% of the outstanding shares of capital stock of Time Poly Management at any time through November 15, 2008.  Although the Executives may exercise their options at any time during the term of the option, the exercise price of the options depends upon the fulfilment of certain performance targets based on the future revenues of Chengdu Tianyin , as set forth in the Share Transfer Agreement.  The exercise prices of these options range from $1,293 to $660,975.  The options vest on a one-third basis per quarter for three specified quarters and may be exercised in whole or in part after Chengdu Tianyin’s revenues for such quarter is determined, which shall not be later than 45 days following the applicable fiscal quarter.

As part of the Share Exchange Agreement, Time Poly Management Limited, Cmark Holdings Co., Ltd., Happyvale Limited and Fartop Management Limited (the “Escrow Stockholders”) entered into a Share Escrow Agreement pursuant to which they placed an aggregate of 2,410,283 million shares of Common Stock they own (the “Escrowed Shares”) into escrow for the benefit of the Investors in the event we fail to achieve certain net income levels; one half of the Escrowed Shares is allocated to each of the two fiscal years involved in the Share Escrow Agreement (the “Yearly Shares”).   The Escrowed Shares are being held as security for the achievement of the: (i) the lesser of our reported net income of at least $5.6 million or fully diluted EPS (share count includes all outstanding common shares, preferred shares, warrants and options) of $0.16 per share in fiscal 2008 (the “2008 Performance Threshold”) and (ii) the lesser of our reported net income of at least $7.2 million or fully EPS (share count includes all outstanding common shares, preferred shares, warrants and options) of $0.20 per share in fiscal 2009 (the “2009 Performance Threshold”).  If we achieve more than 92% of each of the 2008 Performance Threshold and the 2009 Performance Threshold, the Escrowed Shares will be released back to the Escrow Stockholders.  For each year that we achieve 92% or less of the 2008 Performance Threshold or 2009 Performance Threshold, the Investors shall receive 73,624 shares for each one percent (or fraction thereof) by which such performance threshold was not achieved (pro rata based on the number of shares of Series A Preferred Stock owned by such Investor at such date) up to a maximum of 1,104,360 shares and if less than a total of 500,000 shares are so delivered, the Escrow Stockholders shall receive the difference between 500,000 and the number of shares delivered to the Investors. Additionally, if all of the Yearly Shares are distributed in any given year, then the Company must distribute an aggregate of 1,000,000, 3-year warrants at an exercise price of $1.00 per shares, to the Investors.

If any Escrow Shares are distributed to the Investors under the Escrow Agreement, we have agreed to use commercially reasonable efforts to file a registration statement relating to the resale by the Investors of the Escrow Shares so distributed within 30 days following the date that we are obligated to deliver any such Escrow Shares to the Investors.  We will thereafter use commercially reasonable efforts to cause such registration statement to become effective. We will cause the registration statement to remain effective until each Investor has sold Escrow Shares received by it or until each Investor is permitted to resell all of the Escrow Shares received by it at one time pursuant to Rule 144(k) of the Securities Act of 1933, as amended.

Lock-Up Agreement

Certain of our shareholders holding an aggregate of 12,790,800 shares of our Common Stock have agreed that they will not, subject to certain limited exceptions set forth in the lock up agreement, offer, sell, contract to sell, assign, transfer, hypothecate, pledge or grant a security interest in or other dispose of any of his/her shares of our Common Stock from the period commencing on the Closing Date and expiring on the date that is the earlier of: (i) 6 months following the effective date of the registration statement providing for the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants or (ii) 12 months following the Closing Date.  In addition, for a period of 12 months following such period, no such shareholder shall sell more than one-twelfth of their total shares of Common Stock during any one month period.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we had not adopted prior to the Share Exchange formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officers, directors and significant shareholders.  However, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

Promoters and Certain Control Persons

On January 16, 2008, we entered into a Share Exchange Agreement with Raygere Limited (“Raygere”), a company organized under the laws of the British Virgin Islands (“BVI”) and Time Poly Management Limited, Happyvale Limited and Fartop Management Limited, each a BVI company, and Cmark Holding Co., Ltd., an exempted company organized under the laws of the Cayman Islands (collectively, the “Raygere Stockholders”), pursuant to which all the shares of Raygere were transferred to us and Raygere became our wholly-owned subsidiary.  Together, the Raygere Stockholders owned shares constituting 100% of the issued and outstanding ordinary shares of Raygere.  Pursuant to the terms of the Share Exchange Agreement, the Raygere Stockholders transferred to us all of their shares in Raygere in exchange for the issuance of an aggregate of 12,790,800 shares of our common stock to the Raygere Stockholders. As a result of this share exchange, Raygere became our wholly-owned subsidiary and the Raygere Stockholders acquired approximately 87.68% of the 14,587,200 issued and outstanding shares of our Common Stock following the Share Exchange, but before the dilution resulting from the Financings described elsewhere in this Statement.

Our only “promoters” (within the meaning of Rule 405 under the Securities Act), or person who took the initiative in the formation of our business or in connection with the formation of our business received 10% of our debt or equity securities or 10% of the proceeds from the sale of such securities in exchange for the contribution of property or services, during the last five years have been Time Poly Management, Ltd. and Cmark Holdings, Co., Ltd. As disclosed elsewhere in this Registration Statement, in connection with the Share Exchange, Time Poly and Cmark, the majority shareholders of Raygere, received 9,976,824 and 2,165,503 shares of our common stock, respectively, representing approximately 68.39% and 14.85%, respectively, of our issued and outstanding shares.  Mr. Stewart Shiang Lor is the sole shareholder of Time Poly and Cmark and Mr. Lor is one of our directors.

 SELLING STOCKHOLDERS

The following table sets forth certain information concerning the resale of the shares of common stock by the selling shareholders (the “Selling Shareholders”).  None of the Selling Shareholders nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.   Unless otherwise indicated below, none of the Selling Shareholders are broker-dealers or affiliates of a broker-dealer within the meaning of Section 3 of the Securities Exchange Act.

We do not know how long the selling stockholders will hold the shares before selling them or how many shares they will sell, and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the resale shares.  The shares offered by this prospectus may be offered from time to time by the selling stockholders listed below.  Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the Selling Shareholders upon termination of sales pursuant to this prospectus.  In addition, the Selling Shareholder identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act. The amount of shares owned and offered hereby by the Selling Shareholders are calculated assuming a conversion ratio of one share of common stock for each share of preferred stock, which conversion price is subject to adjustment under certain circumstances.  See “Description of Securities.”  Individual beneficial ownership of the Selling Shareholders also includes shares of common stock that a person has the right to acquire within 60 days from May 15 , 2008.  See “Description of Securities –Warrants.”

As of May 15 , 2008, there were 34,760,328 shares of our common stock outstanding, assuming that all of the shares of common stock underlying the preferred shares and all of the Warrants have been converted and exercised, respectively for the purposes of computing the percentage of outstanding securities owned by the Selling Shareholders.    Unless otherwise indicated, the Selling Shareholders have the sole power to direct the voting and investment over the shares owned by them. We will not receive any proceeds from the resale of the common stock by the Selling Shareholders.  We estimate that our costs and expenses of registering the shares listed herein for resale will be approximately $99,600.

Unless otherwise indicated, all of the Selling Shareholders received their shares pursuant to the January 2008 Financings, which are described above in Recent Developments, The Financing.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering (1)	Maximum Number of Shares to be Sold (2)	Number of Shares Beneficially Owned After Offering (3)	Percentage Ownership After Offering (4)
Vision Opportunity Master Fund Ltd.(5)	1,721,907	2,500,000	0	0%
F. Berdon Co., LP (6)	93,751	93,751	0	0%
Paul Masters, IRA (7)	62,500	62,500	0	0%
Jayhawk Private Equity Fund, LP (8)	593,750	593,750	0	0%
Jayhawk Private Equity Co. – Investment Fund, LP (8)	31,250	31,250	0	0%
QVT Fund LP (9)	3,375,000	3,375,000	0	0%
Quintessance Fund, L.P. (9)	375,000	375,000	0	0%
Ancora Greater China Fund, LP (10)	812,500	812,500	0	0%
EOS Holdings, LLC (11)	625,000	625,000	0	0%
Richard D. Squires (12)	875,000	375,000	0	0%
SPI Dallas Investments, LP (13)	250,000	250,000	0	0%
Squires Family, LP (14)	250,000	250,000	0	0%
SPI Hawaii Investments, LP (15)	375,000	375,000	0	0%
Whitebox Intermarket Partners, LP (16)	750,000	750,000	0	0%
Pope Investments II, LLP (17)	3,510,581	3,750,000	0	0%
Daybreak Special Situations Master Fund, Ltd. (18)	375,000	375,000	0	0%
SovGem Limited (19)	625,000	625,000	0	0%
Matthew Hayden	187,500	187,500	0	0%

Ray & Amy Rivers	125,000	125,000	0	0%
William M. Denkin	187,500	187,500
Steve Mazur	125,000	125,000	0	0%
Bingkui Li	125,000	125,000	0	0%
Michael Morris	218,751	218,751	0	0%
Ed Sheinwald	93,751	93,751	0	0%
Richard Neslund	375,000	375,000	0	0%
Silver Rock I, Ltd. (20)	500,000	500,000	0	0%
Excalibur Small-Cap Opportunities, LP (21)	625,000	625,000	0	0%
Professional Offshore Opportunity Fund, Ltd. (22)	1,250,000	1,250,000	0	0%
TriPoint Global Equities, LLC (23)	1,260,927 (24)	1,260,927 (24)	0	0%
Chesapeake Group, Inc. (25)	300,000 (26)	300,000 (26)	0	0%
Hayden Communications International, Inc. (27)	150,000 (28)	150,000 (28)	0	0%
Springrich Holdings Limited (29)	305,000 (30)	305,000 (30)	0	0%
Sean Martin	60,100 (31)	60,100 (31)	0	0%
John Finley	146,783 (32)	146,783 (32)	0	0%
Aegis Capital (33)	4,102 (33)	4,102 (33)	0	0%
Randy Fields	19,142 (34)	19,142 (34)	0	0%
Robert Eide	4,102 (35	4,102 (35)	0	0%
Warrant Strategies	27,344 (36)	27,344 (36)	0	0%

___________________
* Represents beneficial ownership of less than one percent of our outstanding shares.

1)

Unless otherwise noted, the Selling Stockholder became one of our shareholders pursuant to the Financing we completed on January 25, 2008.  Accordingly, prior to the Offering, the Selling Stockholder only owned shares of common stock underlying the Notes and Warrants received in the Financing (the “Securities”); however, based upon the terms of the both the preferred stock underlying the Notes and the Warrants, holders may not convert the preferred stock and/or exercise the warrants, if on any date, such holder would be deemed the beneficial owner of more than 4.99% or 9.9%, depending upon their agreement, of the then outstanding shares of our common stock; however, a holder may elect to waive the cap upon 61 days notice to us, except that during the 61 day period prior to the expiration date of their warrants, they can waive the cap at any time, but a waiver during such period will not be effective until the expiration date of the warrant. Therefore, unless otherwise noted, this number represents the number of Securities the Selling Stockholder received in the Financing that he/she can own based upon the ownership cap, assuming the ownership cap is not waived.  Additionally, the shares of preferred stock are subject to certain anti-dilution provisions, which would be triggered if we were to sell securities at a price below the price at which we sold the Notes.  See “Prospectus Summary – Recent Developments - Financing” and “Description of Securities.”

2)

This number represents all of the Securities that the Selling Stockholder received in the Financing, which we agreed to register in this Registration Statement pursuant to the Registration Rights Agreement we entered into in connection with the Financing.

3)

Since we do not have the ability to control how many, if any, of their shares each of the selling shareholders listed above will sell, we have assumed that the selling shareholders will sell all of the shares offered herein for purposes of determining how many shares they will own after the Offering and their percentage of ownership following the offering.

4)

All Percentages have been rounded up to the nearest one hundredth of one percent.

5)

Vision Capital Advisors, LLC (formerly known as Vision Opportunity Capital Management, LLC), a Delaware limited liability company, which serves as the investment manager to Vision Opportunity Master Fund Ltd. and Adam Benowitz, who is the managing member of Vision Capital Advisors and the Portfolio Manager of Vision Opportunity Master share voting and investment power with Vision Opportunity Master Fund Ltd. with respect to the shares beneficially owned by Vision Opportunity Master Fund  Vision Capital Advisors and Mr. Benowitz may each be deemed to beneficially own the shares of common stock held by Vision Opportunity Master Fund.  Each disclaims beneficial ownership of such shares.

6)

The persons having voting, dispositive or investment powers over F. Berdon is Frederick Berdon, Authorized Agents.

7)

The persons having voting, dispositive or investment powers over Paul Masters, IRA is Paul Masters, Authorized Agents.

8)

The persons having voting, dispositive or investment powers over JayHawk Private Equity and JayHawk Investment is Kent M. McCarthy, Authorized Agents.

9)

Management of QVT Fund and Quintessence is vested in its general partner, QVT Associates GP LLC. QVT Financial LP is the investment manager for QVT Fund LP and shares voting and investment control over the securities held in QVT Fund LP.  QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP.  AVT Associates GP LLC is the general partner of QVT Fund LP and may be deemed to beneficially own the securities.  The managing members of QVT Financial GP LLC are Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm.  Each of QVT Financial LP, QVT Financial GP LLC< Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of our securities held by QVT Fund and Quintessence, except to the extend of its pecuniary interest therein.

10)

The persons having voting, dispositive or investment powers over Ancora is John P. Micklitsch, Authorized Agents.

11)

The persons having voting, dispositive or investment powers over EOS is Jon R. Carnes, Authorized Agents.

12)

In addition to the 375,000 shares of common stock underlying the Notes and Warrants that Mr. Squires received in the Financings, this number also includes 250,000 shares of our common stock held by SPI Dallas Investments, LP and 250,000 shares of our common stock held by Squires Family, LP.  Mr. Squires shares voting and investment power for these entities with respect to the shares beneficially owned by each such entity.  Mr. Squires may be deemed to beneficially own the shares of common stock held by SPI Dallas and Squires Family; however, Mr. Squires disclaims beneficial ownership of such shares.

13)

The persons having voting, dispositive or investment powers over SPI Dallas is Richard D. Squires, Authorized Agents.

14)

The persons having voting, dispositive or investment powers over Squires Family is Richard D. Squires, Authorized Agents.

15)

The persons having voting, dispositive or investment powers over SPI Hawaii is Dennis Wong, Authorized Agent.

16)

The persons having voting, dispositive or investment powers over Whitebox is Andy Redleaf, Authorized Agent.

17)

The persons having voting, dispositive or investment powers over Pope is William P. Wells, Authorized Agent.

18)

The persons having voting, dispositive or investment powers over Daybreak is Lawrence J. Butz, Authorized Agent.

19)

The persons having voting, dispositive or investment powers over SovGem are Allan William Maloney and Peter Charles St. George, Authorized Agents.

20)

The persons having voting, dispositive or investment powers over Silver Rock is Rima Salam, Authorized Agent.

21)

The persons having voting, dispositive or investment powers over Excalibur is William S. Hechter, Authorized Agent.

22)

The persons having voting, dispositive or investment powers over Professional Offshore is Mark K. Swickle, Authorized Agent.

23)

The persons having voting, dispositive or investment powers over TriPoint Global Equities is Mark Elenowitz and Michael Boswell, Authorized Agents.

24)

This number represents the shares of common stock underlying the placement agent warrants TriPoint Global received as placement agent of the January 2008 Financings.

25)

The persons having voting, dispositive or investment powers over Chesapeake is Kevin Holmes, Authorized Agent.

26)

This number represents the shares of common stock issuable to Chesapeake pursuant to the investor relations agreement we maintain with them.

27)

The persons having voting, dispositive or investment powers over Hayden is Matthew M. Hayden, Authorized Agent.

28)

This number represents the shares of common stock underlying Hayden’s 150,000 5-year options to purchase shares of our common stock at an exercise price of $2.00 per share; the Options vest and become exercisable at a rate of 37,500 options every three months beginning on January 24, 2008.  Hayden received these options pursuant to the investor relations consulting agreement we maintain with them.

29)

The persons having voting, dispositive or investment powers over Springrich is Winner Centre Limited, Authorized Agent.

30)

This number represents the shares of common stock Springrich purchased from our former CEO, Charles Driscoll, in a private sale for $135,000 on January 16, 2008.

31)

This number represents the shares of common stock underlying the placement agent warrants Mr. Martin received from TriPoint Global Equities, LLC.

32)

This number represents the shares of common stock underlying the placement agent warrants Mr. Finley received from TriPoint Global Equities, LLC.

33)

The person having voting, dispositive or investment powers over Aegis is Robert Eide, Authorized Agent.  This number represents the shares of common stock underlying the placement agent warrants Aegis received as a selected dealer in the January 2008 Financings.

34)

This number represents the shares of common stock underlying the placement agent warrants Mr. Fields received from Aegis, who was a selected dealer in the January 2008 Financings.  Mr. Fields is a broker-dealer or an affiliate of a broker-dealer, has advised us that he acquired the securities in the ordinary course of business and, at the time, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

35)

This number represents the shares of common stock underlying the placement agent warrants Mr. Eide received from Aegis who was a selected dealer in the January 2008 Financings.  Mr. Eide is a broker-dealer or an affiliate of a broker-dealer, has advised us that he acquired the securities in the ordinary course of business and, at the time, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

36)

The person having voting, dispositive or investment powers over Warrant Strategies is Sean M. Molloy, Authorized Agent.  This number represents the shares of common stock underlying the placement agent warrants Warrant Strategies received from Aegis in a private transfer.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the Selling Shareholders. The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling security holders may use any one or more of the following methods when disposing of shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;

•

broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any of these methods of sale; and

•

any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended if available, rather than under this prospectus.  The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements.  If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part.  In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales.  Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M.  These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders.  We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus.  However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling security holders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective January 25, 2008, as a result of the Share Exchange, we dismissed our principal accountant and the client-auditor relationship between us and The Hall Group, CPAs ceased.  On that same day, we engaged Patrizio & Zhao, LLC as our principal independent accountant to audit our financial statements for the fiscal year ended June 30, 2007.  We do not have an audit committee, but our Board approved changing our auditors.  The Hall Group served as our independent public accountant from 2006 to the date of their dismissal.  The Hall’s Group audit reports for our past two fiscal years did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles.

During the two most recent fiscal years ended December 31, 2006 and 2005 and in the subsequent interim periods through the date of dismissal, there were no disagreements with the Hall Group on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of the Hall Group would have caused the Hall Group to make reference to the matter in their report.

Patrizio & Zhao audited the financial balance sheet of Chengdu Tianyin Pharmaceutical Co., Ltd. as of June 30, 2007, and the related statements of operations and comprehensive income, stockholders’ equity, and cash flows for the years ended June 30, 2007 and 2006; Chengdu Tianyin is our indirect wholly owned subsidiary located in Chengdu, Sichuan Province of the People's Republic of China that, post the Share Exchange, operates our current business.  Their report was included in our Current Report on Form 8-K that was filed with the SEC on January 18, 2008 and in the Registration Statement on Form S-1 that we filed on January 14, 2008.  Other than the aforementioned audit and report, during our two most recent fiscal years and the subsequent interim periods prior to engaging Patrizio & Zhao, we have not previously consulted with Patrizio & Zhao regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or (ii) the type of audit opinion that might be rendered on our financial statements; or (iii) any matter that was either the subject matter of a disagreement (as defined in Item 304(a)(1)(iv) of Item 304 of Regulation S-K and the related instructions to that item) between us and the Hall Group, as there were no such disagreements, or an other reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K) during our two most recent fiscal years and any later interim period; we also have not received any written report or any oral advice concluding that there was an important factor to be considered by us in reaching a decision as to an accounting, auditing, or financial reporting issue.

In connection with Patrizio & Zhao’s audit, we requested that they review the disclosure contained above and provided them with an opportunity to furnish us with a letter addressed to the Commission containing any new information, clarification of our views expressed above or the respects in which they do not agree with our statements above.  Patrizio & Zhao informed us that no such letter is necessary.

We included this information in a Current Report on Form 8-K, which we filed on February 14, 2008 and provided the Hall Group with a copy of such disclosure and requested that the Hall Group furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not the Hall Group agrees with the disclosure. A copy of the letter dated February 14, 2008 furnished by the Hall Group in response to that request was filed as Exhibit 16.1 to the 8-K.

Pursuant to the Share Exchange, we changed our fiscal year to that of our subsidiary, which is June 30, 2007.  Patrizio & Zhao audited our financial statements for the year ended June 30, 2007 and issued a report regarding same.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital consists of 50,000,000 shares of common stock, $.001 par value per share, 15,000,000 shares of preferred stock, $.001 par value per share, and 10,000,000 shares of Series A Preferred Stock, $.001 par value per share.  As of May 15 , 2008, there were outstanding 14,587,200 shares of our common stock outstanding and no shares of preferred stock were outstanding.

Common Stock

We are authorized to issue up to 50,000,000 shares of Common Stock, par value US$.001 per share, of which 14,587,200 are currently issued and outstanding.

Each outstanding share of Common Stock entitles the holder thereof to one vote per share on matters submitted to a vote of shareholders.  Stockholders do not have preemptive rights to purchase shares in any future issuance of our Common Stock.

The holders of shares of our Common Stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend. Should we decide in the future to pay dividends, it will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including the company’s financial condition and the results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the Board of Directors considers relevant.  Each share shall be entitled to the same dividend.  In the event of our liquidation, dissolution or winding up, holders of our Common Stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our Common Stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our Common Stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

Effective March 11, 2008, we amended our articles of incorporation to increase our authorized capital stock to include up to 25,000,000 shares of blank check preferred stock, to which our board of directors will have the power to issue in one or more series without stockholder approval. Our board of directors, and approximately 84% of our shareholders, approved the amendment to our articles of incorporation via written consent.  Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Series A Convertible Preferred Stock

Effective March 11, 2008, 10,000,000 of the 25,000,000 shares of preferred stock was designated as Series A Preferred Stock.  In accordance with the Certificate of Designation of the Relative Rights and Preferences of such Series A Preferred Stock, each share of Series A Preferred Stock is convertible into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the original Series A Preferred Stock issue price set forth therein divided by (ii) the conversion price.  The initial issue price and the conversion price are both $1.60.  Unless previously converted into Common Stock, all shares of Series A Preferred Stock that are outstanding on a date which shall be three (3) years from the Issuance Date of the Series A Preferred Stock shall, without any further action on the part of the Holder, be automatically converted into shares of our Common Stock.

The conversion price of the Series A Preferred Stock may be adjusted in the event of (i) combination, stock split, or reclassification of the Common Stock; (ii) capital reorganization; (iii) distribution of dividends; or (iv) the issuance or sale of additional shares of Common Stock or Common Stock equivalents, other than as a result of the conversion of the preferred stock or exercise of the warrants issued pursuant to the Financings described elsewhere in this Statement.

The Series A Preferred Stock has no preemptive rights.

Series A Preferred Stockholders shall be entitled to an annual dividend equal to 10% of the Stated Value per share of Series A Preferred Stock, which is $1.60 per share.  The Dividend shall be paid quarterly for as long as the Series A Preferred Stock remains outstanding. The Company has the right, at its sole and exclusive option, to pay all or any portion of each and every quarterly dividend that is payable on each dividend payment date, either (i) in cash, or (ii) if such shares have been registered for resale under the Securities Act of 1933, as amended, in shares of Common Stock.  Upon the payment of any dividend on the Series A Preferred Stock, the number of shares of Common Stock to be issued to the holder shall be an amount equal to ninety percent (90%) of the quotient of (i) the Dividend Payment divided by (ii) $1.60.  Any shares of Common Stock issued as a Dividend Payment shall have piggyback registration rights if not otherwise registered pursuant to an effective registration statement.

The Series A Preferred Stock has no voting rights, except for class voting rights and on an as converted basis. However, so long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative approval of at least a majority of the shares of the Series A Preferred Stock outstanding, (i) amend, alter or repeal the provisions of the Series A Preferred Stock, so as to adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; or (ii) amend the Articles of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series A Preferred Stock.  Additionally, the Series A Preferred Stock has the right to vote with the holders of Common Stock on an “as converted basis” in connection with any proposal submitted to stockholders for a merger, consolidation or sale of all or substantially all of our assets.

In the event of a merger, sale (of substantially all assets or stock), any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, either (i) after any distribution or payment on senior securities, (ii) simultaneous with any distribution or payment on pari passu securities, and (iii) before any distribution or payment shall be made to the holders of our Common Stock or any other junior securities, each Holder of Series A Preferred Stock then outstanding shall be entitled to be paid, out of our assets available for distribution to its stockholders, an amount (the "Liquidation Preference") equal to (i) aggregate number of shares of Series A Preferred Stock then outstanding multiplied by its Stated Value per share; and (ii) any accrued but unpaid Dividends.  If the assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Liquidation Preference, then the Holders of Series A Preferred Stock shall share ratably (together with holders of any pari passu securities) in any distribution of cash generated by such assets in accordance with the respective amounts that would have been payable in such distribution as if the amounts to which the Holders of outstanding shares of Series A Preferred Stock are entitled were paid in full.

Warrants

Class A Warrants

Each Class A Warrant allows its holder to purchase one share of Common Stock for $2.50, subject to adjustment, until five years after the date of issuance.  As of May 15 , 2008, there were 4,757,814 Class A Warrants outstanding.

If the registration statement providing for the resale of shares of Common Stock underlying the Class A Warrants is not effective by June 13, 2008, as required by the registration rights agreement between us and investors, holders are permitted to exercise the warrants through a cashless exercise for that number of shares of Common Stock determined by multiplying the number of Class A Warrant Shares to which such Holder would otherwise be entitled by a fraction (i) the numerator of which shall be the difference between (A) the average Market Price per share of our Common Stock for the 5 Trading Days immediately prior to the date the completed Exercise Agreement shall have been delivered to the

Company (the “Cashless Exercise Market Price”) and (B) the Exercise Price, and (ii) the denominator of which shall be the Cashless Exercise Market Price.

The exercise price of the Class A Warrants and the number of shares of Common Stock purchasable upon exercise of the Class A Warrants are subject to adjustment upon the occurrence of certain events. Such events include recapitalizations or consolidations, combinations of our Common Stock, dividends payable in our Common Stock, the issuance of rights to purchase additional shares of our Common Stock or to receive other securities convertible into additional shares of Common Stock – other than as a result of the conversion of the preferred stock or exercise of the warrants issued pursuant to the Financings described elsewhere in this Statement, and recapitalization, consolidation, merger or sale of the Company or substantially all of its assets in a transaction whereby a transfer of control over the ability to elect the board of directors shall occur.

All of the Class A Warrants have an exercise cap, pursuant to which we shall not effect the exercise of any Class A Warrants, and no person who is a holder of the Class A Warrants shall have the right to exercise his/her Class A Warrants, to the extent that after giving effect to such exercise, such person would beneficially own in excess of 9.9% or 4.99%, depending upon the holder’s respective warrant agreement, of the then outstanding shares of our Common Stock. However, the holder is entitled to waive this cap upon 61 days notice to us.

No fractional shares of Common Stock issuable upon exercise of the Class A Warrants will be issued in connection with any exercise, but we shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the average Market Price per share of the Common Stock for the five (5) Trading Days immediately prior to the date of such exercise.

The Class A Warrants expire at the close of business on the fifth anniversary of the date of issuance.

Class B Warrants

 Each Class B Warrant allows its holder to purchase one share of Common Stock for $3.00, subject to adjustment, until seven years after the date of issuance.  As of May 15 , 2008, there were 4,757,814 Class B Warrants outstanding.

If the registration statement providing for the resale of shares of Common Stock underlying the Class B Warrants is not effective by June 13, 2008, as required by the registration rights agreement between us and investors, holders are permitted to exercise the warrants through a cashless exercise for that number of shares of Common Stock determined by multiplying the number of Class B Warrant Shares to which such Holder would otherwise be entitled by a fraction (i) the numerator of which shall be the difference between (A) the average Market Price per share of our Common Stock for the 5 Trading Days immediately prior to the date the completed Exercise Agreement shall have been delivered to the Company (the “Cashless Exercise Market Price”) and (B) the Exercise Price, and (ii) the denominator of which shall be the Cashless Exercise Market Price.

The exercise price of the Class B Warrants and the number of shares of Common Stock purchasable upon exercise of the Class B Warrants are subject to adjustment upon the occurrence of certain events. Such events include recapitalizations or consolidations, combinations of our Common Stock, dividends payable in our Common Stock, the issuance of rights to purchase additional shares of our Common Stock or to receive other securities convertible into additional shares of Common Stock – other than as a result of the conversion of the preferred stock or exercise of the warrants issued pursuant to the Financings described elsewhere in this Statement, and recapitalization, consolidation, merger or sale of the Company or substantially all of its assets in a transaction whereby a transfer of control over the ability to elect the board of directors shall occur.

All of the Class B Warrants have an exercise cap, pursuant to which we shall not effect the exercise of any Class B Warrants, and no person who is a holder of the Class B Warrants shall have the right to exercise his/her Class B Warrants, to the extent that after giving effect to such exercise, such person would beneficially own in excess of 9.9% or 4.99%, depending upon the holder’s respective warrant agreement, of the then outstanding shares of our Common Stock. However, the holder is entitled to waive this cap upon 61 days notice to us.

No fractional shares of Common Stock issuable upon exercise of the Class B Warrants will be issued in connection with any exercise, but we shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the average Market Price per share of the Common Stock for the five (5) Trading Days immediately prior to the date of such exercise.

The Class B Warrants expire at the close of business on the seventh anniversary of the date of issuance.

Registration Rights

In connection with the issuance of the Notes and the Warrants, we agreed to file the current registration statement with the Securities and Exchange Commission to register for resale the shares of common stock issuable upon the exercise of the Warrants and conversion of the preferred stock, which was automatically exchanged for the Notes.  We also agreed to register the shares of common stock underlying the placement agent warrants we issued pursuant to that same financing, as well as additional shares of common stock issued to consultants as compensation for services they provided to us.

Transfer Agent

The transfer agent for our common stock and preferred stock is Signature Stock Transfer, Inc., 2632 Coachlight Court, Plano, Texas 75093, Telephone number (972) 612-4120.

Certain Effects of Authorized but Unissued Stock

Before the Offering, we had 14,587,200 shares of Common Stock remaining authorized but unissued.  Our Articles and Bylaws permit the board of directors to increase our authorized stock without a shareholder vote.  Authorized but unissued shares of Common Stock may be issued without shareholder approval.  Your percentage of ownership in us will be diluted if and when we authorize and issue these additional shares.

 LEGAL MATTERS

The validity of the securities offered hereby have been passed upon for us by Leser, Hunter, Taubman and Taubman, New York, New York.

 EXPERTS

The financial statements as of and for the years ended June 30, 2007, 2006 and 2005 included in this prospectus and in the registration statement have been audited by Patrizio & Zhao, LLC, an independent registered public accounting firm, as stated in their report appearing herein.

 WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the shares being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov , which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.  You may access the registration statement of which this prospectus is a part at the SEC’s Internet web site. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

TIANYIN PHARMACEUTICAL CO., INC.
INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

TIANYIN PHARMACEUTICAL CO., INC.
INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Consolidated Balance Sheet as of March 31, 2008	F-37

Unaudited Consolidated Statement of Operations – For the Nine Months ended March 31, 2008 and 2007	F-38

Unaudited Consolidated Statement of Cash Flows - For the Nine Months ended March 31, 2008 and 2007	F-39

Notes to Unaudited Financial Statements	F-40

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Management of

Viscorp, Inc.

Sewickley, Pennsylvania

We have audited the accompanying balance sheet of Viscorp, Inc. as of December 31, 2007 and the related statements of operations, cash flows and stockholders’ equity for the years ended December 31, 2007 and 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

We were not engaged to examine management’s assertion about the effectiveness of Viscorp, Inc.’s internal control over financial reporting as of December 31, 2007 and, accordingly, we do not express an opinion thereon.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Viscorp, Inc. as of December 31, 2007, and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ The Hall Group, CPAs

The Hall Group, CPAs

Dallas, Texas

May 2, 2008

VISCORP, INC.
Balance Sheet
December 31, 2007

ASSETS
Current Assets
Cash and Cash Equivalents	$79,518
Total Current Assets	79,518

Fixed Assets
Furniture & Equipment, Net of Accumulated Depreciation of $3,419	3,610
Total Fixed Assets	3,610

Intangible Assets
Software, Net of Accumulated Amortization of $42,917	7,083
Total Intangible Assets	7,083

TOTAL ASSETS	$90,211

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$321
Accounts Payable - Related Parties	2,250
Line of Credit	12,137
Advance - Related Party	35,200
Total Liabilities (All Current)	49,908

Stockholders' Equity
Common Shares, $.001 par value, 50,000,000 shares authorized,
4,806,400 shares issued and outstanding	4,806
Additional Paid-In Capital	221,394

Retained Earnings (Deficit)	(185,897)
Total Stockholders' Equity	40,303

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$90,211

See accompanying summary of accounting policies and notes to financial statements

VISCORP, INC.
Statements of Operations
For the Years Ended December 31, 2007 and 2006

	2007	2006

REVENUES	18,961	$6,943

OPERATING EXPENSES
Advertising & Marketing	13,700	0
Contract Services	6,860	3,753
Depreciation and Amortization	16,396	17,511
Professional Fees	40,775	16,291
Other Operating Expenses	38,129	13,775
TOTAL OPERATING EXPENSES	115,860	51,330

NET OPERATING INCOME (LOSS)	(96,899)	(44,387)

OTHER INCOME (EXPENSE)
Other Income	3,404	426
TOTAL OTHER INCOME (EXPENSE)	3,404	426

NET (LOSS) BEFORE INCOME TAXES	(93,495)	(43,961)

Provision for Income Taxes (Expense) Benefit	0	0

NET (LOSS)	(93,495)	(43,961)

Beginning Retained Earnings (Deficit)	(92,402)	(48,441)

ENDING RETAINED EARNINGS (DEFICIT)	(185,897)	(92,402)

EARNINGS PER SHARE

Weighted Average of Outstanding Shares	4,785,721	4,462,053
Income (Loss) for Common Shareholders	(0.02)	(0.01)

See accompanying summary of accounting policies and notes to financial statements

VISCORP, INC.
Statement of Changes in Stockholders' Equity
For the Years Ended December 31, 2007 and 2006

	Common Stock		Paid-In	Retained
	Shares	Amount	Capital	Earnings	Totals

2006
Stockholders' Equity (Deficit) at January 1, 2006	4,435,000	$4,435	$36,065	$(48,441)	(7,941)

Issuance of Common Shares
for Cash	281,400	281	140,419		140,700

Net (Loss)				(43,961)	(43,961)

Stockholders' Equity (Deficit) at December 31, 2006	4,716,400	$4,716	$176,484	$(92,402)	$88,798

2007
Issuance of Common Shares	80,000	80	39,920		40,000
for Cash

Issuance of Common Shares	10,000	10	4,990		5,000
for Services

Net (Loss)				(93,495)	(93,495)

Stockholders' Equity (Deficit) at December 31, 2007	4,806,400	$4,806	$221,394	$(185,897)	$40,303

The above statement reflects the conversion from an LLC to a Corporation, which was effective on
March 28, 2006, as if it had been originally formed as a corporation in August 2002.

See accompanying summary of accounting policies and notes to financial statements

VISCORP, INC.
Statements of Cash Flows
For the Years Ended December 31, 2007 and 2006

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(93,495)	$(43,961)
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	16,396	17,511
Issuance of Common Shares for Services	5,000	0
Decrease in Advances Due To Company	1,644	1,960
Increase in Advances Due From Company	200	0
Increase (Decrease) in Accounts Payable	(13,647)	4,777
(Decrease) in Accrued Expenses	(820)	0
Net Cash (Used) by Operating Activities	(84,722)	(19,713)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Fixed Assets	(1,121)	0
Net Cash (Used) by Investing Activities	(1,121)	0

CASH FLOWS FROM FINANCING ACTIVITIES
(Decrease) in Note Payable	(3,148)	0
Increase in Line of Credit	5,137	0
Issuance of Common Shares for Cash	40,000	0
Purchase of Member Shares for Cash	0	140,700
Net Cash Provided by Financing Activities	41,989	140,700

NET INCREASE (DECREASE)
IN CASH AND CASH EQUIVALENTS	(43,854)	120,987

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	123,372	2,385

CASH AND CASH EQUIVALENTS AT END OF YEAR	$79,518	$123,372

SUPPLEMENTAL DISCLOSURES
Issuance of Common Shares for Services	$5,000	$0
Cash Paid During the Year for Interest Expense	$0	$0

See accompanying summary of accounting policies and notes to financial statements

Viscorp, Inc.

Notes to the Financial Statements

December 31, 2007

NOTE 1 – NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities, History and Organization:

Viscorp, Inc. (The “Company”) operates as a developer and retailer of software for optometrists.  The Company is located in Sewickley, Pennsylvania.  The Company was originally formed as an LLC under the laws of the State of Delaware on August 20, 2002. In March 2006, the Company changed its status from an LLC to a Corporation registered in the State of Delaware.

As discussed in Note 7, in January 2008, the Company and its majority shareholder, entered into a “Securities Purchase Agreement”, in which resulted in a change in control.    The majority shareholder also purchased the assets and assumed the liabilities of the Company as of the date of the change of control.   The Company now operates under a new name and is traded under a different stock ticker.

Significant Accounting Policies:

The Company’s management selects accounting principles generally accepted in the United States of America and adopts methods for their application.  The application of accounting principles requires the estimating, matching and timing of revenue and expense. It is also necessary for management to determine, measure and allocate resources and obligations within the financial process according to those principles.  The accounting policies used conform to generally accepted accounting principles which have been consistently applied in the preparation of these financial statements.

The financial statements and notes are representations of the Company’s management which is responsible for their integrity and objectivity. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud.  The Company's system of internal  accounting control is designed to assure, among other items, that  1) recorded  transactions  are valid;  2) valid  transactions  are recorded;  and  3) transactions  are  recorded in the proper  period in a timely  manner to produce financial  statements which present fairly the financial  condition,  results of operations  and cash  flows of the  Company  for the  respective  periods  being presented.

Basis of Presentation:

The Company prepares its financial statements on the accrual basis of accounting.

Viscorp, Inc.

Notes to the Financial Statements

December 31, 2007

NOTE 1 – (CONTINUED)

Recently Issued Accounting Pronouncements:

The Company  does not expect  the  adoption  of  recently  issued  accounting pronouncements  to have a significant  impact on the Company’s  results of  operations, financial position or cash flow, based upon the Company’s operations as of December 31, 2007.  See Note 10 for a discussion of new accounting pronouncements.

Certain prior year amounts have been reclassified in the balance sheets, statements of operations and statements of cash flows to conform to current period presentation.  These reclassifications were not material to the financial statements and had no effect on net earnings reported for any period.

Cash and Cash Equivalents:

Cash and cash equivalents includes cash in bank with original maturities of three months or less are stated at cost which approximates market value, which in the opinion of management, are subject to an insignificant risk of loss in value.

Website Development Costs:

The Company adopted EITF 00-02, “Accounting for website developments costs”.  In accordance with EITF 00-02, the costs incurred for the (i) website application and infrastructure development; (ii) graphics development; and (iii) content development, which took the website to a functional stage where it could receive orders, were capitalized and amortized over three years.  Maintenance expenses or costs that do not result in new revenue producing features or functions, such as updating information and products or maintenance of the website or promotion of the website using search engines, are expensed as incurred.  Prior to this development, VisCorp had no website.  For the years ended December 31, 2007 and 2006, the Company did not incur any website development costs.

Fixed Assets:

Fixed Assets are depreciated over their useful lives.   Repairs and maintenance is charged to expense as incurred.

Viscorp, Inc.

Notes to the Financial Statements

December 31, 2007

NOTE 1 – (CONTINUED)

Revenue Recognition:

The Company recognizes revenue in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition in Financial Statements." Revenue will be recognized only when all of the following criteria have been met:

•

Persuasive evidence of an arrangement exists;

•

Ownership and all risks of loss have been transferred to buyer, which is generally upon shipment;

•

The price is fixed and determinable; and

•

Collectibility is reasonably assured.

Income Taxes:

Income from the corporation is taxed at regular corporate rates per the Internal Revenue Code.  There are no provisions for current taxes due to net available operating losses.

Comprehensive Income:

SFAS No. 130, "Reporting Comprehensive Income", establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements.  For the years ended December 31, 2007 and 2006, the Company had no items of other comprehensive income. Therefore, the net loss equals comprehensive loss for the years then ended.

Earnings (Loss) per Share:

Earnings (loss) per share (basic) is calculated by dividing the net income (loss) by the weighted average number of member shares outstanding for the period covered.  As the Company has no potentially dilutive securities, fully diluted earnings (loss) per share is identical to earnings (loss) per share (basic).

Viscorp, Inc.

Notes to the Financial Statements

December 31, 2007

NOTE 1 – (CONTINUED)

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

NOTE 2 – FIXED ASSETS

Fixed assets at December 31, 2007 and 2006 are as follows:

NOTE 2 – FIXED ASSETS

Fixed assets at December 31, 2007 and 2006 are as follows:

                     2007

            2006

Furniture and Equipment

$      7,029

      $      5,908

Less: Accumulated Depreciation

      (3,419)

            (2,439)

Total Fixed Assets

 $      3,610

      $      3,469

Depreciation expense was $980 and $844 for the years ended December 31, 2007 and 2006, respectively.

NOTE 3 – INTANGIBLE ASSETS

Intangible assets at December 31, 2007 and 2006 are as follows:

     2007

2006

Software

$     50,000

      $     50,000

Less: Accumulated Amortization

     (42,917)

          (27,500)

Total Intangible Assets

$       7,083

      $     22,500

Amortization expense was and $15,417 and $16,667 for the years ended December 31, 2007 and 2006, respectively.

Viscorp, Inc.

Notes to the Financial Statements

December 31, 2007

NOTE 4 – ADVANCE – RELATED PARTY

During 2006, the Company entered into a note agreement with the father of the President of the Company.  The note, in the amount of $35,200 is unsecured and due April 2, 2007. Interest was accrued at 4% interest.     The Company’s President advanced the Company the funds to repay the note agreement.  The advance was unsecured and due upon demand.   The advance was repaid by the Company upon the change of control, which is discussed in Note 8.

NOTE 5 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue 50,000,000 common shares at a par value of $0.001 per share.  These shares have full voting rights.

In March 2006, the Company converted its organizational structure from an LLC to a Corporation.  Prior to the conversion, there were 443,500 membership interests outstanding which were converted to common stock on a 10 for 1 basis.  After the conversion there were 4,435,000 shares outstanding.   In 2007 and 2006, the Company issued 80,000 and 281,400 shares at $.50 per share.  In 2007, the Company issued 10,000 shares for services valued at $.50 per share.

There were 4,806,400 and 4,716,400 shares outstanding at December 31, 2007 and 2006 respectively.

Viscorp, Inc.

Notes to the Financial Statements

December 31, 2007

NOTE 6 – INCOME TAXES

The Company follows FASB Statement Number 109, Accounting for Income Taxes.  Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carry forwards.  For Federal income tax purposes, the Company uses the cash basis of accounting, whereas the accrual basis is used for financial reporting purposes.  In addition, certain assets are charged to expense when acquired under Section 179 of the Internal Revenue Code for income tax purposes.  The cumulative tax effect at the expected tax rate of 25% of significant items comprising the Company’s net deferred tax amounts as of  December 31, 2007 and 2006 are as follows:

                                                                                    12/31/07                        12/31/06

            Deferred tax assets attributable to:

                   Prior years                                                 $  16,808                       $    5,818

                   Tax benefit for current year                            23,374                            10,990

                        Total Deferred Tax Benefit                    $  40,182                       $  16,808

Less:  Valuation Allowance                                  (40,182)                        (16,808)

                        Net Deferred Tax Benefit                      $         0                       $         0

Components of the current provision (benefit) for taxes on income for the current year are as follows:

                                                                                     12/31/07                       12/31/06

            Income tax before extraordinary item:

                 Tax benefit on current year operations           $ (23,374)                    $ (10,990)

            Less:  Valuation Allowance                                    23,374                         10,990

                        Net provision (benefit)                           $          0                      $         0

The realization of deferred tax benefits is contingent upon future earnings and is fully reserved at December 31, 2007.

Viscorp, Inc.

Notes to the Financial Statements

December 31, 2007

NOTE 7 – COMMITMENTS AND CONTINGENCIES

The Company leases storage space on a month-to-month basis.  There are no future minimum rental obligations as of December 31, 2007.

NOTE 8 – RELATED PARTY TRANSACTIONS

The Company owes the Company’s President $35,200 as of December 31, 2007 for advances made to the Company.  This advance was repaid in conjunction with the change of control and “Share Exchange Agreement” which is discussed in Note 9.

During the year ended December 31, 2007, the Company incurred $29,398 in consulting, marketing and accounting services with entities that were controlled by shareholders of the Company.

NOTE 9 – SUBSEQUENT EVENTS

On January 16, 2008, the Company and its majority shareholder entered into a Share Exchange Agreement (herein referred to as the “Agreement”) with Raygere Limited (herein referred to “Raygere”) and the shareholders of Raygere, whereby Viscorp became the owner of 100% of the outstanding stock of Raygere, the owner of a Chinese pharmaceutical company.

The Company’s majority shareholder as of the date of the Agreement also agreed to transfer to Raygere or cancel 3,310,000 shares of the Company’s common stock that were held in his name.    This shareholder also agreed to purchase the assets of Viscorp and assume the liabilities that existed immediately prior to the execution of the Agreement.

As a part of the Agreement, the Company was recapitalized and changed its name to Tianyin Pharmaceutical Co., Ltd., received a new trading symbol and cusip number, and increased the Company’s authorized capital to include a class of preferred stock, whose terms will be attached by the Board of Directors at the time of issuance.

Viscorp, Inc.

Notes to the Financial Statements

December 31, 2007

NOTE 10 – NEW ACCOUNTING PRONOUNCEMENTS

In June 2003, the Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-8760 on December 15, 2006.  Commencing with the Company’s Annual Report for the year ending December 31, 2008, the Company is required to include a report of management on the Company’s internal control over financial reporting. The internal control report must include a statement of management’s responsibility for establishing and maintaining adequate internal control over financial reporting for the Company; of management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of year-end and of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting. Furthermore in the following year the Company’s independent accounting firm has to issue an attestation report separately on the Company’s internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized.  The minimum threshold is defined in FIN 48 as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.  FIN 48 must be applied to all existing tax positions upon initial adoption.  The cumulative effect of applying FIN 48 at adoption, if any, is to be reported as an adjustment to opening retained earnings for the year of adoption.   FIN 48 is effective for the Company’s year-end 2007, but is not expected to have a material impact on our consolidated financial statements, with the possible exception of certain disclosures relative to our net operating loss carryovers and the related valuation allowance.

Viscorp, Inc.

Notes to the Financial Statements

December 31, 2007

NOTE 10 – NEW ACCOUNTING PRONOUNCEMENTS – (CONTINUED)

In 2006, the Financial Accounting Standards Board issued the following:

- SFAS No. 155: Accounting for Certain Hybrid Financial Instruments

 - SFAS No. 156: Accounting for Servicing of Financial Assets

 - SFAS No. 157: Fair Value Measurements

 - SFAS No. 158: Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans

In 2007, the Financial Accounting Standards Board issued the following:

 - SFAS No. 159: The Fair Value Option for Financial Assets and Financial Liabilities; Including an amendment of FASB Statement No. 115

- SFAS No. 141: (Revised 2007), Business Combinations

- SFAS No. 160: Noncontrolling Interest in Consolidated Financial Statements

Management has reviewed these new standards and believes, based upon the Company’s operations as of December 31, 2007, that they have no impact on the financial statements of the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Chengdu Tianyin Pharmaceutical Co., Inc. (Formerly Viscorp, Inc.)

We have audited the accompanying balance sheet of Chengdu Tianyin Pharmaceutical Co., Inc. (formerly Viscorp, Inc. as of June 30, 2007, and the related statements of operations and comprehensive income, stockholders’ equity, and cash flows for the years ended June 30, 2007 and 2006.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chengdu Tianyin Pharmaceutical Co., Ltd. as of June 30, 2007, and the results of their operations and cash flows for the years ended June 30, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Patrizio & Zhao, LLC

Patrizio & Zhao, LLC

Parsippany, New Jersey

November 2, 2007, except for Note 15, as to which the date is March 7, 2008

CHENGDU TIANYIN PHARMACEUTICAL CO., LTD.

BALANCE SHEET

AS OF JUNE 30, 2007

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 624,390
Accounts receivable, net of allowance of $31,517	3,120,223
Inventory	1,867,342
Other receivables	134,443
Other current assets	717
Total Current Assets	5,747,115

PROPERTY AND EQUIPMENT, NET	4,553,925

INTANGIBLES, NET	5,822,045

Total Assets	$16,123,085

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$ 1,302,748
Short-term bank loans	2,044,825
Due to shareholders	139,573
VAT taxes payable	209,849
Income tax payable	305,410
Payroll taxes payable	23,026
Total Current Liabilities	4,025,431

LONG-TERM LIABILITIES	119,667

STOCKHOLDERS’ EQUITY
Capital contribution	363,000
Additional paid in capital	4,347,508
Statutory reserve	683,437
Retained earnings	6,150,934
Accumulated other comprehensive income	433,108
Total Stockholders’ Equity	11,977,987

Total Liabilities and Stockholders' Equity	$16,123,085

The accompanying notes are an integral part of these financial statements.

CHENGDU TIANYIN PHARMACEUTICAL CO., LTD.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED JUNE 30,

	2007	2006

SALES	$20,369,293	$13,466,713

COST OF GOODS SOLD	12,276,296	8,024,745

GROSS PROFIT	8,092,997	5,441,968

EXPENSES
Selling, general and administrative	1,808,715	2,074,695
Research and development	71,438	51,548
Total Expenses	1,880,153	2,126,243

INCOME FROM OPERATIONS	6,212,844	3,315,725

OTHER INCOME (EXPENSES)
Other income	1,809	2,220
Interest expense	(165,918)	(158,684)
Impairment loss	(1,207,171)	-
Other expense	(56,744)	-
Total Other Income (Expenses)	(1,428,024)	(156,464)

INCOME BEFORE PROVISION FOR INCOME TAX	4,784,820	3,159,261

PROVISION FOR INCOME TAX	837,292	448,791

NET INCOME	3,947,528	2,710,470

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	272,858	44,511
(1)
(2) COMPREHENSIVE INCOME	$ 4,220,386	$ 2,754,981

The accompanying notes are an integral part of these financial statements.

CHENGDU TIANYIN PHARMACEUTICAL CO., LTD.

STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED JUNE 30, 2007 AND 2006

						Accumulated
		Additional			other	Total
	Capital	Paid-in	Statutory	Retained	Comprehensive	Stockholders’
	Contribution	Capital	Reserve	Earnings	Income	Equity

Balance at June 30, 2005	$ 363,000	$ -	$ 17,637	$ 158,736	$ -	$ 539,373

Net income	-	-	-	2,710,470	-	2,710,470

Statutory reserve	-	-	271,047	(271,047)	-	-

Other comprehensive income	-	-	-	-	44,511	44,511

Balance at June 30, 2006	$ 363,000	$ -	$ 288,684	$2,598,159	$ 44,511	$ 3,294,354

Additional paid-in capital	-	4,347,508	-	-		4,347,508

Net income	-	-	-	3,947,528	-	3,947,528

Statutory reserve	-	-	394,753	(394,753)	-	-

Other comprehensive income	-	-	-	-	388,597	388,597

Balance at June 30, 2007	$ 363,000	$4,347,508	$ 683,437	$6,150,934	$ 433,108	$ 11,977,987

The accompanying notes are an integral part of these financial statements.

CHENGDU TIANYIN PHARMACEUTICAL CO., LTD.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JUNE 30,

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$3,947,528	$2,710,470
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	305,132	289,507
Loss on disposal of fixed assets	50,494	-
Impairment loss of intangible assets	1,207,171	-
Bad debt expense	19,191	7,042
Changes in current assets and current liabilities:
Accounts receivable	(1,919,077)	(704,152)
Inventory	(188,946)	(268,130)
Other receivables	38,393	(32,774)
Other current assets	1,150,376	252,505
Accounts payable and accrued expenses	(315,759)	272,249
VAT taxes payable	79,360	49,981
Income tax payable	140,325	94,589
Payroll taxes payable	8,674	5,497
Total Adjustments	575,334	(33,686)

Net Cash Provided by Operating Activities	4,522,862	2,676,784

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(63,398)	(403,536)
Additions to intangibles	(1,783,269)	(3,844,620)

Net Cash Used by Investing Activities	(1,846,667)	(4,248,156)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term bank loans	326,630	-
Repayment of short-term bank loans	-	(124,020)
Proceeds from shareholder loans	-	1,452,373
Repayment of shareholder loans	(2,934,764)	-
Proceeds from bank long-term loans	-	170,473
Repayment of bank long-term loans	(217,742)	-

Net Cash Provided (Used) by Financing Activities	(2,825,876)	1,498,826

EFFECT OF FOREIGN CURRENCY TRANSLATION ON CASH	33,291	26,617

NET DECREASE IN CASH AND CASH EQUIVALENTS	(116,390)	(45,929)

CASH AND CASH EQUIVALENTS – BEGINNING	740,780	786,709

CASH AND CASH EQUIVALENTS – ENDING	$ 624,390	$ 740,780

The accompanying notes are an integral part of these financial statements.

CHENGDU TIANYIN PHARMACEUTICAL CO., LTD.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2007 AND 2006

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Chengdu Tianyin Pharmaceutical Co., Ltd. (the “Company”) was formed on April 1, 1994, under the corporate laws of the People’s Republic of China (“PRC”).  Its primary business is to research, manufacture, and sell pharmaceutical products. The Company is located in the City of Chengdu, Sichuan Province, the People’s Republic of China (“PRC”).

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the Unites States of America (GAAP).

USE OF ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures at the date of the financial statements and during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," the Company considers all highly liquid instruments with original maturities of three months or less to be cash and cash equivalents.

ACCOUNTS RECEIVABLE AND BAD DEBT RESERVE

Trade accounts receivable are stated at original invoice amount less allowance for doubtful receivables made based on management’s periodic review of aging of outstanding balances and customer credit history. Bad debt provision is set at "50% for over 1 year aging accounts receivable and 100% for over 2 year aging accounts receivable. Allowance for doubtful accounts amounted to $31,517 at June 30, 2007.

INVENTORY

Inventory is stated at the lower of weighted average cost or market, which takes into account historical prices on a continuing basis.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and depreciated using the straight-line method, over 5 and 40 years. The carrying value of long-lived assets is evaluated whenever changes in circumstances indicate the carrying amount of such assets may not be recoverable. If necessary, the Company recognizes an impairment loss for the difference between the carrying amount of the assets and their estimated fair value. Fair value is based upon current and anticipated future undiscounted cash flows. Expenditures for maintenance and repairs are charged to operations as incurred; additions, renewals and betterments are capitalized. Based upon its most recent analysis, the Company believes that no impairment of property and equipment exists for the year ended June 30, 2007.

VALUATION OF LONG-LIVED ASSETS

The Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Per SFAS 144, the Company is required to periodically evaluate the carrying value of long-lived assets and to record an impairment loss when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset’s carrying amounts.

In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the

Company concluded that as of June 30, 2007 and 2006 there were no significant impairments of its long-lived assets.

REVENUE RECOGNITION

The Company recognizes revenue of product sales when title has been transferred, the risks and rewards of ownership have been transferred to the customer, the fee is fixed and determinable, and the collection of the related receivable is probable which is generally at the time of shipment.

ADVERTISING COSTS

The Company expenses the cost of advertising as incurred.  Advertising costs for the years ended June 30, 2007 and 2006 were insignificant.

IMPAIRMENT OF INTANGIBLE ASSETS

The Company evaluates the recoverability of identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable.  Such circumstances could include, but are not limited to: (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset.  The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it.  Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized.  The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value.  The fair value is measured based on quoted market prices, if available.  If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows.  The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated.  These assumptions require significant judgment and actual results may differ from assumed and estimated amounts.  During the year ended June 30, 2007, the Company recorded an impairment loss of $1,207,171 related to intangible assets.

INCOME TAXES

Deferred income taxes are computed using the asset and liability method, such that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between financial reporting amounts and the tax basis of existing assets and liabilities based on currently enacted tax laws and tax rates in effect in the People’s Republic of China for the periods in which the differences are expected to reverse. Income tax expense is the tax payable for the period plus the change during the period in deferred income taxes. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. No differences were noted between the book and tax bases of the Company’s assets and liabilities, respectively. Therefore, there are no deferred tax assets or liabilities for the years ended June 30, 2007 and 2006.

The Company is subject to PRC Enterprise Income Tax at a rate of 15% of net income.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company considers the carrying amounts reported in the balance sheet for current assets and current liabilities qualifying as financial instruments and approximating fair value.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

The financial position and results of operations of the Company’s foreign subsidiaries are determined using local currency (Chinese Yuan) as the functional currency.  Assets and liabilities of the subsidiaries are translated at the prevailing exchange rate in effect at each year end. Contributed capital accounts are translated using the historical rate of exchange when capital is injected. Income statement accounts are translated at the average rate of exchange during the year.  Translation adjustments arising from the use of different exchange rates from period to period are included in the cumulative translation adjustment account in shareholders' equity. Gains and losses resulting from foreign currency transactions are included in operations.

NOTE 3– INVENTORY

Inventory at June 30, 2007 consisted of the following:

Raw materials	$ 727,016
Packaging supplies	461,110
Finished goods	679,216

Total	$1,867,342

NOTE 4– PROPERTY AND EQUIPMENT

Property and equipment at June 30, 2007 consisted of the following:

Property and equipment	$5,869,746
Less: Accumulated depreciation	1,315,821

Total	$4,553,925

Depreciation expense for the years ended June 30, 2007 and 2006 was as follows:

	2007	2006

Building	$116,170	$114,451
Manufacturing equipment	79,594	73,042
Office equipment and furniture	5,893	4,444
Vehicles	77,996	72,901

Total	$279,653	$264,838

NOTE 5– INTANGIBLE ASSETS

Net intangible assets at June 30, 2007 and 2006 were as follows:

Rights to use land	$1,301,850
Approved drugs	4,667,934
Intangible assets	5,969,784
Less: accumulated amortization	147,739

Total	$5,822,045

Amortization expense for the years ended June 30, 2007 and 2006 amounted to $25,479 and $24,669, respectively.

NOTE 6 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The carrying value of accounts payable and accrued expenses approximate fair value due to the short-term nature of the obligations.

NOTE 7 – SHORT-TERM BANK LOANS

Short-term bank loans consist of the following:

On July 14th, 2006, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by July 13th 2007. The interest is to be calculated using an annual fixed interest rate of 7.02% and paid
monthly. The loan is secured by the Company’s property and equipment.	$ 263,000

On July 26th, 2006, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by July 25th 2007. The interest is to be calculated using an annual fixed interest rate of 7.02% and paid
monthly. The loan is secured by the Company’s property and equipment.	$ 203,825

On April 28th, 2007, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by April 27th 2008. The interest is to be calculated using an annual fixed interest rate of 7.668% and paid
monthly. The loan is secured by the Company’s property and equipment.	$ 657,500

On April 30th, 2007, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by April 29th 2008. The interest is to be calculated using an annual fixed interest rate of 7.668% and paid
monthly. The loan is secured by the Company’s property and equipment.	$ 315,600

On May 14th, 2007, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by May 13th 2008. The interest is to be calculated using an annual fixed interest rate of 7.668% and paid
monthly. The loan is secured by the Company’s property and equipment.	$ 210,400

On June 5th, 2007, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by June 4th 2008. The interest is to be calculated using an annual fixed interest rate of 7.884% and paid
monthly. The loan is secured by the Company’s property and equipment.	$ 131,500

On June 8th, 2007, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by June 7th 2008. The interest is to be calculated using an annual fixed interest rate of 7.884% and paid
monthly. The loan is secured by the Company’s property and equipment.	$ 263,000

Total short-term bank loans	$2,044,825

NOTE 8 – DUE TO SHAREHOLDERS

As of June 30, 2007 the company has a total amount of $139,573 in loans from stockholders. These loans are short-term in nature, unsecured and non-interest bearing.

NOTE 9 – EMPLOYEE WELFARE PLAN

The Company has established an employee welfare plan in accordance with Chinese law and regulations. The Company makes annual contributions of 14% of all employees' salaries to the employee welfare plan.

NOTE 10– STATUTORY COMMON WELFARE FUND

As stipulated by the People’s Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(i)

Making up cumulative prior years’ losses, if any;

(ii)

Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

(iii)

Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's “Statutory common welfare fund”, which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees;

(iv)

Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.  The Company did not provide a reserve for the welfare fund for the years ended June 30, 2007 and 2006, respectively.

Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.  The Company did not provide a reserve for the welfare fund for the years ended June 30, 2007 and 2006, respectively.

NOTE 11 – RISK FACTORS

The Company had two major vendors who provided over 68% and 69% of the Company raw materials for the years ended June 30, 2007 and 2006.  Total purchases from these vendors were $7,836,717 and $5,412,471 for the years ended June 30, 2007 and 2006, respectively.

Six major customers accounted for 67% and 65% of the net revenue for the years ended June 30, 2007 and 2006.  Total sales to these customers were $13,780,586 and $8,894,617 for the years ended June 30, 2007 and 2006, respectively.

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

NOTE 12 - CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to credit risk consist principally of cash on deposit with financial institutions of $579,484.

NOTE 13 – SUPPLEMENTAL CASH FLOW DISCLOSURES

	2007	2006

Cash paid for interest	$ 165,918	$ 158,684

Cash paid for income taxes	$ 837,292	$ 448,791

NOTE 14 – NON-CASH FINANCING ACTIVITIES

At June 30, 2007, the board of directors approved the conversion of a loan from the majority of $4,347,508 into additional paid in capital.

NOTE 15 - SUBSEQUENT EVENTS

On October 30, 2007, Grandway Groups Holdings Ltd. (“Grandway”), a Hong Kong subsidiary of Raygere Limited (“Raygere”) – a private holding company established under the laws British Virgin Islands on January 26, 2007, acquired 100% equity interest in Chengdu Tianyin Pharmaceutical Co., Ltd (“Chengdu Tianyin”).  As a result of the acquisition, Chengdu Tianyin became the wholly owned subsidiary of Grandway and an indirect wholly owned subsidiary or Raygere. The transaction was regarded as a reverse merger whereby Chengdu Tianyin was considered to be the accounting acquirer as both Grandway and Raygere were holding companies with no significant operations and Chengdu Tianyin continues as the primary operating entity even after the exchange, although Raygere is the legal parent company.  As such, Chengdu Tianyin (and its historical financial statements) is the continuing entity for financial reporting purposes.

On January 16, 2007, we completed a reverse acquisition of Raygere.  Pior to the Share Exchange, Viscorp, Inc. (“Viscorp”), a public shell company, as that term is defined in Rule 12b-2 of the Exchange Act, established under the laws of Delaware on August 20, 2002.  To accomplish the share exchange we issued 12,790,800 shares of common stock on a one to one ratio for a 100% equity interest in Raygere. Per the terms of the Share Exchange and Bill of Sale of assets of Viscorp and Charles Driscoll, Viscorp was delivered with zero assets and zero liabilities at time of closing. Following the reverse acquisition, we intended to change the name of Viscorp, Inc. to “Tianyin Pharmaceutical Co., Inc.”  The transaction was regarded as a reverse merger whereby Raygere was considered to be the accounting acquirer as its shareholders retained control of Viscorp after the exchange.

Although the Company is the legal parent company, the share exchange was treated as a recapitalization of Raygere.  Thus, Raygere is the continuing entity for financial reporting purposes.  The Financial Statements have been prepared as if Raygere had always been the reporting company and then on the share exchange date, had changed its name and reorganized its capital stock.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Tianyin Pharmaceutical Co. Inc. (Formerly Viscorp, Inc.)

We have reviewed the accompanying consolidated balance sheet of Tianyin Pharmaceutical Co. Inc. (Formerly Viscorp, Inc.) as of March 31, 2008, and the related Consolidated statements of operations and comprehensive income for the three-month and nine-month periods ended March 31, 2008 and 2007, and cash flows for the nine-month periods then ended. These consolidated financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/  Patrizio & Zhao, LLC

Patrizio & Zhao, LLC,

Parsippany, New Jersey

May 12, 2008

TIANYIN PHARMACEUTICAL CO. INC.

(FORMERLY VISCORP, INC.)

CONSOLIDATED BALANCE SHEET

MARCH 31, 2008

(UNAUDITED)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$13,624,058
Accounts receivable, net of allowance of $34,226	3,952,252
Inventory	2,607,587
Advance payments to vendors	1,812,132
Other receivables	52,690
Prepaid expenses and other current assets	284,529

Total Current Assets	22,333,248

PROPERTY AND EQUIPMENT, NET	4,990,756

INTANGIBLES, NET	7,108,671

Total Assets	$34,432,675

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$ 1,254,956
Short term bank loans	1,363,740
VAT taxes payable	237,651
Income tax payable	345,936
Other taxes payable	29,484
Other payables	160,265

Total Current Liabilities	3,392,032

STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value, 50,000,000 shares authorized	14,587
14,587,200 shares issued and outstanding
Series A convertible preferred stock, $0.001 par value, 9,515,625	9,516
shares issued and outstanding
Additional paid-in capital	17,934,459
Statutory reserve	1,189,912
Retained earnings	10,090,588
Accumulated other comprehensive income	1,801,581

Total Stockholders’ Equity	31,040,643

Total Liabilities and Stockholders' Equity	$34,432,675

The accompanying notes are an integral part of these consolidated financial statements.

TIANYIN PHARMACEUTICAL CO. INC.

(FORMERLY VISCORP, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

SALES	$9,249,229	$5,412,969	$24,167,921	$13,622,991

COST OF GOODS SOLD	5,123,587	3,382,399	13,984,845	8,474,163

GROSS PROFIT	4,125,642	2,030,570	10,183,076	5,148,828

EXPENSES
Selling, general and administrative	2,180,161	327,773	4,380,702	1,129,549
Research and development	89,372	15,749	150,930	29,129
Total Expenses	2,269,533	343,522	4,531,632	1,158,678

INCOME FROM OPERATIONS	1,856,109	1,687,048	5,651,444	3,990,150

OTHER INCOME (EXPENSES)
Other income	-	10	-	1,442
Interest expense	(245,174)	(31,465)	(311,536)	(103,210)
Total Other Income (Expenses)	(245,174)	(31,455)	(311,536)	(101,768)

INCOME BEFORE PROVISION FOR INCOME TAX	1,610,935	1,655,593	5,339,908	3,888,382

PROVISION FOR INCOME TAX	337,132	225,663	893,779	536,599

NET INCOME	1,273,803	1,429,930	4,446,129	3,351,783

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	780,932	63,644	1,355,898	170,267
1.1.1
1.1.2 COMPREHENSIVE INCOME	$2,054,735	$1,493,574	$ 5,802,027	$3,522,050

BASIC EARNINGS PER SHARE	$ .09	$ .11	$ .33	$ .26
DILUTED EARNINGS PER SHARE	$ .05	$ .11	$ .27	$ .26

WEIGHTED AVERAGE SHARES OF COMMON
STOCK
BASIC	14,274,783	12,790,800	13,289,072	12,790,800
DILUTED	24,455,363	12,790,800	16,707,369	12,790,800

The accompanying notes are an integral part of these consolidated financial statements.

TIANYIN PHARMACEUTICAL CO. INC.

(FORMERLY VISCORP, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED MARCH 31,

(UNAUDITED)

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$ 4,446,129	$ 3,351,783
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	273,060	293,572
Bad debt expense	-	19,434
Changes in current assets and current liabilities:	-
Accounts receivable	(535,631)	(2,195,180)
Inventory	(550,711)	(386,727)
Advance payments to vendors	-	351,303
Other receivables	89,183	(107,288)
Prepaid expense and other current assets	(2,005,616)	-
Accounts payable and accrued expenses	(13,158)	(401,089)
VAT taxes payable	9,280	48,797
Income tax payable	13,565	67,390
Other taxes payable	4,254	5,368
Other payables	26,753	(264,438)
Total Adjustments	(2,689,021)	(2,568,858)

Net Cash Provided by Operating Activities	1,757,108	782,925

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(208,652)	(54,939)
Construction in progress	(67,820)	-
Additions to intangibles	(786,712)	(865,844)

Net Cash Used by Investing Activities	(1,063,184)	(920,783)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from capital contribution	9,089,700	-
Proceeds from bank loans	2,674,873	-
Repayment of shareholder loans	(143,967)	(13)
Repayment of bank loans	-	(40,386)

Net Cash Provided (Used) by Financing Activities	11,620,606	(40,399)

EFFECT OF FOREIGN CURRENCY TRANSLATION ON CASH	685,138	16,759

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	12,999,668	(161,498)

CASH AND CASH EQUIVALENTS – BEGINNING	624,390	740,780

CASH AND CASH EQUIVALENTS – ENDING	$13,624,058	$ 579,282

The accompanying notes are an integral part of these consolidated financial statements.

TIANYIN PHARMACEUTICAL CO. INC.

(FORMERLY VISCORP, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 AND 2007

(UNAUDITED)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND DESCRIPTION OF BUSINESS

On October 30, 2007, Grandway Groups Holdings Ltd. (“Grandway”), a Hong Kong subsidiary of Raygere Limited (“Raygere”) – a private holding company established under the laws British Virgin Islands on January 26, 2007, acquired 100% equity interest in Chengdu Tianyin Pharmaceutical Co., Ltd (“Chengdu Tianyin”).  , which was incorporated on April 1, 1994 in the city of Chengdu, the People’s Republic of China. As a result of the acquisition, Chengdu Tianyin became the wholly owned subsidiary of Grandway and an indirect wholly owned subsidiary or Raygere. The transaction was regarded as a reverse merger whereby Chengdu Tianyin was considered to be the accounting acquirer as both Grandway and Raygere were holding companies with no significant operations and Chengdu Tianyin continues as the primary operating entity even after the exchange, although Raygere is the legal parent company.  As such, Chengdu Tianyin (and its historical financial statements) is the continuing entity for financial reporting purposes.  The consolidated financial statements reflect all predecessor statements of income and cash flow activities from the inception of Chengdu Tianyin in July 2007. Chengdu Tianyin’s primary business is to research, manufacture, and sell pharmaceutical products.

On January 16, 2007, the Company completed a reverse acquisition of Raygere.  Prior to the Share Exchange, Viscorp, Inc. (“Viscorp”), was a public shell company, as that term is defined in Rule 12b-2 of the Exchange Act, established under the laws of Delaware on August 20, 2002.  To accomplish the share exchange we issued 12,790,800 shares of common stock on a one to one ratio for a 100% equity interest in Raygere. Per the terms of the Share Exchange and Bill of Sale of assets of Viscorp and Charles Driscoll, Viscorp was delivered with zero assets and zero liabilities at time of closing. Following the reverse acquisition, we changed the name of Viscorp, Inc. to Tianyin Pharmaceutical Co., Inc. (“Tianyin” or “the Company”). The transaction was regarded as a reverse merger whereby Raygere was considered to be the accounting acquirer as its shareholders retained control of Tianyin after the exchange.  Although the Company is the legal parent company, the share exchange was treated as a recapitalization of Raygere.  Thus, Raygere is the continuing entity for financial reporting purposes.  The Financial Statements have been prepared as if Raygere had always been the reporting company and then on the share exchange date, had changed its name and reorganized its capital stock.

BASIS OF PRESENTATION

The Company’s Consolidated Financial Statements include the accounts of its direct wholly-owned subsidiaries and its indirect proportionate share of subsidiaries owned by the wholly-owned subsidiaries. All intercompany balances and transactions are eliminated in consolidation. The accompanying unaudited financial statements have been prepared in accordance with GAAP applicable to interim financial information and with the requirements of Form 10-QSB and Item 310 of Regulation S-B of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. Interim results are not necessarily indicative of results for a full year. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods have been included.

NOTE 2 - INTERIM FINANCIAL STATEMENTS

These interim financial statements should be read in conjunction with the audited financial statements for the year ended June 30, 2007, as not all disclosures required by generally accepted accounting principles for annual financial statements are presented.  The interim financial statements follow the same accounting policies and methods of computations as the audited financial statements for the year ended June 30, 2007.

NOTE 3 – EARNINGS PER SHARE

The Company presents earnings per share on a basic and diluted basis.  Basic earnings per share has been computed by dividing net earnings by the weighted average number of shares outstanding.  Diluted earnings per share has been computed by dividing net earnings plus convertible preferred dividends and interest expense (after-tax) on convertible debt by the weighted average number of shares outstanding including the dilutive effect of equity securities. The weighted average number of shares calculated for Diluted EPS excludes the potential common stock that would be exercised under the options and warrants granted to officers because the inclusion of the potential shares from these options and warrants would cause an antidilutive effect by increasing the net earnings per share.

	Three Months Ended March 31, 2008			Nine Months Ended March 31, 2008
	Net Income	Shares	Per Share	Net Income	Shares	Per Share

Income from operations	$1,856,109	14,274,783	$0.13	$5,651,444	13,289,072	$0.43
Basic EPS	$1,273,803	14,274,783	$0.09	$4,446,129	13,289,072	$0.33
Effect of dilutive securities	-	10,160,580	($0.04)	-	3,418,297	($0.06)
Diluted EPS	$1,273,803	24,455,363	$0.05	$4,446,129	16,707,369	$0.27

	Three Months Ended March 31, 2007			Nine Months Ended March 31, 2007
	Net Income	Shares	Per Share	Net Income	Shares	Per Share

Income from operations	$1,687,048	12,790,800	$0.13	$3,990,150	12,790,800	$0.31
Basic EPS	$1,429,930	12,790,800	$0.11	$3,351,783	12,790,800	$0.26
Effect of dilutive securities	-	-	-	-	-	-
Diluted EPS	$1,429,930	12,790,800	$0.11	$3,351,783	12,790,800	$0.26

NOTE 4– ACCOUNTS RECEIVABLE

Trade accounts receivable are stated at original invoice amount less allowance for doubtful receivables made based on management’s periodic review of aging of outstanding balances and customer credit history. Allowance for doubtful accounts amounted to $34,226 at March 31, 2008.

NOTE 5– INVENTORY

Inventory at March 31, 2008 consisted of the following:

Raw materials	$ 619,688
Packaging supplies	1,143,791
Finished goods	844,108
Total	$2,607,587

TIANYIN PHARMACEUTICAL CO. INC.

((FORMERLY VISCORP, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 AND 2007

(UNAUDITED)

NOTE 6– PROPERTY AND EQUIPMENT

Property and equipment at March 31, 2008 consisted of the following:

Building	$ 5,045,007
Manufacturing equipment	1,113,951
Office equipment and furniture	47,545
Vehicles	387,305
Subtotal	6,593,808
Less: Accumulated depreciation	1,674,452
4,919,356
Construction in progress	71,400
Total	$4,990,756

Depreciation expense for the nine months ended March 31, 2008 and 2007 was 233,248 and 269,216, respectively.

NOTE 7– INTANGIBLE ASSETS

Net intangible assets at March 31, 2008 consisted of the following:

Rights to use land	$1,413,720
Approved drugs	7,243,102
Intangible assets	8,656,822
Less: accumulated amortization	1,548,151
Total	$7,108,671

Amortization expense for the nine months ended March 31, 2008 and 2007 amounted to $39,812 and $24,356, respectively.

NOTE 8 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The carrying value of accounts payable and accrued expenses approximate fair value due to the short-term nature of the obligations.

NOTE 9 – SHORT-TERM BANK LOANS

Short-term bank loans consist of the following:

On April 30th, 2007, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by April 29th 2008. The interest is calculated using an annual fixed interest rate of 7.668% and paid
monthly. The loan is secured by the Company’s property and equipment.	$ 342,720

On May 14th, 2007, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by May 13th 2008. The interest is calculated using an annual fixed interest rate of 7.668% and paid
monthly. The loan is secured by the Company’s property and equipment.	$ 228,480

NOTE 9 – SHORT-TERM BANK LOANS (continued)

On June 8th, 2007, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by June 7th 2008. The interest is calculated using an annual fixed interest rate of 7.884% and paid
monthly. The loan is secured by the Company’s property and equipment.	$ 285,600

On July 11th, 2007, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by July 10th 2008. The interest is calculated using an annual fixed interest rate of 8.541% and paid
monthly. The loan is secured by the Company’s property and equipment.	$ 142,800

On July 16th, 2007, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by July 15th 2008. The interest is calculated using an annual fixed interest rate of 8.541% and paid
monthly. The loan is secured by the Company’s property and equipment.	$ 142,800

On July 25th, 2007, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by July 24th 2008. The interest is calculated using an annual fixed interest rate of 8.892% and paid
monthly. The loan is secured by the Company’s property and equipment.	$ 221,340

Total short-term bank loans	$1,363,740

NOTE 10 – STOCKHOLDERS’ EQUITY AND RELATED FINANCING AGREEMENTS

On January 16, 2008 the shareholders of the Company (Raygere) were issued 12,790,800 shares of Viscorp’s Common Stock, under a Share Exchange Agreement (SEA) pursuant to a claim of exemption under Section 4(2) of the Securities Act of 1933, as amended, for issuances not involving a public offering. Under the SEA, after the transfer of all of its shares, the company became a wholly-owned subsidiary of Viscorp. which has changed its name to Tianyin Pharmaceutical Co., Inc. (hereinafter Tianyin).

On January 16 and 25, 2008, Tianyin, (formerly Viscorp.) completed private financings totaling $15,225,000 million, with 27 accredited investors (the “January 2008 Financing”). The net proceeds from the January 2008 Financing were approximately $13,697,000. Consummation of the financing was a condition to the completion of the Share Exchange transaction with Raygere and the Raygere Stockholders under the Share Exchange.  The securities offered in the financing were sold pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) by and among Tianyin (formerly Viscorp.), Raygere, the Raygere stockholders, Grandway and the investors named in the Purchase Agreement (collectively, the “Investors”). In accordance with the Purchase Agreement, Tianyin (formerly Viscorp.) issued a total of 152.25 Units of securities consisting of:

An aggregate of $15,225,000 million principal amount of Tianyin 10% convertible exchangeable notes due on or before June 30, 2009 (the “Notes”),

Five (5) year warrants to purchase 4,757,814 shares of Tianyin Common Stock, $0.001 par value per share at an initial exercise price of $2.50 per share (the “Class A Warrants”), and

Seven (7) year warrants to purchase 4,757,814 shares of Tianyin Common Stock at an initial exercise price of $3.00 per share (the “Class B Warrants” and together with the Class A Warrants, the “Warrants”).  The exercise prices of the Warrants are subject to weighted average and other anti-dilution adjustments.

TIANYIN PHARMACEUTICAL CO. INC.

(FORMERLY VISCORP, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008 AND 2007

(UNAUDITED)

NOTE 10 – STOCKHOLDERS’ EQUITY AND RELATED FINANCING AGREEMENTS (continued)

Pursuant to the terms of the Purchase Agreement, the $15,225,000 of Notes automatically converted into an aggregate of 9,515,625 shares of Tianyin Series A convertible preferred stock, par value 0.001 per share (the “Series A Preferred Stock”) on March 11, 2008, the effective date of the authorization and designation of such class.  As issued, the Series A Preferred Stock:

Pays an annual 10% dividend, payable at Tianyin’s option either in cash or (if such shares have been registered for resale under the Securities Act of 1933, as amended) in additional shares of Tianyin Common stock valued at $1.60 per share;

Has a stated or liquidation value of $1.60 per share, or $15,225,000 million as to all 9,515,625 shares of Series A Preferred Stock, and

Each outstanding share of Series A Preferred Stock is convertible at any time at the option of the holder into one (1) full share of Tianyin Common stock.

In connection with the financing, Tianyin granted warrants to purchase 1,522,500 shares of Common Stock with an exercise price of US$1.60, $2.50 and $3.00 per share to TriPoint Global Equities, LLC, the placement agent in the Financing.  These warrants have the same terms as the Warrants issued to Investors and are included in the Units.

In connection with the financing, Tianyin also entered into a Registration Rights Agreement with the Investors (the “Investor RRA”) under which Tianyin agreed to register for resale the 21,308,753 shares of common stock being offered for resale by the selling stockholders under this prospectus.  Tianyin is also subject to certain monetary obligations if, among other reasons, this registration statement is not declared effective by the SEC within 120 days from the date of the Investor RRA.  The obligations are payments in an amount equal to 2% of the aggregate amount invested by such Investor (based upon the number of Registrable Securities then owned by such Investor) for each 30 day period or any portion thereof following the date by which this Registration Statement should have been effective, up to a maximum amount of 10%.

NOTE 11 – EMPLOYEE WELFARE PLAN

The Company has established an employee welfare plan in accordance with Chinese law and regulations. The Company makes annual contributions of 14% of all employees' salaries to the employee welfare plan.

NOTE 12 – RISK FACTORS

The Company had three major vendors who provided approximately 36.4% and 53% of the Company raw materials for the nine months ended March 31, 2008 and 2007, respectively.  Total purchases from these vendors were $5,690,098 and $4,984,969 for the nine months ended March 31, 2008 and 2007, respectively.

Three major customers accounted for 45% and 57% of the net revenue for the nine months ended March 31, 2008 and 2007, respectively.  Total sales to these customers were $10,887,822 and $7,852,441, for the nine months ended March 31, 2008 and 2007, respectively.

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

NOTE 13 - CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to credit risk consist principally of cash on deposit with financial institutions of $13,624,058.

NOTE 14 – SUPPLEMENTAL CASH FLOW DISCLOSURES

	2008	2007

Cash paid for interest	$ 311,536	$ 103,210

Cash paid for income taxes	$ 893,779	$ 536,599

NOTE 15 – SHARE EXCHANGE

On January 16, 2008, the shareholders of the Company entered into and consummated certain transactions contemplated under a Share Exchange Agreement (the “SEA”) with Viscorp, Inc. (“Viscorp”). As part of the Share Exchange, the shareholders of Raygere were issued 12,790,800 shares of Common Stock (the “Common Stock”) of Viscorp, which represented 87.68% of the 14,587,200 issued and outstanding shares of Common Stock of Viscorp immediately following the Share Exchange, but prior to private financings that were executed on January 16 and January 25, 2008. SEE Note 9.

NOTE 16 – SUBSEQUENT EVENT

On or about April 30, 2008, the Company paid approximately $299,000 to the investors of the Company’s January 2008 financings which included approximately $83,000 as payment of the quarterly dividend (10% per annum) in accordance with the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock (see Note 9 – Stockholders’ Equity And Related Financing Agreements) and approximately $216,000 in accrued interest from the Convertible Notes, which automatically converted into shares of Series A Preferred Stock, with a 10% divident, on March 11, 2008; going forward, investors will receive this quarterly dividend.  The amount of cash paid was based on the dividend payment rate of 10% per annum (subject to a pro rata adjustment) of the Liquidation Preference Amount (approximately $15,225,000). Once the registration statement registering the shares of common stock underlying the securities issued in the January 2008 financings is declared effective, the Company may elect to pay future dividends in shares of common stock.  Upon the payment of any dividend on the Series A Preferred Stock in shares of common stock, the number of shares of common stock to be issued to the holder in connection with any such dividend shall be an amount equal to the quotient of ( i ) the Dividend Payment divided by ( ii ) $1.60.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement.  This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

21,308,750 Shares Common Stock TIANYIN PHARMACEUTICAL CO, INC. Prospectus ________________ ____, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the common stock being registered. All amounts other than the SEC registration fee are estimates.

SEC Registration Fee	$2,637.93
Printing and Engraving Expenses	$0.00
Legal Fees and Expenses	$15,000
Accounting Fees and Expenses	$77,000
Miscellaneous	$5,000.00
Total	$99,637.93

Item 14. Indemnification of Directors and Officers

Article V of our Bylaws provides that each person who was or is made a party or is threatened to be a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or she or a person for whom he or she is the legal representative is or was one of our directors or officers, employees or agents or is or was serving at our request as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless to the fullest extent authorized by the Delaware General Corporation Law.  Such right includes the right to be paid by the Company for expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such proceeding, shall be made only upon delivery of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such officer or director is not entitled to be indemnified under our the laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act as amended. Unless stated otherwise; (i) that each of the persons who received these unregistered securities had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities, and that they were knowledgeable about our operations and financial condition; (ii) no underwriter participated in, nor did we pay any commissions or fees to any underwriter in connection with the transactions; (iii) the transactions did not involve a public offerings; and (iv) each certificate issued for these unregistered securities contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities.

i

To accomplish the Share Exchange with Raygere, we issued an aggregate of 12,790,800 shares of common stock in exchange for all of the issued and outstanding capital stock of Raygere.  The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

Pursuant to the Securities Purchase Agreement, we issued an aggregate of $15,225,000 Notes, which are initially convertible into an aggregate of 9,515,625 shares of our Series A Preferred Stock and Warrants to purchase an aggregate of 9,515,628 shares of our Common Stock.  The shares were issued to 27 accredited investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for issuances not involving any public offering.

In connection with the financings we completed on January 16, 2008 and January 25, 2008, we issued TriPoint Global Equities, LLC, the placement agent to the Financings, placement agent warrants, identical to those issued to the Investors pursuant to the Securities Purchase Agreement, to purchase up to an aggregate of 1,522,500 shares of our common stock.  The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules

EXHIBITS

The following exhibits are filed as part of this registration statement:

EXHIBIT NUMBER	DESCRIPTION
2.1	Share Exchange Agreement dated as of January 16, 2008 (Incorporated by referenced to Exhibit 2.1 to the Current Report onForm 8-K Filed on January 18, 2008).
2.2
4.1	Form of Note dated as of January 25, 2008 (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K Filed on January 28, 2008)

4.2	Form of Registration Rights Agreement, dated as of January 25, 2008. (Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K Filed on January 28, 2008)

4.3

Form of Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock (Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K Filed on January 28, 2008)

4.4	Form of Class A Warrant (Incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K Filed on January 28, 2008)

4.5	Form of Class B Warrant (Incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K Filed on January 28, 2008)

4.6	Form of Securities Purchase Agreement, dated as of January 25, 2008 (Incorporated by reference to Exhibit 4.1 on the Current Report on Form 8-K Filed on January 28, 2008)

10.4	Form of Share Escrow Agreement, dated as of January 25, 2008 (Incorporated by reference to Exhibit 10.4 the Current Report on Form 8-K Filed on January 28, 2008)
23.1	Consent of Patrizio & Zhao, LLC +

23.2	Consent of The Hall Group, CPAs+

________________

+  Filed herewith.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this registration statement:

(i)

to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chengdu, China, on May 15, 2008.

TIANYIN PHARMACEUTICAL CO., INC.

By:

/s/  Guoqing Jiang
Name:

Guoqing Jiang

Title:

CEO, Acting Chief Financial Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person sin the capacities and on the dates indicated.

/s/ Dr. Guoqing Jiang	Dated: May 15, 2008
Dr. Guoqing Jiang
Chief Executive Officer, Acting Chief Financial Officer and Chairman

/s/ Stewart Shiang Lor	Dated: May 15, 2008
Stewart Shiang Lor, Director

/s/ Zunjian Zhang	Dated: May 15, 2008
Zunjian Zhang, Ph.D, Director

/s/ Jianping Hou	Dated: May 15, 2008
Professor Jianping Hou, Ph.D, Director

Dated:
James T. McCubbin, Director

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